UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

HUTCHINSON TECHNOLOGY INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(4)	Date Filed:

HUTCHINSON TECHNOLOGY INCORPORATED

40 West Highland Park Drive NE

Hutchinson, Minnesota 55350

(320) 587-3797

May 20, 2011

Dear Shareholders:

You are cordially invited to attend a special meeting of shareholders to be held at the principal executive offices of Hutchinson Technology Incorporated, 40 West Highland Park Drive NE, Hutchinson, Minnesota, commencing at 9:00 a.m., central time, on Friday, June 17, 2011.

We called this special meeting for the following purposes:

1.	To approve the issuance of 8.50% Convertible Senior Notes due 2026 (the “New Notes”) (and the issuance of our common stock upon conversion thereof) in a debt exchange (the “Debt Exchange”) for any and all, but not less than $40 million in aggregate principal amount, of our $122.206 million in aggregate principal amount of outstanding 3.25% Convertible Subordinated Notes due 2026 (the “Old Notes”).

2.	To approve the removal of certain restrictions on increasing the conversion rate of our outstanding 8.50% Convertible Senior Notes due 2026 that were issued in February 2011 (the “February Notes”) in exchange for the Old Notes and the issuance of additional shares of our common stock upon conversion of the February Notes that may result from the removal of such restrictions, so that the terms of the February Notes will be identical to the terms of the New Notes.

3.	To approve the issuance of additional 8.50% Convertible Senior Notes due 2026 (and the issuance of our common stock upon conversion thereof) for cash in one or more future private placements or registered offerings (collectively, the “Supplemental Financing”) with an aggregate principal amount of not more than $40 million and that, when combined with the New Notes issued in the Debt Exchange, will not exceed $122.206 million in aggregate principal amount.

Please read the accompanying proxy statement in its entirety for more information regarding each proposal.

The listing rules of the NASDAQ Stock Market require our shareholders to approve the issuance of New Notes in the Debt Exchange, the removal of the restrictions on increasing the conversion rate of the February Notes and the Supplemental Financing, each of which may result in the potential issuance of our common stock equal to or greater than 20% of our issued and outstanding common stock upon conversion of those notes. The Debt Exchange will improve our financial flexibility by extending the first repurchase date (at the option of the holders) under the New Notes to January 15, 2015 (from January 15, 2013 under the Old Notes) and reducing our overall indebtedness by exchanging the Old Notes for the New Notes at an exchange rate of $985 principal amount of New Notes for each $1,000 principal amount of Old Notes. The removal of certain restrictions on increasing the conversion rate of the February Notes will make the terms of the February Notes identical to the terms of the New Notes, which we believe will improve the likelihood of a high participation level in the Debt Exchange. We are seeking the ability to conduct the Supplemental Financing to provide additional financial flexibility if less than all of the Old Notes are tendered in the Debt Exchange.

Whether or not you plan to attend the special meeting, your vote is important and we encourage you to vote promptly. You may vote your shares over the Internet, by telephone or, if you receive a paper copy of the proxy card, by mail. If you choose to vote by mail, please mark, sign and date the proxy card you receive and return it in the envelope provided. Instructions regarding all three methods of voting are contained on the following page and on the proxy card. Thank you for your continued support of Hutchinson Technology Incorporated.

Sincerely,

Wayne M. Fortun

Chief Executive Officer

VOTING METHOD

If your shares are registered directly in your name: If you are a shareholder of record, you may vote your shares through the Internet, by telephone or by mail as described below. Please help us save time and postage costs by voting through the Internet or by telephone. Each method is available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY INTERNET

a.	Go to the website at http://www.eproxy.com/htch/, 24 hours a day, seven days a week, until 12 p.m. (noon) (central time) on June 16, 2011.

b.	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number to obtain your records and create an electronic ballot.

c.	Follow the simple instructions provided.

2.	BY TELEPHONE

a.	On a touch-tone telephone, call toll-free 1-800-560-1965, 24 hours a day, seven days a week, until 12 p.m. (noon) (central time) on June 16, 2011.

b.	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number.

c.	Follow the simple instructions provided.

3.	BY MAIL (if you vote by Internet or telephone, please do not mail your proxy card)

a.	Mark, sign and date your enclosed proxy card.

b.	Return it in the enclosed postage-paid envelope or return it to Hutchinson Technology Incorporated, c/o Shareowner Services,SM P.O. Box 64873, St. Paul, Minnesota 55164-0873.

If your shares are held in a brokerage, bank or similar account: You will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares. You will receive a Notice Regarding the Availability of Proxy Material that will tell you how to access our proxy material on the Internet and vote your shares over the Internet. It also will tell you how to request a paper or e-mail copy of our proxy material.

Your vote is important. Thank you for voting.

HUTCHINSON TECHNOLOGY INCORPORATED

Notice of Special Meeting of Shareholders

to be held on June 17, 2011

A special meeting of shareholders of Hutchinson Technology Incorporated will be held at the principal executive offices of Hutchinson Technology Incorporated, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350, commencing at 9:00 a.m., central time, on Friday, June 17, 2011 for the following purposes:

1.	To approve the issuance of 8.50% Convertible Senior Notes due 2026 (the “New Notes”) (and the issuance of our common stock upon conversion thereof) in a debt exchange (the “Debt Exchange”) for any and all, but not less than $40 million in aggregate principal amount, of our $122.206 million in aggregate principal amount of outstanding 3.25% Convertible Subordinated Notes due 2026 (the “Old Notes”).

2.	To approve the removal of certain restrictions on increasing the conversion rate of our outstanding 8.50% Convertible Senior Notes due 2026 that were issued in February 2011 (the “February Notes”) in exchange for the Old Notes and the issuance of additional shares of our common stock upon conversion of the February Notes that may result from the removal of such restrictions, so that the terms of the February Notes will be identical to the terms of the New Notes.

3.	To approve the issuance of additional 8.50% Convertible Senior Notes due 2026 (and the issuance of our common stock upon conversion thereof) for cash in one or more future private placements or registered offerings (collectively the “Supplemental Financing”) with an aggregate principal amount of not more than $40 million and that, when combined with the New Notes issued in the Debt Exchange, will not exceed $122.206 million in aggregate principal amount.

We have fixed May 13, 2011 as the record date for the meeting, and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the special meeting.

Your proxy is important. Even if you own only a few shares, and whether or not you expect to be present, we urge you to vote your shares through the Internet, by telephone or by mail in accordance with the voting instructions provided to you. If you choose to vote by mail, please mark, sign and date the proxy card you receive and return it in the envelope provided.

By Order of the Board of Directors,

Peggy Steif Abram

Secretary

Hutchinson, Minnesota

May 20, 2011

Page
GENERAL INFORMATION	1
Background Information	1
Questions and Answers about these Proxy Materials and the Special Meeting	1

FORWARD-LOOKING STATEMENTS	6

PROPOSAL 1—APPROVAL OF THE ISSUANCE OF NEW NOTES IN EXCHANGE FOR OLD NOTES AND OF THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF NEW NOTES ISSUED IN THE DEBT EXCHANGE	7
Background and Description of the Debt Exchange	7
Differences Between the New Notes and the Old Notes	7
Shareholder Approval Requirement	8
Consequences if Shareholders Approve the Issuance of New Notes in the Debt Exchange and the Issuance of our Common Stock upon Conversion of the New Notes	9
Consequences if Shareholders Do Not Approve the Issuance of New Notes in the Debt Exchange and the Issuance of our Common Stock upon Conversion of the New Notes	9
Required Vote	10
PROPOSAL 2—APPROVAL OF THE REMOVAL OF THE RESTRICTIONS ON INCREASING THE CONVERSION RATE OF OUR OUTSTANDING 8.50% CONVERTIBLE SENIOR NOTES DUE 2026 AND OF THE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK THAT MAY RESULT FROM THE REMOVAL OF SUCH RESTRICTIONS	11
General	11
Consequences if Shareholders Approve the Removal of the Restrictions on the Conversion Rate of the February Notes	12
Consequences if Shareholders Do Not Approve the Removal of the Restrictions on the Conversion Rate of the February Notes	12
Required Vote	12
PROPOSAL 3—APPROVAL OF THE ISSUANCE OF ADDITIONAL NOTES FOR CASH AND OF THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF ADDITIONAL NOTES	13
General	13
Description of the Additional Notes	13
Shareholder Approval Requirement	18
Consequences if Shareholders Approve the Issuance of Additional Notes in the Supplemental Financing and the Issuance of Common Stock Upon Conversion of the Additional Notes	18
Consequences if Shareholders Do Not Approve the Issuance of the Additional Notes in the Supplemental Financing and the Issuance of Common Stock Upon Conversion of the Additional Notes	19
Required Vote	19

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT	20

FINANCIAL INFORMATION	22
Financial Statements	22
Selected Consolidated Quarterly Financial Data	22
Management’s Discussion and Analysis of Financial Condition and Results of Operations	23
Quantitative and Qualitative Disclosures About Market Risk	36

OTHER INFORMATION	37
Householding	37
Shareholder Proposals	37

FINANCIAL STATEMENTS	F-1

i

PROXY STATEMENT

GENERAL INFORMATION

Background Information

Our board of directors is soliciting proxies for a special meeting of shareholders to approve the proposals summarized below. The special meeting will be held on Friday, June 17, 2011 at our principal executive offices located at 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350, commencing at 9:00 a.m., central time, and at any adjournments thereof. Our telephone number is (320) 587-3797. This proxy statement summarizes information about the proposals to be considered at the special meeting and at any adjournment thereof and other information you may find useful in determining how to vote. We are mailing this proxy statement and the enclosed proxy card to shareholders on or about May 23, 2011.

Questions and Answers about these Proxy Materials and the Special Meeting

Q:	Why am I receiving these materials?

A:	Our board of directors is soliciting proxies to be voted at a special meeting of shareholders to be held on Friday, June 17, 2011, and at any adjournment thereof. The proposals to be considered at the special meeting are:

1.	To approve the issuance of 8.50% Convertible Senior Notes due 2026 (the “New Notes”) (and the issuance of our common stock upon conversion of the New Notes) in exchange for any and all, but not less than $40 million in aggregate principal amount, of our $122.206 million in aggregate principal amount of 3.25% Convertible Subordinated Notes due 2026 (the “Old Notes”) pursuant to a debt exchange transaction (the “Debt Exchange”) described in more detail below.

2.	To approve the removal of certain restrictions on increasing the conversion rate of our outstanding 8.50% Convertible Senior Notes due 2026 issued in February 2011 (the “February Notes”) in exchange for the Old Notes and the issuance of additional shares of our common stock upon conversion of the February Notes that may result from the removal of such restrictions, so that the terms of the February Notes will be identical to the terms of the New Notes.

3.	To approve the issuance of additional 8.50% Convertible Senior Notes due 2026 (the “Additional Notes”) (and the issuance of our common stock upon conversion of the Additional Notes) for cash in one or more future private placements or registered offerings (collectively, the “Supplemental Financing”) with an aggregate principal amount of not more than $40 million and that, when combined with the New Notes issued in the Debt Exchange, will not exceed $122.206 million in aggregate principal amount.

We are seeking your approval of the proposals because NASDAQ Marketplace Rule 5635 requires shareholders to approve certain transactions that result or could result in the issuance of 20% or more of a company’s voting power outstanding before the issuance. If the shareholders approve Proposal 1, all of the Old Notes are exchanged for New Notes, and all of the New Notes convert into common stock, up to 13,996,850 shares of our common stock would be issued, representing 59.87% of our 23,378,788 shares presently outstanding. As described below, the conversion of New Notes issued in the Debt Exchange, the removal of restrictions on increasing the conversion rate of the February Notes and the issuance of shares of our common stock as a result of the conversion of any Additional Notes each could result in the issuance of our common stock in an amount that exceeds the 20% threshold. See “Background and Description of the Debt Exchange” beginning on page 7 and “Shareholder Approval Requirement” beginning on page 8.

Q:	What is the Debt Exchange?

A:	Under the Debt Exchange, we would exchange New Notes for not less than $40 million in aggregate principal amount and up to $122.206 million in aggregate principal amount of Old Notes. The New Notes would be identical to the February Notes (subject to shareholder approval of removal of the restrictions on increasing the conversion rate of the February Notes as discussed above) and would contain substantially the same terms as the Old Notes except that holders of the New Notes would have the right to require us to repurchase the New Notes at par on January 15, 2015 (rather than January 15, 2013); would have an interest rate of 8.50% (rather than 3.25%); would be initially convertible into 116.2790 shares of our common stock at an approximate conversion price of $8.60 per share (rather than 27.4499 shares of our common stock at an approximate conversion price of $36.43 per share) for each $1,000 principal amount of the New Notes; and, together with the February Notes and any Additional Notes, will be our senior unsecured obligations (rather than subordinated obligations). See “Differences Between the New Notes and the Old Notes” beginning on page 7.

Q:	Why are we seeking to complete the Debt Exchange?

A:	We are conducting the Debt Exchange to improve our financial flexibility by extending the first repurchase date (at the option of the holder) of all or a portion of the Old Notes and reducing our overall indebtedness by exchanging the Old Notes for the New Notes at an exchange rate of $985 principal amount of New Notes for each $1,000 principal amount of Old Notes.

Q:	What are the consequences if the shareholders do not approve the Debt Exchange?

A:	We will not be able to exchange the Old Notes for the New Notes and holders of the Old Notes will have the option to require us to purchase the outstanding Old Notes for cash at par beginning on January 15, 2013. If holders of a significant amount of the Old Notes require us to purchase the Old Notes on January 15, 2013, our liquidity and financial position would be materially and adversely affected. See “Proposal 1— Consequences if Shareholders Do Not Approve the Issuance of New Notes in the Debt Exchange and the Issuance of our Common Stock upon Conversion of the New Notes” beginning on page 9.

Q:	Why are we seeking shareholder approval to remove certain restrictions on increasing the conversion rate under the February Notes?

A:	We are seeking shareholder approval to remove certain restrictions on increasing the conversion rate under our February Notes to make the terms of the February Notes identical to the terms of the New Notes because we believe it will improve the likelihood of a high participation level in the Debt Exchange. It may also facilitate treatment of the New Notes as a “qualified reopening” of the February Notes for U.S. federal income tax purposes.

We believe it would be desirable for the New Notes to constitute a qualified reopening of the February Notes as this will permit the New Notes to trade as a single series with the February Notes under the same CUSIP number. Without the removal of those restrictions, the offering of the New Notes cannot constitute a qualified reopening of the February Notes for U.S. federal income tax purposes.

In order for the New Notes to constitute a qualified reopening of the February Notes, the terms of the New Notes issued in the Debt Exchange must, among other requirements, be identical to the terms of the February Notes, as amended. The February Notes provide for a maximum conversion rate equal to the conversion rate on the date the February Notes were issued in certain circumstances that would otherwise require an increase in the conversion rate unless we obtain shareholder approval. These restrictions were included in the February Notes to make certain that the February Notes would not violate NASDAQ Marketplace Rule 5635. The New Notes will not include these restrictions and, therefore, we are seeking shareholder approval to remove these restrictions from the February Notes so that the New Notes and the February Notes can have identical terms. In addition, for the New Notes to constitute a qualified reopening (i) the February Notes must be publicly traded for U.S. federal income tax purposes, (ii) the issue date of the New Notes must be within six months of the issue date of the February Notes and (iii) on the date seven days before the date on which the price of the New Notes is determined, the yield of the February Notes must not be more than 110% of the yield of the February Notes on their issue date. We intend to take the position that the February Notes are publicly traded.

Even if the New Notes do not constitute a qualified reopening because of the failure to meet all of the requirements for a qualified reopening, we believe that we will benefit from the New Notes and the February Notes having identical terms. Additionally, the removal of these restrictions will allow us to take certain actions which would be permitted under the New Notes without a separate shareholder vote under the February Notes. Under the terms of the indenture for the February Notes, the Company has agreed that it will not undertake any change of control (or event which would constitute a change of control but for certain exceptions) that would trigger a make-whole premium under the February Notes if it would result in shares being issuable upon conversion in excess of 116.2790 per $1,000 in principal amount of the February Notes without first obtaining shareholder approval for an increase in the applicable conversion rate. The Company has also agreed that it would not pay certain dividends or make certain distributions, issue rights or warrants, or make a tender offer for shares of the Company if such actions would result in shares being issuable upon conversion of the February Notes in excess of 116.2790 per $1,000 in principal amount of the February Notes without first obtaining shareholder approval for an increase in the applicable conversion rate.

Q:	What is the Supplemental Financing?

A:	We are seeking shareholder approval of the issuance of Additional Notes (and the issuance of our common stock upon conversion of the Additional Notes) in the Supplemental Financing. If all of the Old Notes are not tendered in the Debt Exchange, we are seeking approval to issue for cash not more than $40 million in aggregate principal amount of Additional Notes that, when combined with the New Notes, will not exceed $122.206 million in aggregate principal amount. The Additional Notes issued will be identical (other than the issue date and any difference in the issue price and the interest accrued prior to the issue date of the Additional Notes) to the New Notes issued in the Debt Exchange. If we do not complete the Debt Exchange, we will not proceed with the Supplemental Financing.

Q:	Who may vote at the special meeting of shareholders and how many votes do I have?

A:	Shareholders of record at the close of business on May 13, 2011 may vote at the special meeting or any adjournment thereof. Shareholders of record will have one vote for each share they hold.

Q:	How many shares of our common stock were outstanding as of the close of business on the record date for the special meeting?

A:	As of the close of business on the record date for the special meeting, there were 23,378,788 outstanding shares of our common stock.

Q:	How many shares must be present or represented by proxy to conduct business at the special meeting?

A:	11,689,395 shares, which represent a majority of our shares outstanding on the record date, must be present in person or represented by proxy to have a quorum and transact business at the special meeting.

Q:	What vote is required to approve the proposals described in this proxy statement?

A:	The affirmative vote of the greater of a majority of the total shares present and entitled to vote at the special meeting on the proposal or a majority of the minimum number of the shares entitled to vote that would constitute a quorum for the transaction of business at the special meeting is required to approve

•	the issuance of the New Notes in the Debt Exchange and the issuance of our common stock upon conversion of the New Notes;

•

the removal of restrictions on increasing the conversion rate of our February Notes and the issuance of additional shares of our common stock upon conversion of the February Notes that may result from the removal of such restrictions; and

•	the issuance of the Additional Notes in the Supplemental Financing and the issuance of our common stock upon conversion of the Additional Notes.

Q:	How does the board of directors recommend that you vote?

A:	The board of directors unanimously recommends that you vote FOR all of the proposals described in this proxy statement.

Q:	How do I vote and how will my shares be voted?

A:	If you are a shareholder of record, you may vote your shares in any manner described below:

1.	Internet

a.	Go to the website at http://www.eproxy.com/htch/, 24 hours a day, seven days a week, until 12 p.m. (noon) (central time) on June 16, 2011.

b.	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number to obtain your records and create an electronic ballot.

c.	Follow the simple instructions provided.

2.	Telephone

a.	On a touch-tone telephone, call toll-free 1-800-560-1965, 24 hours a day, seven days a week, until 12 p.m. (noon) (central time) on June 16, 2011.

b.	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number.

c.	Follow the simple instructions provided.

3.	Mail (if you vote by Internet or telephone, please do not mail your proxy card)

a.	Mark, sign and date your enclosed proxy card.

b.	Return it in the enclosed postage-paid envelope or return it to Hutchinson Technology Incorporated, c/o Shareowner Services,SM P.O. Box 64873, St. Paul, Minnesota 55164-0873.

Please help us save time and postage costs by voting through the Internet or by telephone.

If your shares are held in a brokerage, bank or similar account, you will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares.

Proxies that are provided through the Internet or by telephone will be voted in accordance with the voting instructions provided. Proxy cards that are properly signed, dated and returned to us, will be voted in the manner specified. If a proxy card is signed and returned without voting instructions, then it will be voted FOR each of the proposals described in this proxy statement.

Whether or not you plan to attend the special meeting, we encourage you to vote by proxy as soon as possible.

Q:	What is the effect of abstentions and broker non-votes?

A:	If shareholders indicate on their proxies that they wish to abstain from voting, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the special meeting and to be votes cast. These shares will count toward determining whether or not a quorum is present and are in effect casting a vote against the proposals described in this proxy statement.

If a broker does not receive voting instructions as to the proposals described in this proxy statement, a “broker non-vote” occurs and those shares will not be counted for the purpose of establishing a quorum and, assuming a quorum is present at the special meeting, will not affect the outcome of the proposals described in this proxy statement.

Q:	Can I change my vote?

A:	A shareholder submitting a proxy may revoke it at any time before it is exercised by sending a written revocation to one of our officers, by delivering a signed proxy card bearing a later date, by submitting a subsequent proxy through the Internet or by telephone or by voting in person at the special meeting. A shareholder’s most current proxy card or Internet or telephone proxy will be the one that is voted.

Q:	Who pays the expense of soliciting proxies?

A:	We will pay the cost of soliciting proxies. Our directors, officers and regular employees may solicit proxies personally or by e-mail, telephone, fax or special letter, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock and we will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

We made arrangements with MacKenzie Partners, Inc. to assist in our solicitation of proxies for the special meeting. We agreed to pay MacKenzie Partners a fee of up to $20,000 and to reimburse MacKenzie Partners for its out-of-pocket expenses in connection with soliciting proxies for the special meeting.

Q:	What happens if additional matters are presented at the meeting?

A:	Other than the proposals described in this proxy statement, under the Minnesota Business Corporation Act and our by-laws there are no other matters that can be acted upon at the special meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	What happens if the special meeting is postponed or adjourned?

A:	Your proxy will still be effective and may be voted at the rescheduled meeting. You will still be able to change or revoke your proxy until it is voted.

Q:	Who may I contact if I have questions regarding the proposals or voting my shares?

A:	You may contact our proxy solicitor, MacKenzie Partners at (800) 322-2885 or (212) 929-5500 (call collect) or via email at proxy@mackenziepartners.com

FORWARD-LOOKING STATEMENTS

Statements contained in this proxy statement that are not statements of historical fact should be considered forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the following: our ability to complete the Debt Exchange or the Supplemental Financing; the amount of Old Notes that might be exchanged for New Notes in the Debt Exchange; the effects of the Debt Exchange or the failure to complete the Debt Exchange on us, including on our liquidity and financial position and our stock price; the number of shares of our common stock that we may issue upon conversion of the New Notes, the February Notes or the Additional Notes; the benefits that we might realize from recent restructurings of our operations and our ability to grow our business in the near and long-term; our ability to repurchase Old Notes as may be required pursuant to their terms; the amount of Old Notes that we may be required to repurchase and the effects of those repurchases on our liquidity and financial position; the sufficiency of our cash and cash equivalents, short-term investments, cash generated from operations and additional financing to satisfy our obligations; and the performance of our business or any of its divisions, including our BioMeasurement Division, in the near or long-term.

Words such as “believe,” “anticipate,” “expect,” “could,” “might,” “intend,” “estimate,” “approximate,” “plan,” “goal” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Although we believe these statements are reasonable, forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those projected by such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the following: the satisfaction of the conditions to the Debt Exchange; prevailing interest rates at the time of the Debt Exchange or Supplemental Financing and the state of capital markets and the worldwide economy overall; the various liquidity needs of holders of Old Notes; an inability by us to manufacture our products effectively or efficiently under our restructured operations or in connection with any future restructurings we may undertake; changes to the procurement practices or market share of our customers; changes in technology or the overall strength in the industries in which we operate, especially the disk drive industry; unexpected changes in our anticipated capital expenditures resulting from unforeseen required maintenance or repairs, upgrades or capital asset additions; and the other risks detailed in our filings with the Securities and Exchange Commission (the “SEC”), including the risks described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended September 26, 2010 and in our Quarterly Report on Form 10-Q for the quarter ended March 27, 2011.

This list of factors above is not exhaustive, and these or other factors, many of which are outside of our control, could have a material adverse effect on us and our financial position and results of operations. Therefore, you should consider these risk factors with caution and form your own critical and independent conclusions about the likely effect of these risk factors on us and our financial position and results of operations. Forward-looking statements speak only as of the date on which the statements are made, and we undertake no obligation to update any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth herein.

PROPOSAL 1—APPROVAL OF THE ISSUANCE OF NEW NOTES IN EXCHANGE FOR OLD  NOTES AND OF THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF NEW NOTES ISSUED IN THE DEBT EXCHANGE

Background and Description of the Debt Exchange

In February 2011 we completed a tender/exchange offer pursuant to which we purchased $35.294 million aggregate principal amount of the Old Notes for cash payments totaling $30 million and issued $40 million aggregate principal amount of February Notes in exchange for $40 million aggregate principal amount of the Old Notes. In the Debt Exchange, we are seeking to exchange any and all, but not less than $40 million in aggregate principal amount, of the remaining Old Notes currently outstanding ($122.206 million in aggregate principal amount) for the New Notes.

Differences Between the New Notes and the Old Notes

The terms of the New Notes and the indenture governing the New Notes will be substantially the same as the terms of the Old Notes and the indenture governing the Old Notes (the “Old Note Indenture”), except as noted below.

•

Holders of the New Notes will have the right to require us to repurchase the New Notes at par on January 15, 2015, January 15, 2016 and January 15, 2021, as compared to January 15, 2013, January 15, 2016 and January 15, 2021 for the Old Notes. Subject to the satisfaction of limited conditions, holders may convert New Notes at any time prior to the close of business on the business day immediately preceding the maturity date, as compared to the Old Notes, which can only be converted under more limited circumstances and times.

•	The interest rate on the New Notes will be 8.50% per annum, as compared to 3.25% per annum on the Old Notes.

•

Each $1,000 principal amount of the New Notes issued in the Debt Exchange initially will be convertible into 116.2790 shares of our common stock at an approximate conversion price of $8.60 per share, as compared to 27.4499 shares of our common stock at an approximate conversion price of $36.43 per share for each $1,000 principal amount of the Old Notes.

•

We will not be permitted to redeem the New Notes prior to January 15, 2015 (except that on or after January 15, 2013 to, but excluding, January 15, 2015, we may redeem the New Notes, in whole or in part, if the closing price of our common stock equals or exceeds 150% of the conversion price for at least 20 trading days during the 30 consecutive trading day period ending on the trading day immediately prior to the date on which we deliver notice of such redemption), as compared to January 21, 2011 for the Old Notes.

•

The New Notes will be our senior unsecured obligations and rank pari passu in right of payment with all of our existing and future senior unsecured indebtedness (including the February Notes and the Additional Notes, if any) and will be senior in right of payment to any of our existing and future subordinated indebtedness, whereas the Old Notes are subordinated in right of payment to our senior indebtedness, including the New Notes, the February Notes and, if issued, the Additional Notes. The New Notes, like the February Notes, the Old Notes and any Additional Notes, will be effectively subordinated to all of our secured debt, including any secured debt we may incur in the future, to the extent of the value of the assets securing such secured debt. As of March 27, 2011, we had approximately $570,000 of outstanding secured indebtness, on a consolidated basis.

•

Any conversion of the New Notes will be settled solely in shares of our common stock (except for cash in lieu of fractional shares of our common stock), instead of in cash and potentially in stock in certain circumstances upon conversion of the Old Notes.

•

If a fundamental change (a “change of control”), or transaction that would have been a change in control but for certain exceptions, occurs prior to January 15, 2015, we will pay, to the extent described below, a make-whole premium if a holder of New Notes converts the holder’s New Notes in connection with any such transaction by increasing the conversion rate applicable to such New Notes if and as required below. The period during which we could have been required to pay a make-whole premium to holders of the Old Notes ended on January 21, 2011. A fundamental change will be deemed to have occurred upon a “change of control” of the company and “change of control” in the New Notes is defined in the same manner as in the Old Notes.

Any make-whole premium will have the effect of increasing the amount of any cash, securities or other property or assets otherwise due to holders of New Notes upon conversion. Any increase in the applicable conversion rate will be determined by reference to the table below and is based on the date on which the make-whole fundamental change becomes effective, which we refer to as the “effective date,” and the price, which we refer to as the “stock price,” paid, or deemed to be paid, per share of our common stock in the transaction constituting the make-whole fundamental change, subject to adjustment as described below. If holders of our common stock receive only cash in the make-whole fundamental change, the stock price shall be the cash amount paid per share of our common stock. In all other cases, the stock price shall be the average of the closing prices of our common stock for each of the 10 trading days immediately prior to but not including the effective date.

The following table shows the amount, if any, by which the applicable conversion rate will increase for each hypothetical stock price and effective date set forth below.

Stock Price on Effective Date	February 11, 2011	January 15, 2012	January 15, 2013	January 15, 2014	January 15, 2015
$ 5.00	75.9650	73.4250	72.0830	72.9060	83.7040
$ 6.00	56.9800	53.1980	50.4570	47.9520	50.3710
$ 7.00	44.3770	39.8170	36.3140	32.3530	26.5610
$ 8.00	35.5970	30.5500	26.5100	22.2690	8.7040
$ 9.00	29.2490	23.9230	19.3660	15.4970	0.0000
$10.00	24.5250	19.0740	13.9280	10.7380	0.0000
$11.00	20.9240	15.4650	9.6460	7.2400	0.0000
$12.00	18.1230	12.7430	6.2010	4.5700	0.0000
$13.00	15.9060	10.6650	3.4030	2.4800	0.0000
$14.00	14.1240	9.0620	1.1370	0.8260	0.0000
$15.00	12.6670	7.8090	0.0000	0.0000	0.0000

The actual stock price and effective date may not be set forth on the table, in which case:

•

if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the amount of the conversion rate adjustment will be determined by a straight-line interpolation between the adjustment amounts set forth for the two stock prices and the two effective dates on the table based on a 365-day year, as applicable;

•	if the stock price on the effective date exceeds $15.00 per share, subject to adjustment in certain circumstance, no adjustment to the applicable conversion rate will be made; and

•	if the stock price on the effective date is less than $5.00 per share, subject to adjustment in certain circumstances, no adjustment to the applicable conversion rate will be made.

Shareholder Approval Requirement

We are subject to the rules and regulations of NASDAQ because our common stock is listed on The NASDAQ Global Select Market. NASDAQ Marketplace Rule 5635 sets forth certain circumstances under which shareholder approval is required prior to an issuance of securities. One circumstance under which shareholder approval is required is in connection with the issuance or potential issuance by us of common stock (or securities convertible into common stock) equal to 20% or more of our common stock outstanding before the issuance for less than the greater of book or market value of the stock.

The potential issuance of shares of common stock upon conversion of New Notes issued in the Debt Exchange could exceed 20% of our common stock outstanding before completion of the Debt Exchange. As of May 13, 2011, we had 23,378,788 shares of our common stock outstanding. Assuming all of the Old Notes are exchanged for the New Notes in the Debt Exchange, and all the New Notes issued in the Debt Exchange immediately converted into common stock, we would issue 13,996,850 additional shares of common stock, representing 59.87% of the total shares presently outstanding.

In light of the circumstances described above, we are seeking shareholder approval of the issuance of the New Notes (and the issuance of our common stock upon conversion of the New Notes) in exchange for the Old Notes in the Debt Exchange to the extent necessary under NASDAQ Marketplace Rule 5635.

Consequences if Shareholders Approve the Issuance of New Notes in the Debt Exchange and the Issuance of our Common Stock upon Conversion of the New Notes

Shareholder approval of the issuance of the New Notes (and the issuance of our common stock upon conversion of the New Notes) in exchange for the Old Notes is a condition precedent to the consummation of the Debt Exchange. Shareholder approval of this proposal is one of several conditions that must be satisfied for us to complete the Debt Exchange. If the conditions to the Debt Exchange are satisfied, and the minimum condition of the Debt Exchange is met, at least $40 million in aggregate principal amount of the Old Notes will be exchanged for the New Notes. The earliest date on which holders of the New Notes can require us to purchase New Notes for cash at par, absent a fundamental change, is January 15, 2015, whereas holders of the Old Notes may require us to purchase the Old Notes for cash at par on January 15, 2013.

If the Debt Exchange is successful, it will improve our financial flexibility by extending the first repurchase date (at the option of the holder) and reduce our overall debt burden because of the 98.5% exchange ratio. However, completion of the Debt Exchange would increase our interest expense in the near term and, if holders of a significant amount of the Old Notes exchange their Old Notes for New Notes and convert those New Notes into our common stock, our existing shareholders could experience substantial dilution. The “overhang” associated with the ability of holders of the New Notes to convert those New Notes into a substantial number of shares of our common stock could discourage a third party from pursuing a change-in-control transaction with us that our shareholders might believe is in their best interests.

We intend to take the position that the Debt Exchange will not cause us to experience an “ownership change” as defined for U.S. federal income tax purposes. Even if the Debt Exchange does not cause us to experience an “ownership change,” the Debt Exchange materially increases the risk that we could experience an “ownership change” in the future. As a result, issuances or sales of our securities in the future, or certain other direct or indirect changes in ownership, could result in an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended. If an “ownership change” were to occur, then we could realize a permanent loss of a significant portion of our U.S. federal and state deferred tax assets. At March 27, 2011, our deferred tax assets included approximately $121.3 million of net operating loss carryforwards that will begin to expire in 2021. The amount of the permanent loss would depend on the size of the annual limitation and the remaining carryforward period. To the extent we lose our ability to use our net operating loss carryforwards, our income could be subject to U.S. federal income tax earlier than it would if we were able to use net operating loss carryforwards, which could result in lower profits and adversely affect our financial condition.

Consequences if Shareholders Do Not Approve the Issuance of New Notes in the Debt Exchange and the Issuance of our Common Stock upon Conversion of the New Notes

Shareholder approval of the issuance of the New Notes (and the issuance of our common stock upon conversion of the New Notes) in exchange for Old Notes is a condition precedent to the consummation of the Debt Exchange. If shareholders do not approve this proposal, we will not be able to complete the Debt Exchange. If we do not complete the Debt Exchange (or less than all of the Old Notes are exchanged in the Debt Exchange), beginning on January 15, 2013, each holder of outstanding Old Notes will have the option to require us to purchase the holder’s outstanding Old Notes for cash at par. If holders of a significant amount of the Old Notes require us to purchase the Old Notes on January 15, 2013, our liquidity and financial position would be materially and adversely affected. If our liquidity and financial position are so affected, we may need to reduce or restructure our operations, raise additional capital or cease to operate as a going concern. We cannot assure you that we would be able to reduce or restructure our operations in a manner that would allow us to operate profitably. We also cannot assure you that we would have access to the additional capital needed to satisfy our obligation to purchase the Old Notes and to continue operating our business. Raising additional capital, whether debt or equity, could restrict our ability to operate our business, make distributions to our shareholders or engage in certain transactions that might benefit our shareholders, including change-in-control transactions, or could result in substantial dilution to our shareholders. Any of the foregoing potential results of failing to complete the Debt Exchange also could cause the value of our stock to decrease significantly.

Approval of Proposal 3 is conditioned upon our shareholders approving this Proposal 1. If our shareholders do not approve this Proposal 1, Proposal 3 will be deemed not to be approved regardless of the number of votes cast for Proposal 3. The failure to approve Proposal 3 in addition to this Proposal 1 will limit our ability to raise additional capital and could result in the same adverse effects described in the paragraph immediately above.

Required Vote

The affirmative vote of the greater of a majority of the total shares present and entitled to vote at the special meeting on the proposal or a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the meeting is required to approve the issuance of the New Notes in the Debt Exchange and the issuance of our common stock upon conversion of the New Notes.

Our board of directors believes that completion of the Debt Exchange is in the best interests of the company and its shareholders. Our board of directors therefore recommends that our shareholders vote FOR this Proposal 1.

PROPOSAL 2—APPROVAL OF THE REMOVAL OF THE RESTRICTIONS ON INCREASING THE CONVERSION RATE OF OUR OUTSTANDING 8.50% CONVERTIBLE SENIOR NOTES DUE 2026 AND OF THE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK THAT MAY RESULT FROM THE REMOVAL OF SUCH RESTRICTIONS

General

The February Notes provide that we cannot take certain actions if those actions would cause the conversion rate as adjusted in accordance with the provisions of the February Notes to exceed 116.2790 per $1,000 principal amount, unless we obtain shareholder approval for an increase in the conversion rate. We included this provision in the February Notes to make certain that the issuance of the February Notes and the issuance of common stock upon conversion thereof would not cause shares of our common stock to be issued in an amount equal to or in excess of 20% of our outstanding shares at the time of issuance of the February Notes without obtaining approval of our shareholders pursuant to the NASDAQ Marketplace Rule described above under the heading “Shareholder Approval Requirement” for Proposal 1.

Because we are seeking shareholder approval of the issuance of the New Notes and the issuance of our common stock upon conversion thereof, the New Notes will not contain these restrictions.

At the special meeting, we are seeking shareholder approval to remove the restrictions on increasing the conversion rate under our February Notes and to issue common stock upon conversion of the February Notes in order to make the terms of the February Notes, as amended, identical to the terms of the New Notes and to satisfy the requirements of NASDAQ Marketplace Rule 5635 described above. We believe that this will improve the likelihood of a high participation level in the Debt Exchange and may preserve the possibility of the New Notes constituting a “qualified reopening” of the February Notes for U.S. federal income tax purposes.

In order for the New Notes to constitute a qualified reopening of the February Notes, the terms of the New Notes issued in the Debt Exchange must, among other requirements, be identical to the terms of the February Notes, as amended. In addition, for the New Notes to constitute a qualified reopening (i) the February Notes must be publicly traded for United States federal income tax purposes, (ii) the issue date of the New Notes must be within six months of the issue date of the February Notes and (iii) on the date seven days before the date on which the price of the New Notes is determined, the yield of the February Notes must not be more than 110% of the yield of the February Notes on their issue date. We intend to take the position that the February Notes are publicly traded.

We believe it would be desirable for the New Notes to constitute a qualified reopening of the February Notes as this will permit the New Notes to trade as a single series with the February Notes under the same CUSIP number. Even if the New Notes do not constitute a qualified reopening because of the failure to meet all of the requirements for a qualified reopening, we believe that we will benefit from having the New Notes and the February Notes have identical terms. Additionally, the removal of these restrictions will allow us to take certain actions which would be permitted under the New Notes without a separate shareholder vote under the February Notes. The Company has agreed that it will not undertake any change of control (or event which would constitute a change of control but for certain exceptions) that would trigger a make-whole premium under the February Notes if it would result in shares being issuable upon conversion in excess of 116.2790 per $1,000 in principal amount of the February Notes without first obtaining shareholder approval for an increase in the applicable conversion rate. The Company has also agreed that it would not pay dividends or make distributions in shares of its common stock or cash, issue rights or warrants, or make a tender offer for shares of the Company if such actions would result in shares being issuable upon conversion of the February Notes in excess of 116.2790 per $1,000 in principal amount of the February Notes without first obtaining shareholder approval for an increase in the applicable conversion rate. Consequently, we are seeking shareholder approval for the removal of the applicable restrictions on increasing the conversion rate under the February Notes.

Consequences if Shareholders Approve the Removal of the Restrictions on the Conversion Rate of the February Notes

If shareholders approve this Proposal 2, then the February Notes, as amended, will be identical to the New Notes and we may preserve the possibility of the New Notes constituting a qualified reopening of the February Notes for U.S. federal income tax purposes.

We believe removal of the restrictions in the February Notes will improve the likelihood of a high participation level in the Debt Exchange. It will also allow us to take certain actions that may benefit our shareholders which would be permitted under the New Notes without a separate shareholder vote under the February Notes.

Consequences if Shareholders Do Not Approve the Removal of the Restrictions on the Conversion Rate of the February Notes

If shareholders do not approve this Proposal 2, then the February Notes will continue to be outstanding subject to their current terms. A failure to approve this Proposal 2 would result in the New Notes and the February Notes having different terms, and the New Notes could not constitute a qualified reopening of the February Notes for U.S. federal income tax purposes. This would result in the New Notes trading under a separate CUSIP number and necessitate that we enter into a new indenture to issue the New Notes and complete the Debt Exchange. If the shareholders do not approve this Proposal 2, we believe that the likelihood of a high participation level in the Debt Exchange may be reduced. Additionally, certain actions that may benefit our shareholders and which would be permitted under the New Notes without a shareholder vote would require a shareholder vote under the February Notes.

Required Vote

The affirmative vote of the holders of the greater of a majority of the voting power of the shares present and entitled to vote at the meeting on the proposal or a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required to approve the removal of the restrictions on the conversion rate of the February Notes and the issuance of additional shares of our common stock upon conversion of the February Notes that may result from the removal of such restrictions.

Our board of directors recommends that our shareholders vote FOR this Proposal 2.

PROPOSAL 3—APPROVAL OF THE ISSUANCE OF ADDITIONAL NOTES FOR CASH AND OF THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF ADDITIONAL NOTES

General

As discussed above under the heading “Consequences if Shareholders Do Not Approve the Issuance of New Notes in the Debt Exchange and the Issuance of our Common Stock upon Conversion of the New Notes,” if holders of a significant amount of the Old Notes require us to purchase the Old Notes on January 15, 2013, our liquidity and financial position could be materially and adversely affected. While the Debt Exchange is an offer for any and all of the Old Notes, it is possible that not all of the Old Notes will be tendered in the Debt Exchange. We are therefore seeking approval to issue the Additional Notes with the same terms as the New Notes (other than the issue date and any difference in the issue price and the interest accrued prior to the issue date of the Additional Notes) for cash in a Supplemental Financing, which would be a private placement or registered offering or a series of private placements or registered offerings. We do not anticipate that we would apply to list the Additional Notes on any securities exchange or include them in any automated quotation system. The Supplemental Financing could provide us with additional financial flexibility if all of the Old Notes are not exchanged in the Debt Exchange. In no event will the aggregate principal amount of the New Notes issued in the Debt Exchange and the Additional Notes issued in the Supplemental Financing exceed $122.206 million in aggregate principal amount. Furthermore, in no event will the Additional Notes issued in the Supplemental Financing exceed $40 million in aggregate principal amount. If our shareholders do not approve Proposal 1, we will not conduct the Supplemental Financing without first seeking separate shareholder approval under a separate proxy solicitation to the extent required by applicable laws and NASDAQ Marketplace Rules.

Description of the Additional Notes

The following is a summary of certain terms of the Additional Notes, which would have the same terms as the New Notes (other than the issue date and any difference in the issue price and the interest accrued prior to the issue date of the Additional Notes) and would be issued either under the indenture governing the New Notes (the “New Note Indenture”) with Wells Fargo Bank, National Association, as the trustee (or its successor), or under a new indenture with Wells Fargo Bank, National Association (or its successor) on the same terms as the New Note Indenture (in either case, the “Additional Note Indenture”).

Maturity

The Additional Notes would mature on January 15, 2026.

Interest

The Additional Notes would bear cash interest at the rate of 8.50% per year on the principal amount from the issue date, or from the most recent date to which interest has been paid or provided for. Interest would be payable semi-annually in arrears on January 15 and July 15 of each year to holders of record at the close of business on the January 1 or the July 1 immediately preceding such interest payment date. Interest would be calculated using a 360-day year composed of twelve 30-day months.

Ranking of the Additional Notes

The Additional Notes, together with the New Notes and the February Notes, would be our senior unsecured obligations and rank pari passu in right of payment with all of our existing and future senior unsecured indebtedness, including the February Notes and the New Notes, and would be senior in right of payment to any of our existing and future subordinated indebtedness, including the Old Notes. The Additional Notes would be effectively subordinated to all of our secured debt, including any secured debt we may incur in the future, to the extent of the value of the assets securing such secured debt. As of March 27, 2011, we had approximately $570,000 of outstanding secured indebtedness, on a consolidated basis.

Purchase of Additional Notes by Us at the Option of the Holder for Cash

On the purchase dates of January 15, 2015, January 15, 2016 and January 15, 2021, we would, at the option of the holder, be required to purchase for cash, at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to, but excluding, the purchase date, all or a portion of such holder’s outstanding Additional Notes for which a written purchase notice has been properly delivered and not withdrawn, subject to certain conditions.

Redemption of Additional Notes at Our Option

Beginning on January 15, 2015, we would be able to redeem the Additional Notes for cash, in whole or in part (except that on or after January 15, 2013 to, but excluding, January 15, 2015, we would be able to redeem the Additional Notes, in whole or in part, if the closing price of our common stock equals or exceeds 150% of the conversion price for at least 20 trading days during the 30 consecutive trading day period ending on the trading day immediately prior to the date on which we deliver notice of such redemption). The Additional Notes would not be entitled to any sinking fund.

Purchase at Holders’ Option Upon Fundamental Change

If a fundamental change occurs (a “change of control”), each holder of Additional Notes would have the right to require us to repurchase all or any portion of that holder’s Additional Notes that is equal to $1,000 or an integral multiple of $1,000, on the date fixed by us, which we refer to as the “fundamental change purchase date,” that is not less than 30 nor more than 45 days after the date we give notice of the fundamental change, at a fundamental change purchase price equal to 100% of the principal amount of the Additional Notes to be repurchased, together with interest accrued and unpaid to, but excluding, the fundamental change purchase date.

A “change of control” would be deemed to have occurred at such time after the original issuance of the Additional Notes if a person, directly or indirectly, acquires beneficial ownership of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors, we engage in a consolidation or merger, subject to certain exceptions, or during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors, together with any new directors whose election or nomination was approved by a majority of the directors then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors then in office.

Notwithstanding the foregoing, it will not constitute a change of control if (1) the closing sale price of the common stock for any five trading days during the ten trading days immediately preceding the effective date of the change of control is at least equal to 105% of the conversion price in effect on such day, or (2) 100% of the consideration for the common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change of control consists of common stock or American Depositary Shares representing shares of common stock traded on a U.S. national securities exchange or quoted on the NASDAQ Global Select Market (or any of their respective successors), or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the New Notes become convertible solely into common stock and cash in lieu of fractional shares, subject to the right to deliver cash in lieu of all or a portion of such remaining shares; provided that, with respect to an entity organized under the laws of a jurisdiction outside the U.S., such entity has a worldwide total market capitalization of its equity securities of at least three times our market capitalization before giving effect to the consolidation or merger.

Conversion Rights

Holders would be able to convert their Additional Notes at any time prior to the close of business on the business day immediately preceding the maturity based on a conversion rate of 116.2709 shares per $1,000 principal amount of Additional Notes (equivalent to a conversion price of approximately $8.60 per share). Holders who convert will receive common stock upon conversion, except for cash in lieu of any fractional share of common stock. The conversion rate will be subject to adjustment under the circumstances described below under the heading “—Adjustments to Conversion Rate.” In addition, the Additional Note Indenture would provide that upon conversion of the Additional Notes, holders will, subject to certain exceptions, receive the rights related to the shares of common stock delivered upon such conversion pursuant to our share rights plans.

Adjustments to Conversion Rate

The conversion rate for the Adjusted Notes would be adjusted for certain events, including:

•	the issuance of our common stock as a dividend or distribution to holders of our common stock;

•	some subdivisions and combinations of our common stock;

•

the issuance to all holders of our common stock of some rights or warrants entitling them for a period expiring within 45 days of such issuance to purchase our common stock, or securities convertible into our common stock, at less than, or having a conversion price per share less than, the then current market price of our common stock;

•

the dividend or other distribution to all holders of our common stock of shares of our capital stock, other than common stock, or evidences of our indebtedness or our assets, including securities (but excluding those rights and warrants referred to above and dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, liquidation, dissolution, winding up, sale or conveyance resulting in a change in the conversion consideration, or pursuant to our share rights plan or dividends or distributions paid exclusively in cash);

•	dividends or other distributions consisting exclusively of cash to all holders of our common stock; and

•

payments to holders in respect of a tender offer or exchange offer for our common stock by us or any of our subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per share exceeds the closing price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.

In the event that we pay a dividend or make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate would be adjusted, unless we make an equivalent distribution to holders of the Additional Notes, based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the NASDAQ Global Select Market or such other national or regional securities exchange or other market on which the securities are then listed or quoted.

Make-Whole Premium Upon Make-Whole Fundamental Change

If a fundamental change, as defined above under “—Purchase at Holders’ Option Upon Fundamental Change” (or a transaction that would have been a change of control under such section but for the existence of the 105% trading price exception) (a “make-whole fundamental change”), occurs prior to January 15, 2015, we would pay a make-whole premium on the Additional Notes on the same basis as for the New Notes as described in “Proposal 1—Differences Between the New Notes and the Old Notes.”

Events of Default and Acceleration

The following would be events of default under the Additional Note Indenture:

•

default in the payment of any principal amount or any redemption price, purchase price or fundamental change purchase price due with respect to the Additional Notes, when the same becomes due and payable;

•	default in payment of any interest under the Additional Notes, which default continues for 30 days;

•	default in the delivery when due of all cash and any shares of common stock payable upon conversion with respect to the Additional Notes, which default continues for 15 days;

•

our failure to comply with any of our other agreements in the Additional Notes or the Additional Note Indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the Additional Notes then outstanding, and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

•

default in the payment of principal by the end of any applicable grace period or resulting in acceleration of other of our indebtedness for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $25 million and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Additional Notes then outstanding, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred; and

•	certain events of bankruptcy, insolvency or reorganization affecting us or our significant subsidiaries.

If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the Additional Notes then outstanding would be entitled to declare the principal of the Additional Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency with respect to us, the principal amount of the Additional Notes together with any accrued interest through the occurrence of such event would automatically become and be immediately due and payable.

The Additional Note Indenture would require us to file an officers’ certificate with the trustee each year that states, to the knowledge of the certifying officer, whether or not we are in compliance with all conditions and covenants contained in the Additional Note Indenture and whether any defaults or events of default exist under the terms of the Additional Note Indenture.

The holders of a majority in aggregate principal amount of the Additional Notes then outstanding would be entitled to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on it. However, the trustee would be able to refuse to follow any direction that conflicts with law or the Additional Note Indenture, that the trustee determines may be unduly prejudicial to the rights of another holder or the trustee, or that may involve the trustee in personal liability unless the trustee is offered security or indemnity satisfactory to it; provided, however, that the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

A holder would not be able to pursue any remedy with respect to the Additional Note Indenture or the Additional Notes (except actions for payment of overdue principal or interest or for the conversion of the Additional Notes) unless:

•	the holder gives to the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the then outstanding Additional Notes make a written request to the trustee to pursue the remedy;

•	such holder or holders offer to the trustee reasonable security or indemnity against any loss, liability or expense;

•	the trustee does not comply with the request within 60 days after the receipt of the request and offer of security or indemnity; and

•

no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of the Additional Notes then outstanding.

Modification

The trustee and we would be able to amend the Additional Note Indenture or the Additional Notes with the consent of the holders of not less than a majority in aggregate principal amount of the Additional Notes then outstanding. However, the consent of the holder of each outstanding Additional Note affected would be required to:

•	alter the manner of calculation or rate of accrual of interest on the Additional Note or change the time of payment;

•	make the Additional Note payable in money or securities other than that stated in the New Note;

•	change the stated maturity of the Additional Note;

•	reduce the principal amount, redemption price, purchase price or fundamental change purchase price (including any make-whole premium payable) with respect to the Additional Note;

•	make any change that adversely affects the conversion rights of a holder in any material respect;

•	make any change that adversely affects the right of a holder to require us to purchase the Additional Note;

•	impair the right to institute suit for the enforcement of any payment with respect to the Additional Note or with respect to conversion of the Additional Note;

•	change the currency of payment of principal of, or interest on, the Additional Note; or

•	change the provisions in the Additional Note Indenture that relate to modifying or amending the Additional Note Indenture.

Without the consent of any holder of the Additional Notes, the trustee and we would be able to amend the Additional Note Indenture:

•	to evidence a successor to us and the assumption by that successor of our obligations under the Additional Note Indenture and the Additional Notes;

•	to add to our covenants for the benefit of the holders of the Additional Notes or to surrender any right or power conferred upon us;

•	to secure our obligations in respect of the Additional Notes;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the Additional Note Indenture;

•

to comply with the requirements of the SEC in order to effect or maintain qualification of the Additional Note Indenture under the Trust Indenture Act of 1939, as amended, as contemplated by the Additional Note Indenture or otherwise;

•

to comply with the provisions of any securities depositary, clearing agency, clearing corporation or clearing system, or the requirement of the trustee or registrar, relating to transfers and exchanges of the Additional Notes pursuant to the Additional Note Indenture;

•	to make provision with respect to adjustments to the conversion rate as required by the Additional Note Indenture or to increase the conversion rate in accordance with the Additional Note Indenture;

•	to cure any ambiguity, omission, defect or inconsistency or correct or supplement any defective provision contained in the Additional Note Indenture; or

•	to make any change that does not adversely affect the rights of the holders of the Additional Notes in any material respect.

The holders of a majority in aggregate principal amount of the outstanding Additional Notes would be able to, on behalf of all the holders of all Additional Notes:

•	waive compliance by us with restrictive provisions of the Additional Note Indenture, as detailed in the Additional Note Indenture; or

•

waive any past default under the Additional Note Indenture and its consequences, except a default in the payment of any amount due, or in the obligation to deliver common stock or cash, with respect to any Additional Note or in respect of any provision which under the Additional Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Additional Note affected.

Shareholder Approval Requirement

We are seeking shareholder approval of the issuance of the Additional Notes in the Supplemental Financing and the issuance of our common stock upon conversion of the Additional Notes to the extent necessary to comply with the NASDAQ Marketplace Rule described above under the heading “Shareholder Approval Requirement” for Proposal 1 in connection with any Supplemental Financing.

Consequences if Shareholders Approve the Issuance of Additional Notes in the Supplemental Financing and the Issuance of Common Stock Upon Conversion of the Additional Notes

Although the Debt Exchange is for any and all of the Old Notes and is conditioned on a minimum of $40 million in aggregate principal amount of the Old Notes being tendered in the exchange, there can be no assurance that all or any amount substantially in excess of $40 million in aggregate principal amount of the Old Notes will be exchanged in the Debt Exchange. In order to increase our financial flexibility and mitigate the negative consequences that could arise if holders of a substantial amount of the Old Notes require us to purchase the Old Notes for cash at par on January 15, 2013, we are seeking shareholder approval to issue the Additional Notes in the Supplemental Financing that would provide us with additional cash. We intend to use the proceeds, if any, from the issuance of Additional Notes in the Supplemental Financing for general corporate purposes, including possible purchases of the Old Notes not exchanged in the Debt Exchange on the open market, in privately negotiated transactions or in connection with requests for repurchase on January 15, 2013.

Even if this Proposal 3 and Proposal 1 are approved by our shareholders at the special meeting, there can be no assurance that we will elect to sell the Additional Notes or be able to sell the Additional Notes in the Supplemental Financing at a price that is favorable to us, or that we will be able sell the Additional Notes at all. There also can be no assurance that the proceeds we receive from the Supplemental Financing will be available for use to purchase the Old Notes. Our use of cash in operating our business can vary significantly from period-to-period based on factors such as technology changes, fluctuations in demand for our products and costs for components of our products.

If we issue the Additional Notes, our overall debt burden would increase to the extent that the proceeds from the issuance of the Additional Notes are not used to purchase the Old Notes. The increase in our overall debt burden and the difference in interest rates between the Additional Notes and any Old Notes that may be purchased using proceeds from the Additional Notes also would increase our interest expense. If we are able to purchase the Old Notes at a discount from their face value we may be able to offset to some extent this increase in our interest expense.

If we issue a significant amount of the Additional Notes in the Supplemental Financing and holders of the Additional Notes convert those Additional Notes into our common stock, our existing shareholders could experience substantial dilution. The potential overhang as well as possible concentration of ownership of our common stock that could result from the Supplemental Financing also could discourage a third party from pursuing a change-of-control transaction with us that our shareholders might believe is in their best interests.

The issuance or anticipated issuance of a significant amount of the Additional Notes could adversely affect the price of our common stock due to shareholder concerns about the risks identified above. Although we intend to take the position that the Supplemental Financing will not cause us to experience an “ownership change” as defined for U.S. federal income tax purposes, it may increase the risk that we could experience an “ownership change” in the future, which could have the adverse consequences described above under the heading “Consequences if Shareholders Approve the Issuance of New Notes in the Debt Exchange and the Issuance of our Common Stock upon Conversion of the New Notes.”

Consequences if Shareholders Do Not Approve the Issuance of the Additional Notes in the Supplemental Financing and the Issuance of Common Stock Upon Conversion of the Additional Notes

If shareholders do not approve this Proposal 3, we will not be able to issue the Additional Notes in the Supplemental Financing without, if required by applicable laws and NASDAQ Marketplace Rules, conducting a separate meeting of shareholders to approve the Supplemental Financing and incurring the time and expense associated with a separate meeting of shareholders. We believe the Supplemental Financing would be an advantageous means by which we could obtain additional financing that we might need if less than all of the Old Notes are exchanged in the Debt Exchange. If shareholders do not approve this Proposal 3 there also is the risk that we will not able to obtain financing on these or other favorable terms. If we cannot conduct the Supplemental Financing or obtain other financing for any reason, we could suffer the material adverse effects described above under the heading “Consequences if Shareholders Do Not Approve the Issuance of New Notes in the Debt Exchange and the Issuance of our Common Stock upon Conversion of the New Notes.”

Required Vote

The affirmative vote of the holders of the greater of a majority of the voting power of the shares present and entitled to vote at the meeting or a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required to approve the issuance of the Additional Notes in the Supplemental Financing and the issuance of our common stock upon conversion of the Additional Notes.

Our board of directors recommends that our shareholders vote FOR the approval of this Proposal 3.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of May 13, 2011, the ownership of common stock by each shareholder who we know beneficially owns more than 5% of our outstanding common stock, each director, each named executive officer listed in the Summary Compensation Table in the proxy statement filed on December 10, 2010 for the 2011 annual meeting of shareholders, and all executive officers and directors as a group. At May 13, 2011, there were 23,378,788 shares of common stock issued and outstanding.

Name of Beneficial Owner or Identity of Group	Amount and Nature of Beneficial Ownership (1)		Percentage of Outstanding Shares (2)
Directors, executive officers:
Jeffrey W. Green	157,281	(3)	*
Wayne M. Fortun	737,583	(4)	3.1%
Mark A. Augusti	7,390		*
Martha Goldberg Aronson	5,000	(5)	*
Russell Huffer	42,834	(6)	*
William T. Monahan	62,724	(7)	*
Thomas R. VerHage	53,824	(8)	*
David P. Radloff	57,028	(9)	*
Richard J. Penn	174,888	(10)	*
R. Scott Schaefer	157,550	(11)	*
Kathleen S. Skarvan	95,616	(12)	*
John A. Ingleman	130,528	(13)	*
Steven L. Polacek	—		*
Executive officers and directors as a group (11 persons)	1,481,037	(14)	6.1%

Other beneficial owners:

Van Den Berg Management Inc.	2,033,217	(15)	8.7%
805 Las Cimas Parkway, Suite 430 Austin, Texas 78746

Dimensional Fund Advisors LP	1,800,177	(16)	7.7%
Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746

BlackRock, Inc.	1,688,646	(17)	7.2%
40 East 52nd Street New York, New York 10022

*	Less than 1%.
(1)	Unless otherwise indicated in the footnotes to this table, (a) the listed beneficial owner has sole voting power and investment power with respect to the number of shares shown, and (b) no director or executive officer has pledged as security any shares shown as beneficially owned. Includes shares subject to options that are currently exercisable or exercisable within 60 days of May 13, 2011. Excludes fractional shares held by any listed beneficial owner.
(2)	For purposes of computing percentage ownership of each listed beneficial owner or group, shares subject to options held by that person or members of the group that are currently exercisable or exercisable within 60 days of May 13, 2011 are deemed to be outstanding and beneficially owned by that person or group. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)	Of these shares, Mr. Green holds 660 in joint tenancy with his wife, and 183 shares are held by a limited partnership of which Mr. Green is a limited partner.
(4)	Of these shares, Mr. Fortun holds 177,038 in joint tenancy with his wife. Includes 415,000 shares covered by options granted to Mr. Fortun.
(5)	These shares are held in a trust of which Ms. Goldberg Aronson is the trustee.
(6)	Includes 21,500 shares covered by options granted to Mr. Huffer.
(7)	Includes 27,500 shares covered by options granted to Mr. Monahan.
(8)	Of these shares, Mr. VerHage holds 28,900 in joint tenancy with his wife. Includes 15,500 shares covered by options granted to Mr. VerHage.
(9)	Includes 52,020 shares covered by options granted to Mr. Radloff.
(10)	Includes 147,430 shares covered by options granted to Mr. Penn.
(11)	Includes 111,050 shares covered by options granted to Mr. Schaefer.
(12)	Includes 89,590 shares covered by options granted to Ms. Skarvan.
(13)	Of these shares, Mr. Ingleman holds 71,750 in joint tenancy with his wife. Includes 50,000 shares covered by options granted to Mr. Ingleman.
(14)	Group consists of all directors and executive officers as of May 13, 2011. Includes 814,935 shares covered by options granted to our executive officers and directors.
(15)	The number of shares indicated is based on information reported to the SEC in an amended Form 13G filed by Van Den Berg Management Inc. on January 14, 2011, and reflects beneficial ownership as of December 31, 2010. Van Den Berg Management Inc. has sole voting and dispositive power with respect to 8,860 shares and shared voting and dispositive power with respect to 2,024,357 shares.
(16)	The number of shares indicated is based on information reported to the SEC in an amended Schedule 13G filed by Dimensional Fund Advisors LP on February 11, 2011, and reflects beneficial ownership as of December 31, 2010. Dimensional Fund Advisors LP has sole voting power with respect to 1,753,164 shares, sole dispositive power with respect to 1,800,177 shares and disclaims beneficial ownership of all reported shares.
(17)	The number of shares indicated is based on information reported to the SEC in a Schedule 13G filed by BlackRock, Inc. on February 4, 2011, and reflects beneficial ownership as of December 31, 2010. BlackRock, Inc. has sole voting power and sole dispositive power with respect to 1,688,646 shares.

FINANCIAL INFORMATION

Financial Statements

The financial statements and notes thereto required to be included in this proxy statement can be found beginning on page F-1. A representative of Deloitte & Touche, our principal accountant for the current year and for the most recently completed fiscal year, will be present at the special meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.

Selected Consolidated Quarterly Financial Data

The following table sets forth summary financial information for the dates and periods indicated. You should read the data set forth below in conjunction with our audited consolidated financial statements and the related notes, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information in this proxy statement. Our results for any of these periods are not necessarily indicative of the results to be expected for the year ending September 25, 2011 or for any other future period. Dollar amounts are in thousands, except per share amounts.

	Fiscal Year Ending September 25, 2011
	First Quarter (unaudited)	Second Quarter (unaudited)
Net sales	$68,244	$63,281
Gross profit (loss)	3,324	(2,298)
Net income (loss)	(16,950)	(20,482	)(A)
Net income (loss) per share	(0.73)	(0.88)

(A)	During the second quarter of fiscal 2011:

•

We announced a manufacturing consolidation and restructuring plan that included eliminating approximately 800 positions from our U.S. workforce. The workforce reductions resulted in charges for severance and other expenses of $6,725,000. Of the total severance charges, $576,000 was related to our BioMeasurement Division.

•	We recorded accelerated depreciation of $724,000 as a result of the consolidation and restructuring plan.

•	We recorded a $5,467,000 gain on extinguishment of debt as a result of the completion of the exchange for new securities or purchase for cash of a portion of our outstanding 3.25% Notes.

	Fiscal Year Ended September 26, 2010
	First Quarter (unaudited)	Second Quarter (unaudited)	Third Quarter (unaudited)		Fourth Quarter (unaudited)
Net sales	$108,256	$87,614	$77,293		$74,026
Gross profit (loss)	20,777	7,315	4,907		(34)
Net income (loss)	2,220	(15,590)	(18,500	)(A)	(27,052	)(B)
Net income (loss) per share—diluted	0.09	(0.67)	(0.79)		(1.16)

(A)	During the third quarter of 2010, we recorded $2,294,000 for asset impairments. The impairments were triggered by slower than expected sales growth based on the current pace of adoption of the InSpectra StO2 System and spending constraints in health care markets world-wide, along with our planned operating changes within the BioMeasurement Division.
(B)	During the fourth quarter of 2010, we recorded $3,674,000 for severance and other costs.

	Fiscal Year Ended September 27, 2009
	First Quarter (unaudited)		Second Quarter (unaudited)		Third Quarter (unaudited)		Fourth Quarter (unaudited)
Net sales	$119,671		$79,004		$106,105		$103,242
Gross profit (loss)	(133)		(11,774)		1,977		17,464
Net income (loss)	(66,219	)(A)(B)	(59,912	)(B)	(44,333	)(A)(B)	1,757	(A)(B)
Net income (loss) per share—diluted	(2.88)		(2.59)		(1.90)		0.08

(A)	During the first, second, third and fourth quarters of 2009, we recorded $19,527,000, $4,787,000, $4,894,000 and $378,000, respectively, for severance and other expenses. In addition, during the first, second and third quarters of 2009, we recorded $32,280,000, $18,688,000 and $20,841,000, respectively, for asset impairments. The impairments were triggered by weakened demand for suspension assemblies and uncertain future market conditions.
(B)	During the first, third and fourth quarters of 2009, we recorded a gain of $12,175,000, $1,923,000 and $3,155,000, respectively, for the extinguishment of long-term debt.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

When we refer to “we,” “our,” “us,” the “company” or “HTI,” we mean Hutchinson Technology Incorporated and its subsidiaries. Unless otherwise indicated, references to “2011” mean our fiscal year ending September 25, 2011, references to “2010” mean our fiscal year ended September 26, 2010, references to “2009” mean our fiscal year ended September 27, 2009, and references to “2008” mean our fiscal year ended September 28, 2008. The following discussion of our financial condition and results of operations should be read in conjunction with the selected consolidated quarterly financial data and consolidated financial statements and notes thereto appearing elsewhere in this proxy statement.

General

We are a global technology manufacturer committed to creating value by developing solutions to critical customer problems. Our culture of quality, continuous improvement, superior innovation and a relentless focus on the fundamentals enables us to compete in the markets we serve. We incorporated in Minnesota in 1965.

Our Disk Drive Components Division is a key worldwide supplier of suspension assemblies for hard disk drives. Suspension assemblies are precise electro-mechanical components that hold a disk drive’s read/write head at microscopic distances above the drive’s disks. Our innovative product solutions help customers improve yields, increase reliability and enhance disk drive performance, thereby increasing the value they derive from our products.

Our BioMeasurement Division is focused on bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care and reduce costs. By helping clinicians instantly detect changes in a patient’s perfusion status, our InSpectra StO2 products help clinicians reduce risks and costs by enabling faster and more precise assessment of oxygen delivery to vital organs and tissue in critical care settings.

On March 8, 2011, we announced a manufacturing consolidation and restructuring plan intended to help us achieve our goal of being the lowest cost manufacturer of suspension assemblies. Under the consolidation and restructuring plan, we will consolidate our Hutchinson, Minnesota components operations into our operations in Eau Claire, Wisconsin. Our Hutchinson, Minnesota site will continue to serve as our corporate headquarters and our center for research and development and other specialized operations. We are also taking additional actions to resize the company, reduce costs and improve cash flow while keeping intact capabilities core to our competitive position and future growth.

Improvements in our TSA+ product yield and output, together with a faster than expected ramp of our assembly operation in Thailand, have provided an opportunity to further lower our operating costs. With a faster than expected transition from our legacy TSA component manufacturing process to our more automated TSA+ process, we need fewer employees to meet customers’ volume requirements. Additionally, progress at our Thailand assembly operation is enabling us to accelerate the transition of assembly manufacturing to that location. The consolidation and restructuring actions include:

•	eliminating approximately 800 positions from our current U.S. workforce which totaled 2,076 at the end of the second quarter of 2011;

•	future expenses of approximately $2,800,000 to consolidate the Hutchinson, Minnesota components operations into our operations in Eau Claire, Wisconsin; and

•	shortening the lives of the Hutchinson, Minnesota components operations long-lived assets, which has resulted and will result in accelerated depreciation.

These consolidation and restructuring actions are expected to take place over the next nine months and are expected to reduce our costs by approximately $50,000,000 to $55,000,000 on an annualized basis by the start of the second quarter of 2012.

We expect the favorable yield and output trends for our TSA+ products, steadily higher volume at our Thailand assembly operations and benefits from our consolidation and restructuring plans will improve our cost structure and competitive position and should accelerate our return to positive cash flow and profitability. As part of the restructuring plan, we are also further reducing costs in our BioMeasurement Division. However, for 2011, we expect operating losses in both our Disk Drive Components and BioMeasurement Divisions.

Results of Operations for the Twenty-Six Weeks Ended March 27, 2011 vs. Twenty-Six Weeks Ended March 28, 2010

Net sales for the twenty-six weeks ended March 27, 2011, were $131,525,000, compared to $195,870,000 for the twenty-six weeks ended March 28, 2010, a decrease of $64,345,000. Suspension assembly sales decreased $63,422,000 from the twenty-six weeks ended March 28, 2010, primarily as a result of a 27% decrease in suspension assembly unit shipments and our average selling price decreasing from $0.67 to $0.60 during the same period due to a continuing competitive pricing environment and the mix of products shipped. The decrease in unit shipments was primarily due to market share losses. Net sales in our BioMeasurement Division for the twenty-six weeks ended March 27, 2011 were $1,260,000, compared to $1,196,000 for the twenty-six weeks ended March 28, 2010.

Gross profit for the twenty-six weeks ended March 27, 2011, was $1,026,000, compared to gross profit of $28,092,000 for the twenty-six weeks ended March 28, 2010, a decrease of $27,066,000. Gross profit as a percent of net sales was 1 percent and 14 percent for the twenty-six weeks ended March 27, 2011, and March 28, 2010, respectively. The lower gross profit was primarily the result of reduced sales, which reduced our ability to cover our fixed costs, no longer classifying our Thailand assembly manufacturing expenses as selling, general and administrative expenses and $724,000 of accelerated depreciation as a result of the consolidation and restructuring plan discussed above.

Research and development expenses for the twenty-six weeks ended March 27, 2011, were $7,963,000, compared to $10,583,000 for the twenty-six weeks ended March 28, 2010, a decrease of $2,620,000. The decrease was primarily due to lower labor expenses and reduced spending in our BioMeasurement Division as a result of the restructuring efforts that occurred late in 2010.

Selling, general and administrative expenses for the twenty-six weeks ended March 27, 2011, were $24,141,000, compared to $25,700,000 for the twenty-six weeks ended March 28, 2010, a decrease of $1,559,000. The decrease was primarily due to classifying our Thailand assembly manufacturing expenses as cost of sales beginning with the thirteen weeks ended March 27, 2011 and lower BioMeasurement Division expenses primarily due to the restructuring efforts that occurred late in 2010.

During the second quarter of 2011, we announced a manufacturing consolidation and restructuring plan that includes eliminating approximately 800 positions from our current U.S. workforce. The workforce reductions resulted in charges for severance and other expenses of $6,725,000. Of the total severance charges, $576,000 was related to our BioMeasurement Division.

Loss from operations for the twenty-six weeks ended March 27, 2011, included a $5,626,000 loss from operations in our BioMeasurement Division, compared to a $10,167,000 loss from BioMeasurement Division operations for the twenty-six weeks ended March 28, 2010.

As a result of the tender/exchange offer that we conducted in February 2011 (the “Tender/Exchange Offer”), we retired an aggregate principal amount of $75,294,000 of the Old Notes in February 2011. We made cash payments of $30,000,000 for the purchase of $35,294,000 aggregate principal amount of the Old Notes and we issued $40,000,000 aggregate principal amount of the New Notes in exchange for $40,000,000 aggregate principal amount of the Old Notes. A total of $122,206,000 principal amount of the Old Notes remains outstanding after completion of the Tender/Exchange Offer. We determined that the Tender/Exchange Offer was a substantial debt modification and applied debt extinguishment accounting. The difference between the fair value and the carrying value of the liability component of our debt at the date of extinguishment was recorded as a $5,467,000 gain on extinguishment of debt. The difference between the fair value of the debt extinguished and the liability component was applied as reacquisition of the equity component, which resulted in a $3,371,000 reduction to additional paid-in capital.

Interest income for the twenty-six weeks ended March 27, 2011, was $97,000, compared to $937,000 for the twenty-six weeks ended March 28, 2010, a decrease of $840,000. The decrease in interest income was primarily due to a lower cash balance.

The gain on short- and long-term investments was $860,000 for the twenty-six weeks ended March 27, 2011, compared to a $356,000 loss for the twenty-six weeks ended March 28, 2010. The gain for the twenty-six weeks ended March 27, 2011, was due to payments received by us under a settlement agreement. Auction rate securities (“ARS”) previously held by us were subsequently sold by the settlement parties at a price that was higher than the price identified in the settlement agreement. The loss for the twenty-six weeks ended March 28, 2010, was due to the settlement agreement providing for the sale of a portion of our ARS portfolio.

The income tax benefit for the twenty-six weeks ended March 27, 2011 was $3,000 compared to $1,773,000 for the twenty-six weeks ended March 28, 2010. The income tax benefit for the twenty-six weeks ended March 28, 2010, was primarily due to a change in U.S. tax law that enabled us to carry back some of our operating losses to prior years and apply for a refund of taxes paid in those years. This benefit was partially offset by foreign income tax expense.

2010 Operations to 2009 Operations

Net sales for 2010 were $347,189,000, compared to $408,022,000 for 2009, a decrease of $60,833,000. Suspension assembly sales decreased $60,011,000, primarily as a result of a 7% decrease in suspension assembly unit shipments and our average selling price decreased 8% year-over-year from an average of $0.72 in 2009 to an average of $0.66 in 2010 due to competitive pressures. The decrease in suspension assembly unit shipments in 2010 was primarily due to market share losses. Net sales in our BioMeasurement Division were $2,414,000 in 2010, compared to $1,755,000 in 2009.

Gross profit for 2010 was $32,965,000, compared to $7,534,000 for 2009, an increase of $25,431,000. Gross profit as a percent of net sales was 9% in 2010, compared to 2% in 2009. The higher gross profit in 2010 was primarily due to the benefits of our 2009 restructuring and cost reduction actions, and lower depreciation. Our BioMeasurement Division incurred $1,110,000 of asset impairments.

Research and development expenses for 2010 were $21,429,000, compared to $26,776,000 for 2009, a decrease of $5,347,000. The decrease was primarily related to lower labor expenses as a result of our 2009 restructuring and cost reduction actions, partially offset by $394,000 of asset impairments in our BioMeasurement Division. Research and development expenses specific to our BioMeasurement Division were $5,033,000 in 2010 and $4,265,000 in 2009. Research and development expenses as a percent of net sales were 6% in 2010 and 7% in 2009.

Selling, general and administrative expenses for 2010 were $55,848,000, compared to $54,880,000 for 2009, an increase of $968,000. The higher selling, general and administrative expenses were primarily due to $5,700,000 of Thailand operation startup expenses and $790,000 of asset impairments in our BioMeasurement Division, offset by reductions in labor expenses as a result of our 2009 restructuring and cost reduction actions. Selling, general and administrative expenses as a percent of net sales were 16% in 2010 and 13% in 2009. Selling, general and administrative expenses specific to our BioMeasurement Division were $17,358,000 in 2010 and $17,991,000 in 2009.

In response to weakening demand for suspension assemblies and due to changing and uncertain market and economic conditions, we took actions to reduce our costs in 2009. During the first quarter of 2009, we announced a restructuring plan that included eliminating positions company-wide. During January 2009, we eliminated approximately 1,380 positions. The workforce reduction resulted in a charge for severance and other expenses of $19,527,000, which were included in our first quarter of 2009 financial results. The workforce reductions were completed by the end of January 2009.

During the first quarter of 2009, we recorded non-cash impairment charges of $32,280,000 for the impairment of long-lived assets related to manufacturing equipment in our Disk Drive Components Division’s assembly and component operations. The impairment review was triggered by weakened demand for suspension assemblies and uncertain future market conditions. In response to these conditions, we made structural changes to consolidate some of our component and assembly manufacturing among our sites.

During the second quarter of 2009, we took actions to further restructure the company and reduce our overall cost structure in our Disk Drive Components Division. We closed our Sioux Falls, South Dakota facility at the end of June 2009 and consolidated the related suspension assembly operations into our Eau Claire, Wisconsin and Hutchinson, Minnesota sites. The assembly operations consolidation resulted in a net elimination of approximately 220 positions. In addition, we consolidated our Eau Claire, Wisconsin site’s photoetching operations into our Hutchinson, Minnesota site and our Hutchinson, Minnesota site’s trace operations into our Eau Claire, Wisconsin site to achieve improvements in efficiency and facility utilization and to reduce operating costs. We also reduced the workforce in our components operation in Eau Claire, Wisconsin by approximately 100 positions. The second quarter 2009 workforce reductions resulted in a charge for severance and other expenses of $4,787,000.

In response to further weakened demand for suspension assemblies and as a result of the additional restructuring actions in the second quarter discussed above, we recorded non-cash impairment charges of $18,688,000 in the second quarter of 2009 for the impairment of long-lived assets related to manufacturing equipment in our Disk Drive Components Division’s assembly and component operations.

During the third quarter of 2009, we took actions to reduce costs and improve cash flow. We further restructured the company to adjust to market conditions and the expected phase-out of suspension assembly shipments to one of our customers, Seagate. The restructuring actions included eliminating approximately 300 additional positions. The third quarter 2009 workforce reductions resulted in a charge for severance and other expenses of $4,894,000.

During the third quarter of 2009, as a result of the expected phase-out of suspension assembly shipments to Seagate, and the restructuring actions in the third quarter discussed above, we recorded additional non-cash impairment charges of $20,841,000 for the impairment of long-lived assets primarily related to assembly manufacturing equipment in our Disk Drive Components Division.

During the fourth quarter of 2010, we announced actions to further reduce costs, including eliminating approximately 80 positions company-wide. The workforce reduction resulted in a charge for severance expenses of $3,674,000, of which, $1,150,000 remains to be paid.

Loss from operations for 2010 included a $23,959,000 loss from operations for our BioMeasurement Division compared to a $23,485,000 loss for 2009. The BioMeasurement Division’s loss for 2010 includes $2,294,000 of asset impairments in this division, discussed above.

Interest income for 2010 was $1,311,000, compared to $3,184,000 for 2009, a decrease of $1,873,000. The decrease in interest income was primarily due to a lower investment balance and a decline in interest rates as a result of an overall lower interest rate environment.

The loss on short- and long-term investments for 2010 was $319,000, compared to a gain of $4,390,000 for 2009. The gain in 2009 was primarily due to a gain of $5,439,000 in the value of the securities subject to the offer by UBS AG, UBS Financial Services Inc. and UBS Securities LLC (collectively, “UBS”) to issue to us ARS rights (the “Rights Offering”), which was offset by a $1,305,000 loss we recognized due to an impairment of our ARS held with UBS.

During 2009, we spent $89,525,000 to repurchase $104,446,000 par value of our 2.25% Notes on the open market using our available cash and cash equivalents, at varying discounts to face value. Upon completion of the repurchases, the repurchased 2.25% Notes were cancelled. The resulting gain of $14,461,000 is included in our consolidated financial statements.

During the fourth quarter of 2009, we spent $19,987,000 to repurchase $27,500,000 par value of Old Notes on the open market using our available cash and cash equivalents, at an average discount to face value of approximately 27 percent. At the time of repurchase, the Old Notes had a book value of $23,139,000, which includes the par value of the notes, offset by the remaining debt discount of $4,361,000. Upon completion of the repurchases, the repurchased Old Notes were cancelled. The resulting gain of $2,792,000 is included in our consolidated financial statements.

The income tax benefit for 2010 was $1,585,000. The income tax benefit in 2010 was due primarily to a change in U.S. tax law that enabled us to carry back some of our operating losses to prior years and apply for a refund of taxes paid in those years of $2,046,000. These refunds were offset by $447,000 of foreign tax expense.

The income tax benefit for 2009 was $209,000. The income tax benefit for 2009 was due primarily to certain provisions of the American Recovery and Reinvestment Act of 2009 that permit certain tax credits to be converted into cash refunds in lieu of claiming bonus depreciation, which was partially reduced by foreign income tax expense.

2009 Operations to 2008 Operations

Net sales for 2009 were $408,022,000, compared to $631,619,000 for 2008, a decrease of $223,597,000. Suspension assembly sales decreased $224,005,000 compared to 2008, primarily as a result of a 30% decrease in suspension assembly unit shipments and our average selling price decreasing from an average of $0.80 in 2008 to an average of $0.72 in 2009 due to competitive pressures, resulting in a 9% lower average selling price year-over-year. The decrease in suspension assembly unit shipments in 2009 was primarily due to lower demand for disk drives, lower disk drive production as the drive makers reduced inventory levels and loss of market share. Net sales in our BioMeasurement Division were $1,755,000 in 2009 and $1,043,000 in 2008.

Gross profit for 2009 was $7,534,000, compared to $85,480,000 for 2008, a decrease of $77,946,000. Gross profit as a percent of net sales was 2% in 2009, compared to 14% in 2008. The lower gross profit in 2009 was primarily due to the substantial decline in net sales, which reduced our ability to cover our fixed costs, and excess capacity. Cost of sales also included a cost burden associated with TSA+ flexure production of $32,000,000 compared to $37,600,000 for 2008. These negative impacts on gross profit were partially offset by decreases during the year in manufacturing overhead expense.

Research and development expenses for 2009 were $26,776,000, compared to $39,711,000 for 2008, a decrease of $12,935,000. The decrease was primarily related to lower labor expenses due to reduced headcount and lower supply expenses. Research and development expenses specific to our BioMeasurement Division were $4,265,000 in 2009 and $4,767,000 in 2008. Research and development expenses as a percent of net sales were 7% in 2009 and 6% in 2008.

Selling, general and administrative expenses for 2009 were $54,880,000, compared to $73,303,000 for 2008, a decrease of $18,423,000. The lower selling, general and administrative expenses were primarily due to lower expenses, including reductions in labor expenses resulting from lower headcount, depreciation expenses, professional services expenses and recruitment and relocation expenses. Selling, general and administrative expenses as a percent of net sales were 13% in 2009 and 12% in 2008. Selling, general and administrative expenses specific to our BioMeasurement Division were $17,991,000 in 2009 and $15,929,000 in 2008.

During the third quarter of 2008, we took actions to reduce operating costs, including eliminating approximately 80 positions company-wide. The workforce reduction resulted in a charge for severance expenses of $1,061,000.

In response to weakening demand for suspension assemblies and due to changing and uncertain market and economic conditions, we took actions to reduce our costs in 2009. During the first quarter of 2009, we announced a restructuring plan that included eliminating positions company-wide. During January 2009, we eliminated approximately 1,380 positions. The workforce reduction resulted in a charge for severance and other expenses of $19,527,000, which were included in our first quarter of 2009 financial results. The workforce reductions were completed by the end of January 2009.

During the first quarter of 2009, we recorded non-cash impairment charges of $32,280,000 for the impairment of long-lived assets related to manufacturing equipment in our Disk Drive Components Division’s assembly and component operations. The impairment review was triggered by weakened demand for suspension assemblies and uncertain future market conditions. In response to these conditions, we made structural changes to consolidate some of our component and assembly manufacturing among our sites.

During the second quarter of 2009, we took actions to further restructure the company and reduce our overall cost structure in our Disk Drive Components Division. We closed our Sioux Falls, South Dakota facility at the end of June 2009 and consolidated the related suspension assembly operations into our Eau Claire, Wisconsin and Hutchinson, Minnesota sites. The assembly operations consolidation resulted in a net elimination of approximately 220 positions. In addition, we consolidated our Eau Claire, Wisconsin site’s photoetching operations into our Hutchinson, Minnesota site and our Hutchinson, Minnesota site’s trace operations into our Eau Claire, Wisconsin site to achieve improvements in efficiency and facility utilization and to reduce operating costs. We also reduced the workforce in our components operation in Eau Claire, Wisconsin by approximately 100 positions. The second quarter 2009 workforce reductions resulted in a charge for severance and other expenses of $4,787,000.

In response to further weakened demand for suspension assemblies and as a result of the additional restructuring actions in the second quarter discussed above, we recorded non-cash impairment charges of $18,688,000 in the second quarter of 2009 for the impairment of long-lived assets related to manufacturing equipment in our Disk Drive Components Division’s assembly and component operations.

During the third quarter of 2009, we took actions to reduce costs and improve cash flow. We further restructured the company to adjust to market conditions and the expected phase out of suspension assembly shipments to our customer, Seagate Technology. The restructuring actions included eliminating approximately 300 additional positions. The third quarter 2009 workforce reductions resulted in a charge for severance and other expenses of $4,894,000.

During the third quarter of 2009, as a result of the expected phase out of suspension assembly shipments to our customer, Seagate Technology, and the restructuring actions in the third quarter discussed above, we recorded additional non-cash impairment charges of $20,841,000 for the impairment of long-lived assets primarily related to assembly manufacturing equipment in our Disk Drive Components Division.

During 2008, we recorded a litigation charge of $2,003,000 related to the tentative settlement of a class action lawsuit. The lawsuit challenged our pay practices pertaining to the time certain production employees spend gowning and ungowning at the beginning and end of their shifts and meal breaks. The charge was comprised of settlement payments to these employees and payment of their attorney’s fees and expenses.

Loss from operations for 2009 included a $23,485,000 loss from operations for our BioMeasurement Division compared to a $22,662,000 loss for 2008. The increased loss from BioMeasurement operations was due to higher allocated expenses from corporate departments as the business has grown and to severance expenses.

Interest income for 2009 was $3,184,000, compared to $10,519,000 for 2008, a decrease of $7,335,000. The decrease in interest income was primarily due to lower investment yields as a result of an overall lower interest rate environment.

Interest expense for 2009 was $19,762,000, compared to $19,767,000 for 2008, a decrease of $5,000. The decrease in interest expense for 2009 was primarily due to lower capitalized interest expense resulting from reduced capital investments and reduced interest expense due to our debt repurchases during the fiscal year.

During 2009, we recorded a gain of $4,390,000 related to the Rights Offering and increased value of our ARS due to changes in the interest rate spread used in our discounted cash flow model, as described in Note 1 to the annual consolidated financial statements included in this proxy statement.

During the fourth quarter of 2008, we recorded a charge of $8,484,000 related to an other-than-temporary impairment of our long-term investments to reflect the reduction in carrying value of our ARS from a par value of $100,650,000 to an estimated fair value of $92,166,000. In light of then-current uncertain market and economic conditions, we concluded we may not hold our ARS until final maturity (up to 38 years) if the opportunity arises to sell these securities on reasonable terms.

During the first, third and fourth quarters of 2009, we spent $89,525,000 to repurchase $104,446,000 par value of our 2.25% Notes on the open market using our available cash and cash equivalents, at varying discount to face value. Upon completion of the repurchases, the repurchased 2.25% Notes were cancelled. The resulting gain of $14,461,000 is included in our consolidated financial statements.

During the fourth quarter of 2009, we spent $19,987,000 to repurchase $27,500,000 par value of Old Notes on the open market using our available cash and cash equivalents, at an average discount to face value of approximately 27 percent. At the time of repurchase the notes had a book value of $23,139,000, which includes the par value of the notes, offset by the remaining debt discount of $4,361,000. We have approximately $122,200,000 par value of Old Notes outstanding. Upon completion of the repurchases, the repurchased Old Notes were cancelled. The resulting gain of $2,792,000 was included in our consolidated financial statements.

The income tax benefit for 2009 was $209,000. The income tax benefit for 2009 is due primarily to certain provisions of the American Recovery and Reinvestment Act of 2009 that permit certain tax credits to be converted into cash refunds in lieu of claiming bonus depreciation, which was partially reduced by foreign income tax expense.

The income tax provision for 2008 was $60,709,000. The pretax loss for 2008 resulted in a statutory tax benefit of $16,195,000. The negative annual effective tax rate was caused by the full valuation allowance charge of $77,983,000 against our deferred tax assets. Financial Accounting Standards Board (“FASB”) guidance requires that companies assess whether valuation allowances should be established against their deferred tax assets based on the consideration of all available evidence, using a “more likely than not” standard. In making such assessments, significant weight is given to evidence that can be objectively verified. A company’s current or previous losses are given more weight than its future outlook. Under that standard, our three-year historical cumulative loss was a significant negative factor. This loss, combined with uncertain near-term market and economic conditions, reduced our ability to rely on our projections of future taxable income in determining whether a valuation allowance is appropriate. Accordingly, we concluded that a full valuation allowance is appropriate. We will continue to assess the likelihood that our deferred tax assets will be realizable, and our valuation allowance will be adjusted accordingly, which could materially impact our financial position and results of operations.

Liquidity and Capital Resources

Our principal sources of liquidity are cash and cash equivalents, cash flow from operations and additional financing capacity, if available given current credit market conditions and our operating performance.

Our cash and cash equivalents decreased from $55,639,000 at September 26, 2010, to $45,828,000 at March 27, 2011. Our short-term investments decreased from $48,899,000 to $15,825,000 during the same period. In total, our cash and cash equivalents and short-term investments decreased by $42,885,000 during the period. The decrease was primarily due to $32,166,000 principally used in the Tender/Exchange Offer, as described below, $7,393,000 of capital spending and $4,000,000 of cash used by operations.

Our cash and cash equivalents decreased from $106,391,000 at September 27, 2009, to $55,639,000 at September 26, 2010. Our short- and long-term investments decreased from $120,632,000 to $48,899,000 during the same period. In total, our cash and cash equivalents and short- and long-term investments decreased by $122,485,000 during the period. This decrease was primarily due to $102,793,000 used for repurchases of long-term debt and $31,382,000 for capital expenditures. These decreases were partially offset by $13,742,000 of cash generated from operations, which is a decrease in cash flow from operations from $19,300,000 for 2009 and $90,336,000 for 2008 due to our unfavorable operating results in 2009 and 2010. For the twenty-six weeks ended March 27, 2011, cash flow from operations was $(4,000,000). We expect negative cash flow from operations through the third quarter of 2011.

In light of the significant decreases in our net sales over the past two completed fiscal years and the first twenty-six weeks of the current fiscal year and current uncertain market and economic conditions, we are aggressively managing our cost structure and cash position to ensure that we will meet our debt obligations while preserving the ability to make investments that will enable us to respond to customer requirements and achieve long-term profitable growth. We currently believe that our cash and cash equivalents, short-term investments, cash generated from operations and additional financing, if needed and as available given current credit market conditions and our operating performance, will be sufficient to meet our forecasted operating expenses, other debt service requirements, debt and equity repurchases and capital expenditures through 2011. Holders of the Old Notes may require us to purchase all or a portion of their Old Notes for cash as early as January 15, 2013, and holders of February Notes and any New Notes may require us to purchase all or a portion of their February Notes and New Notes for cash as early as January 15, 2015. We anticipate that we would need to obtain additional financing if the holders of the Old Notes, February Notes or any New Notes require us to purchase all or a portion of their Old Notes, February Notes or any New Notes for cash on those dates. Our ability to obtain additional financing will depend upon a number of factors, including our future performance and financial results and general economic and capital market conditions. We cannot be certain that we will be able to raise additional financing on terms acceptable to us, including covenants that we will be able to comply with in the short term, or at all, if needed. If we are unable to obtain new financing, if and when necessary, our future financial results and liquidity could be materially adversely affected.

Effective December 19, 2008, we entered into a settlement (the “UBS Settlement”) with UBS AG, UBS Financial Services Inc. and UBS Securities LLC (collectively, “UBS”) that provided liquidity for our ARS portfolio held with UBS and to resolve pending litigation between the parties. The UBS Settlement provided for certain arrangements, one of which was our acceptance of an offer by UBS to issue to us ARS rights (the “Rights Offering”), which allowed us to require UBS to repurchase at par value all of the ARS held by us in accounts with UBS at any time during the period from June 30, 2010, through July 2, 2012 (if our ARS had not previously been sold by us or by UBS on our behalf or redeemed by the respective issuers of those securities). During the fourth quarter of 2010, we exercised the rights issued to us in the Rights Offering for the remaining ARS held by us and subject to the Rights Offering.

As part of the UBS Settlement, we also entered into a loan agreement with UBS Credit Corp. (“UBS Credit”), which provided us with a line of credit (the “UBS Credit Line”) secured only by the ARS we held in accounts with UBS. The proceeds derived from any sales of the ARS we held in accounts with UBS were to be applied to repayment of the UBS Credit Line. Following our exercise of the rights issued to us in the Rights Offering, the proceeds of the repurchase of ARS were applied to repay the UBS Credit Line. As of September 26, 2010, we had repaid all of the UBS Credit Line available to us.

On March 19, 2010, we entered into a settlement agreement with Citigroup Global Markets Inc. (“CGMI”) providing for the sale of a portion of our ARS. We received approximately $19,313,000 in cash (plus accrued interest) in exchange for $22,600,000 in principal amount of our ARS. As a result, we recorded an additional realized loss on the sale of these ARS of $528,000 during the quarter ended March 28, 2010. As of December 27, 2009, we had recorded an other-than-temporary realized loss of $2,793,000 on these ARS. For a three-year period, the settlement agreement with CGMI provides us with the option to repurchase some or all of these ARS at the price for which we sold them, and the potential for additional recoveries in the event of issuer redemptions. As part of the settlement agreement, we agreed to dismiss with prejudice an arbitration proceeding between us and CGMI and an affiliate of CGMI relating to these ARS.

In January 2006, we issued the Old Notes described above. In February 2003, we issued and sold $150,000,000 aggregate principal amount of the 2.25% Notes that matured and were retired on March 15, 2010. During 2009, we spent $89,525,000 to repurchase $104,446,000 par value of our 2.25% Notes on the open market using our available cash and cash equivalents, at varying discounts to face value. Upon completion of the repurchases, the repurchased 2.25% Notes were cancelled. The resulting gain of $14,461,000 is included in our consolidated financial statements for 2009.

In May 2008, FASB issued authoritative guidance for accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). This guidance specifies that convertible debt instruments that may be settled in cash upon conversion shall be separately accounted for by allocating a portion of the fair value of the instrument as a liability and the remainder as equity. The excess of the principal amount of the liability component over its carrying amount shall be amortized to interest cost over the effective term. The provisions of this guidance apply to the Old Notes. We adopted the provisions of this guidance beginning in our first quarter of 2010, as discussed in Note 1 to our annual consolidated financial statements included in this proxy statement.

During the fourth quarter of 2009, we spent $19,987,000 to repurchase $27,500,000 par value of the Old Notes on the open market using our available cash and cash equivalents, at an average discount to face value of approximately 27 percent. At the time of the repurchase the Old Notes had a book value of $23,139,000, which includes the par value of the Old Notes, offset by the remaining debt discount of $4,361,000. Upon completion of the repurchases, the repurchased Old Notes were cancelled. The resulting gain of $2,792,000 is included in our consolidated financial statements for 2009.

During the first and second quarters of 2010, we spent $11,488,000 to repurchase $11,500,000 par value of our 2.25% Notes on the open market using our available cash and cash equivalents. Upon completion of the repurchases, the repurchased 2.25% Notes were cancelled. On the maturity date of the 2.25% Notes, March 15, 2010, we used our available cash and cash equivalents to pay par value of $34,054,000 to retire all of the outstanding 2.25% Notes. None of the 2.25% Notes remain outstanding.

In February 2011, we completed the Tender/Exchange Offer. In connection with the Tender/Exchange Offer, we issued $40,000,000 of the New Notes pursuant to the New Note Indenture. As a result of the Tender/Exchange Offer, we retired an aggregate principal amount of $75,294,000 of the Old Notes in February 2011. We made cash payments of $30,000,000 for the purchase of $35,294,000 aggregate principal amount of the Old Notes and we issued $40,000,000 aggregate principal amount of the New Notes in exchange for $40,000,000 aggregate principal amount of the Old Notes.

Our suspension assembly business is capital intensive. The disk drive industry experiences rapid technology changes that require us to make substantial ongoing capital expenditures in product and process improvements to maintain our competitiveness. Significant industry technology transitions often result in increasing our capital expenditures. The disk drive industry also experiences periods of increased demand and rapid growth followed by periods of oversupply and subsequent contraction, which also results in fluctuations in our capital expenditures. Cash used for capital expenditures totaled $7,393,000 for the twenty-six weeks ended March 27, 2011, $31,382,000 for 2010, $20,609,000 for 2009 and $65,603,000 for 2008. The decrease from 2008 to 2009 was primarily due to the weakened demand for our suspension assemblies in 2009 and our actions to reduce our overall cost structure and increase our cash position. Capital spending for 2010 was primarily for additional TSA+ flexure production capacity, establishing our Thailand assembly operation and new tooling program. We currently anticipate capital expenditures to be approximately $20,000,000 to $25,000,000 in 2011, primarily for additional TSA+ flexure production capacity and tooling and manufacturing equipment for new process technology and capability improvements, such as DSA suspension assemblies. As the full transition to TSA+ suspensions takes place over the next two to three years, our capital expenditures could increase as we add capacity as needed. Financing of these capital expenditures will be principally from operations, our current cash, cash equivalents, our credit facility or additional financing, if available given current credit market conditions.

Our capital expenditures for the Disk Drive Components Division are planned based on anticipated customer demand for our suspension assembly products, market demand for disk drives, process improvements to be incorporated in our manufacturing operations and the rate at which our customers adopt new generations of higher performance disk drives and next-generation read/write technology and head sizes, which may require new or improved process technologies, such as additive processing to produce flexures for our TSA+ suspensions. Capital spending is also based on our ability to fund capital expenditures, as needed, with cash generated from operations, our current cash, cash equivalents, short-term investments or additional financing, if available given current capital market conditions.

We manage our capital spending to reflect the capacity that we expect will be needed to meet disk drive industry customer forecasts. However, existing work in process with vendors and lengthy lead times sometimes prevent us from adjusting our capital expenditures to match near-term demand. This can result in underutilization of capacity, which could lower gross profit.

Although we are reducing the cost structure of our BioMeasurement Division, we will continue to market and sell our InSpectra StO2 products and will have continued operating losses until our products are more widely accepted in the marketplace. Our BioMeasurement Division incurred an operating loss of $5,626,000 for the twenty-six weeks ended March 27, 2011, $23,959,000 for 2010, $23,485,000 for 2009 and $22,662,000 for 2008. We are taking actions expected to reduce costs in this division, which will reduce future operating losses. Our future losses, however, along with growing working capital needs as the business grows, will negatively affect our ability to generate cash.

On May 15, 2009, we entered into an agreement to sell our real property in Sioux Falls, South Dakota and certain related personal property for cash consideration of $12,000,000. The sale closed on July 17, 2009. The sale resulted in a gain of $1,861,000 which was recorded in our fourth quarter of 2009. We closed our Sioux Falls, South Dakota facility at the end of June 2009 and consolidated the related suspension assembly operations into our Eau Claire, Wisconsin and Hutchinson, Minnesota sites.

In 2008, our board of directors approved a share repurchase program authorizing us to spend up to $130,000,000 to repurchase shares of our common stock from time to time in the open market or through privately negotiated transactions. The maximum dollar value of shares that may yet be purchased under the share repurchase program is $72,368,000. We have not repurchased any shares since 2008.

During 2008 and 2009, we entered into contracts to hedge gold commodity price risks through February 2010. As of September 26, 2010, we did not have any outstanding derivative contracts on our consolidated balance sheets. See Note 8 to our annual consolidated financial statements included in this proxy statement for additional information on our derivative instruments.

Contractual Obligations

The following table presents our contractual obligations at September 26, 2010 (in thousands):

	Payments Due by Period
	Total	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years
Total debt	$198,445	$945	$197,500	$—	$—
Interest expense	102,730	6,448	12,838	12,838	70,606
Capital leases	606	335	271	—	—
Operating leases	11,162	4,270	5,504	1,388	—

Total	$312,943	$11,998	$216,113	$14,226	$70,606

As of September 26, 2010, the liability balance for uncertain tax positions was $7,516,000. We are not able to reasonably estimate in which future periods these amounts will ultimately be settled.

Holders of Old Notes may require us to purchase all or a portion of the Old Notes for cash as early as January 15, 2013.

During 2009, we spent $19,987,000 to repurchase $27,500,000 par value of Old Notes on the open market using our available cash and cash equivalents, at an average discount to face value of approximately 27 percent. At the time of the repurchase, the Old Notes had a book value of $23,139,000, which includes the par value of the Old Notes, offset by the remaining debt discount of $4,361,000. As of September 26, 2010, we had $197,500,000 par value of the Old Notes outstanding. Upon completion of the repurchases, the repurchased Old Notes were cancelled. The resulting gain of $2,792,000 is included in our consolidated financial statements for the year ended September 26, 2010.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires estimation and judgment that affect the reported amounts of revenues, expenses, assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Following are our most critical accounting policies that affect significant areas and involve judgment and estimates. If these estimates differ materially from actual results, the impact to the consolidated financial statements may be material.

Revenue Recognition—We recognize revenue from the sale of our products when persuasive evidence of an arrangement exists, the product has been delivered, the fee is fixed and determinable and collection of the resulting receivable is reasonably assured. Amounts billed to customers for shipping and handling costs associated with products sold are classified as revenue.

For all sales, we use a binding purchase order as evidence of an arrangement. Delivery generally occurs when product is delivered to a common carrier. Certain of our products are delivered on an FOB destination basis. We defer our revenue associated with these transactions until the product has been delivered to the customer’s premises.

We also store Disk Drive Components Division inventory in VMI facilities, which are warehouses located close to the customer’s manufacturing facilities. Revenue is recognized on sales from such facilities upon the transfer of title and risk of loss, following the customer’s acknowledgement of the receipt of the goods.

We also enter into arrangements with customers that provide us with reimbursement for engineering services and specific program capacity to partially offset the costs of our investment. We recognize the associated revenue over the estimated life of the program to which the services and capacity relate.

Investments—We account for securities available for sale in accordance with FASB guidance regarding accounting for certain investments in debt and equity securities, which requires that available-for-sale and trading securities be carried at fair value. Unrealized gains and losses deemed to be temporary on available-for-sale securities are reported as other comprehensive income (“OCI”) within shareholders’ equity. Realized gains and losses and decline in value deemed to be other than temporary on available-for-sale securities are included in “(Loss) gain on short- and long-term investments” and “Other income” on our consolidated statements of operations. Trading gains and losses also are included in “(Loss) gain on short- and long-term investments.” Fair value of the securities is based upon quoted market prices in active markets or estimated fair value when quoted market prices are not available. The cost basis for realized gains and losses on available-for-sale securities is determined on a specific identification basis. We classify our securities available-for-sale as short- or long-term based upon management’s intent and ability to hold these investments. In addition, throughout 2009, the FASB issued various authoritative guidance and enhanced disclosures regarding fair value measurements and impairments of securities which help in determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly.

Inventory Valuation—Inventories are valued at the lower of cost (first-in, first-out method) or market by analyzing market conditions, current sales prices, inventory costs and inventory balances.

We are dependent on a limited number of customers and a limited number of product programs for each customer. Because our products are custom built, we typically cannot shift work-in-process or finished goods from customer to customer or from one program to another for a particular customer. We evaluate inventory balances for excess quantities and obsolescence on a regular basis by analyzing backlog, estimated demand, inventory on hand, sales levels and other information. We write down excess and obsolete inventory to the lower of cost or market based on the analysis.

Long-Lived Assets—We evaluate the carrying value of long-lived assets, consisting primarily of property, plant and equipment, whenever certain events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Such events or circumstances include, but are not limited to, a prolonged industry downturn or significant reductions in projected future cash flows. In assessing the recoverability of long-lived assets, we compare the carrying value to the undiscounted future cash flows the assets are expected to generate. If the total of the undiscounted future cash flows is less than the carrying amount of the assets, the assets will be written down based on the excess of the carrying amount over the fair value of the assets. Fair value would generally be determined by calculating the discounted future cash flows using a discount rate based upon our weighted average cost of capital. Significant judgments and assumptions are required in the forecast of future operating results used in the preparation of the estimated future cash flows. Our impairment analysis for the fourth quarter of 2010 indicated that no charge for impairment was required. Based on our forecast model, there was a cushion in excess of 10% between our expected undiscounted cash flows and the carrying value of our assets. Changes in these estimates could have a material effect on the assessment of long-lived assets.

Income Taxes—We account for income taxes in accordance with FASB guidance on accounting for income taxes. As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be realized based on future taxable income, and to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or change this allowance in a period, we must include an expense or a benefit within the tax provision in our statement of operations.

Significant judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our deferred tax assets. Valuation allowances arise due to the uncertainty of realizing deferred tax assets. At September 26, 2010, and September 27, 2009, we had valuation allowances of $168,991,000 and $147,889,000, respectively. The FASB guidance requires that companies assess whether valuation allowances should be established against their deferred tax assets based on the consideration of all available evidence, using a “more likely than not” standard. In making such assessments, significant weight is to be given to evidence that can be objectively verified. A company’s current or previous losses are given more weight than its future outlook. Under the guidance, our three-year historical cumulative loss was a significant negative factor. This loss, combined with uncertain near-term market and economic conditions, reduced our ability to rely on our projections of future taxable income in determining whether a valuation allowance was appropriate. Accordingly, we concluded that a full valuation allowance is appropriate. We will continue to assess the likelihood that our deferred tax assets will be realizable, and our valuation allowance will be adjusted accordingly, which could materially impact our financial position and results of operations.

Other Matters

See Note 1 to our annual consolidated financial statements included in this proxy statement for a discussion of recent accounting pronouncements.

Inflation

Management believes inflation has not had a material effect on our operations or on our financial condition. We cannot be sure that our business will not be affected by inflation in the future.

Disclosures About Market Risk

We have no earnings or cash flow exposure due to market risk on our debt obligations that are subject to fixed interest rates. Interest rate changes, however, would affect the fair market value of this fixed rate debt. At September 26, 2010, we had fixed rate debt of $198,445,000, with a fair market value of approximately $145,614,000.

Our investing activities are guided by an investment policy, which is reviewed at least annually by our board of directors, and whose objectives are preservation and safety of capital, maintenance of necessary liquidity and maximizing of the rate of return within the stated guidelines. Our policy provides guidelines as to the maturity, concentration limits and credit quality of our investments, as well as guidelines for communication, authorized securities and other policies and procedures in connection with our investing activities.

We are exposed to various market risks and potential loss arising from changes in interest rates in connection with our cash, cash equivalents and marketable securities held in investment accounts.

Quantitative and Qualitative Disclosures About Market Risk

We have no earnings or cash flow exposure due to market risk on our debt obligations that are subject to fixed interest rates. Interest rate changes, however, would affect the fair market value of this fixed rate debt. As of March 27, 2011, we had fixed rate debt of $162,334,000. At March 27, 2011, our fixed rate debt had a fair market value of approximately $126,990,000.

Our investing activities are guided by an investment policy, which is reviewed at least annually by our board of directors, and whose objectives are preservation and safety of capital, maintenance of necessary liquidity and maximizing of the rate of return within the stated guidelines. Our policy provides guidelines as to the maturity, concentration limits and credit quality of our investments, as well as guidelines for communication, authorized securities and other policies and procedures in connection with our investing activities.

We are exposed to various market risks and potential loss arising from changes in interest rates in connection with our cash, cash equivalents and marketable securities held in investment accounts.

OTHER INFORMATION

Householding

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We household our proxy materials and annual reports for shareholders, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please contact us in writing or by telephone at Hutchinson Technology Incorporated, Attention: Investor Relations, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350, (320) 587-3797. We will deliver promptly upon written or oral request a separate copy of this proxy statement to a shareholder at a shared address to which a single copy was delivered.

Shareholder Proposals

We must receive at our principal executive office no later than August 15, 2011 any shareholder proposals that are requested to be included in the proxy statement for our annual meeting of shareholders to be held in January 2012. We must receive any other shareholder proposals intended to be presented at our annual meeting of shareholders to be held in January 2012 at our principal executive office no later than October 22, 2011.

CONSOLIDATED STATEMENTS OF OPERATIONS

Hutchinson Technology Incorporated and Subsidiaries

	Fiscal Years Ended
	September 26, 2010	September 27, 2009	September 28, 2008
	(In thousands, except per share data)
Net sales	$347,189	$408,022	$631,619
Cost of sales	314,224	400,488	546,139

Gross profit	32,965	7,534	85,480
Research and development expenses	21,429	26,776	39,711
Selling, general and administrative expenses	55,848	54,880	73,303
Severance and other expenses (Note 1)	3,674	29,586	1,061
Litigation charge (Note 1)	—	—	2,003
Asset impairment and other charges (Note 1)	—	71,809	—

Loss from operations	(47,986)	(175,517)	(30,598)
Other income, net	2,357	1,536	2,172
Gain on extinguishment of long-term debt	6	17,253	—
Interest income	1,311	3,184	10,519
Interest expense	(15,876)	(19,762)	(19,767)
(Loss) gain on short- and long-term investments (Note 1)	(319)	4,390	(8,484)

Loss before income taxes	(60,507)	(168,916)	(46,158)
(Benefit) provision for income taxes (Note 3)	(1,585)	(209)	60,709

Net loss	$(58,922)	$(168,707)	$(106,867)

Basic loss per share	$(2.52)	$(7.27)	$(4.38)

Diluted loss per share	$(2.52)	$(7.27)	$(4.38)

Weighted-average common shares outstanding	23,362	23,214	24,411

Weighted-average diluted shares outstanding	23,362	23,214	24,411

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

Hutchinson Technology Incorporated and Subsidiaries

	September 26, 2010	September 27, 2009
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$55,639	$106,391
Short-term investments including $4,174 and $3,031 restricted (Note 1)	48,899	96,316
Trade receivables, net	47,629	63,448
Other receivables	7,849	8,445
Inventories	53,568	46,878
Other current assets	2,353	4,932

Total current assets	215,937	326,410

Long-term investments	—	24,316

Property, plant and equipment:
Land, buildings and improvements	225,987	211,529
Equipment	771,977	744,417
Construction in progress	12,880	14,120
Less: Accumulated depreciation	(752,611)	(690,730)

Net property, plant and equipment	258,233	279,336
Other assets	5,542	5,425

	$479,712	$635,487

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$1,280	$102,804
Accounts payable	15,788	17,536
Accrued expenses	8,593	11,183
Accrued compensation	12,911	13,139

Total current liabilities	38,572	144,662

Convertible subordinated notes	174,920	166,464
Long-term debt, less current maturities	271	946
Other long-term liabilities	1,271	1,705
Commitments and contingencies (Notes 2, 5 and 6)
Shareholders’ equity:
Common stock, $.01 par value, 100,000,000 shares authorized, 23,371,000 and 23,359,000 issued and outstanding	234	234
Additional paid-in capital	422,089	418,572
Accumulated other comprehensive income	876	2,503
Accumulated loss	(158,521)	(99,599)

Total shareholders’ equity	264,678	321,710

	$479,712	$635,487

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Hutchinson Technology Incorporated and Subsidiaries

	Fiscal Years Ended
	September 26, 2010	September 27, 2009	September 28, 2008
	(In thousands)
OPERATING ACTIVITIES:
Net loss	$(58,922)	$(168,707)	$(106,867)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	51,849	76,566	111,856
Stock-based compensation	3,462	4,244	5,976
Provision for deferred taxes (Note 3)	—	—	62,498
Loss (gain) on short- and long-term investments (Note 1)	—	(4,390)	8,484
Loss (gain) on disposal of assets	173	(1,762)	893
Asset impairment charge (Note 1)	3,274	71,640	—
Non-cash interest expense	8,456	8,793	8,075
Gain on extinguishment of debt	(6)	(17,253)	—
Litigation charge (Note 1)	—	—	2,003
Severance expenses (Note 1)	1,150	—	—
Changes in operating assets and liabilities (Note 7)	4,306	50,169	(2,582)

Cash provided by operating activities	13,742	19,300	90,336

INVESTING ACTIVITIES:
Capital expenditures	(31,382)	(20,609)	(65,603)
Proceeds from the sale of PP&E	—	12,205	—
Purchases of marketable securities	(71,739)	(46,883)	(960,216)
Sales/maturities of marketable securities	141,445	133,819	983,821

Cash provided by (used for) investing activities	38,324	78,532	(41,998)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	55	1,508	8,529
Proceeds from loan	—	55,699	—
Repayment of short- and long-term debt	(102,873)	(110,957)	(1,346)
Repurchase of common stock (Note 9)	—	—	(57,721)

Cash used for financing activities	(102,818)	(53,750)	(50,538)

Net (decrease) increase in cash and cash equivalents	(50,752)	44,082	(2,200)
Cash and cash equivalents at beginning of year	106,391	62,309	64,509

Cash and cash equivalents at end of year	$55,639	$106,391	$62,309

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Hutchinson Technology Incorporated and Subsidiaries

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Earnings	Total Shareholders’ Equity
	Shares	Amount
	(In thousands)
	26,074	$261	$452,208	$29	$180,258	$632,756

Exercise of stock options	253	2	5,970			5,972
Issuance of common stock	170	2	2,555			2,557
Stock-based compensation (Note 5)			5,976			5,976
Tax provision on stock option exercises			(483)			(483)
Repurchase of common stock	(3,556)	(36)	(53,402)		(4,283)	(57,721)
Components of comprehensive income:
Unrealized gain on securities available for sale, net of income taxes of $0				139
Unrealized loss on derivatives, net of income taxes of $0				(1,037)
Net loss					(106,867)
Total comprehensive loss						(107,765)

Balance, September 28, 2008	22,941	$229	$412,824	$(869)	$69,108	$481,292

Exercise of stock options	—	—	32			32
Issuance of common stock	418	5	1,472			1,477
Stock-based compensation (Note 5)			4,244			4,244
Components of comprehensive income:
Unrealized gain on securities available for sale, net of income taxes of $0				2,069
Unrealized gain on derivatives, net of income taxes of $0				1,303
Net loss					(168,707)
Total comprehensive loss						(165,335)

Balance, September 27, 2009	23,359	$234	$418,572	$2,503	$(99,599)	$321,710

Issuance of common stock	12	—	55			55
Stock-based compensation (Note 5)			3,462			3,462
Components of comprehensive income:
Unrealized loss on securities available for sale, net of income taxes of $0				(2,027)
Unrealized loss on derivatives, net of income taxes of $0				(267)
Foreign currency translation, net of income taxes of $0				667
Net loss					(58,922)
Total comprehensive loss						(60,549)

Balance, September 26, 2010	23,371	$234	$422,089	$876	$(158,521)	$264,678

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries

(Columnar dollar amounts in thousands except per share amounts)

1. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Hutchinson Technology Incorporated and its subsidiaries (“we,” “our” and “us”), all of which are wholly-owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires estimation and judgment that affect the reported amounts of revenues, expenses, assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. If these estimates differ materially from actual results, the impact to the consolidated financial statements may be material.

Accounting Pronouncements

Throughout 2009, the Financial Accounting Standards Board (“FASB”) issued various authoritative guidance and enhanced disclosures regarding fair value measurements and impairments of securities which helps in determining fair value when the volume and level of activity for the asset or liability have significantly decreased and in identifying transactions that are not orderly. These provisions were effective for us for the fiscal quarter ended June 28, 2009. The additional disclosures required by these provisions are included within the footnotes below. The adoption of these provisions did not have a material impact on our consolidated financial statements.

In May 2008, the FASB issued authoritative guidance for accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). This guidance specifies that convertible debt instruments that may be settled in cash upon conversion shall be separately accounted for by allocating a portion of the fair value of the instrument as a liability and the remainder as equity. The excess of the principal amount of the liability component over its carrying amount shall be amortized to interest cost over the effective term. The provisions of this guidance apply to our 3.25% Convertible Subordinated Notes due 2026 (the “3.25% Notes”), discussed in Note 2 below. We adopted the provisions of this guidance beginning in our first quarter of 2010. This guidance requires us to recognize additional (non-cash) interest expense based on the market rate for similar debt instruments that do not contain a comparable conversion feature.

The adoption of this guidance required us to allocate the original $225,000,000 proceeds received from the issuance of our 3.25% Notes between the applicable debt and equity components. Accordingly, we have allocated $160,584,000 of the proceeds to the debt component of our 3.25% Notes and $40,859,000, net of deferred taxes of $23,557,000, to the equity conversion feature. Subsequently, at September 28, 2008, a full valuation allowance was recorded against our deferred tax assets. During the fourth quarter of 2009, we repurchased $27,500,000 par value of our 3.25% Notes, leaving $197,500,000 par value outstanding. The debt component allocation was based on the estimated fair value of similar debt instruments without a conversion feature as determined by using a discount rate of 8.75%, which represents our estimated borrowing rate for such debt as of the date of our 3.25% Notes issuance. The difference between the cash proceeds associated with our 3.25% Notes and the debt component was recorded as a debt discount with a corresponding offset to additional paid-in-capital, net of applicable deferred taxes, representing the equity conversion feature. The debt discount

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands except per share amounts)

that we recorded is being amortized over seven years, the expected term of our 3.25% Notes (January 19, 2006 through January 15, 2013), using the effective interest method resulting in additional non-cash interest expense. As of September 26, 2010, the remaining period over which the debt discount will be amortized is approximately two years.

The carrying amounts of our 3.25% Notes included in our consolidated balance sheets were as follows (in thousands):

	2010	2009
Principal balance	$197,500	$197,500
Debt discount	(22,580)	(31,036)

Convertible subordinated notes, net	$174,920	$166,464

We have recorded the following interest expense related to our 3.25% Notes in the periods presented (in thousands):

	2010	2009	2008
Coupon rate of interest (cash interest)	$6,402	$7,260	$7,272
Debt discount amortization (non-cash interest)	8,456	8,793	8,075

Total interest expense for the 3.25% Notes	$14,858	$16,053	$15,347

In March 2008, the FASB issued enhanced disclosure requirements for derivative instruments and hedging activities. The additional disclosures are intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows. Entities are required to provide enhanced disclosures about: how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. This guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The adoption of this statement did not have a material impact on our consolidated financial statements. The additional disclosures required by this guidance are included in Note 8 below.

In February 2007, the FASB issued authoritative guidance which allows companies to choose to measure certain eligible financial assets and financial liabilities at fair value (the fair value option) to measure specified financial instruments and warranty and insurance contracts at fair value on a contract-by-contract basis, with changes in fair value recognized in earnings each reporting period. On September 29, 2008, we elected the fair value option on our acceptance of the Rights Offering (described in Note 1 below) that was a part of a settlement to resolve pending litigation related to our auction rate securities (“ARS”) portfolio held with UBS (defined in Note 1 below). The resulting valuation of the Rights Offering is included in “Long-term investments” on our consolidated balance sheets. Measuring the Rights Offering at fair value led to greater symmetry between the accounting for the ARS we held with other parties and the Rights Offering and more accurately represented the economics of the two assets.

In September 2006, the FASB issued authoritative guidance that clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures on fair value measurements. This guidance became effective for fiscal years beginning after November 15, 2007, our fiscal year 2009. The adoption of this statement did not have a material impact on our consolidated financial statements. The additional disclosures required by this guidance are included in Note 4 below.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands except per share amounts)

Fiscal Year

Our fiscal year is the fifty-two/fifty-three week period ending on the last Sunday in September. The fiscal years ended September 28, 2008, September 27, 2009, and September 26, 2010, are fifty-two week periods.

Revenue Recognition

We recognize revenue from the sale of our products when persuasive evidence of an arrangement exists, the product has been delivered, the fee is fixed and determinable and collection of the resulting receivable is reasonably assured. Amounts billed to customers for shipping and handling costs associated with products sold are classified as revenue.

For all sales, we use a binding purchase order as evidence of an arrangement. Delivery generally occurs when product is delivered to a common carrier. Certain of our products are delivered on an FOB destination basis. We defer our revenue associated with these transactions until the product has been delivered and accepted to the customer’s premises.

We also store Disk Drive Components Division inventory in “vendor managed inventory,” or VMI, facilities, which are warehouses located close to the customer’s manufacturing facilities. Revenue is recognized on sales from such facilities upon the transfer of title and risk of loss, following the customer’s acknowledgement of the receipt of the goods.

We also enter into arrangements with customers that provide us with reimbursement for engineering services and specific program capacity to partially offset the costs of our investment. We recognize the associated revenue over the estimated life of the program to which the services and capacity relate. The deferred revenue related to these reimbursements as recorded on our consolidated balance sheets as of September 26, 2010, and September 27, 2009, was $1,090,000 and $2,142,000, respectively, included in “Accrued expenses” and $412,000 and $650,000, respectively, included in “Other long-term liabilities.”

Cash and Cash Equivalents

Cash equivalents consist of all highly liquid investments with original maturities of ninety days or less.

Investments

Our short-term investments are comprised of corporate notes, United States government debt securities, certificates of deposit, and commercial paper. We account for securities available for sale in accordance with FASB guidance regarding accounting for certain investments in debt and equity securities, which requires that available-for-sale and trading securities be carried at fair value. Unrealized gains and losses deemed to be temporary on available-for-sale securities are reported as other comprehensive income (“OCI”) within shareholders’ equity. Realized gains and losses and decline in value deemed to be other than temporary on available-for-sale securities are included in “(Loss) gain on short- and long-term investments” on our consolidated statements of operations. Trading gains and losses also are included in “(Loss) gain on short- and long-term investments.” Fair value of the securities is based upon quoted market prices in active markets or estimated fair value when quoted market prices are not available. The cost basis for realized gains and losses on available-for-sale securities is determined on a specific identification basis. We classify our securities available-for-sale as short- or long-term based upon management’s intent and ability to hold these investments. In addition, throughout 2009, the FASB issued various authoritative guidance and enhanced disclosures

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands except per share amounts)

regarding fair value measurements and impairments of securities which help in determining fair value when the volume and level of activity for the asset or liability have significantly decreased and in identifying transactions that are not orderly.

A summary of our investments as of September 26, 2010, and September 27, 2009, is as follows:

	September 26, 2010
		Gross Realized		Gross Unrealized		Recorded Basis
	Cost Basis	Gains	Losses	Gains	Losses
Available-for-sale securities
Short-term investments
Marketable securities	$48,690	$—	$—	$209	$—	$48,899

	September 27, 2009
		Gross Realized		Gross Unrealized		Recorded Basis
	Cost Basis	Gains	Losses	Gains	Losses
Available-for-sale securities
Short-term investments
Marketable securities	$30,320	$—	$—	$68	$—	$30,388
Long-term investments
ARS	25,200	—	3,053	746	—	24,316

Total available-for-sale securities	55,520	—	3,053	814	—	54,704
Trading securities
Short-term investments
ARS—secured	66,125	—	4,234	—	—	61,891
Other
Rights Offering	—	4,037	—	—	—	4,037

	$121,645	$4,037	$7,287	$814	$—	$120,632

As of September 26, 2010, our short-term investments mature within one year.

Our ARS portfolio had an aggregate par value of $91,325,000 at September 27, 2009. We determined the estimated fair value of our ARS portfolio each quarter. At September 27, 2009, we estimated the fair value of our ARS portfolio to be $90,244,000. As of September 26, 2010, our entire ARS portfolio had been sold or redeemed.

Effective December 19, 2008, we entered into a settlement (the “UBS Settlement”) with UBS AG, UBS Financial Services Inc. and UBS Securities LLC (collectively, “UBS”) that provided liquidity for our ARS portfolio held with UBS and to resolve pending litigation between the parties. The UBS Settlement provided for certain arrangements, one of which was our acceptance of an offer by UBS to issue to us ARS rights (the “Rights Offering”), which allowed us to require UBS to repurchase at par value all of the ARS held by us in accounts with UBS at any time during the period from June 30, 2010, through July 2, 2012 (if our ARS had not previously been sold by us or by UBS on our behalf or redeemed by the respective issuers of those securities). During the fourth quarter of 2010, we exercised the rights issued to us in the Rights Offering for the remaining ARS held by us and subject to the Rights Offering.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands except per share amounts)

As part of the UBS Settlement, we also entered into a loan agreement with UBS Credit Corp. (“UBS Credit”), which provided us with a line of credit (the “UBS Credit Line”) secured only by the ARS we held in accounts with UBS. The proceeds derived from any sales of the ARS we held in accounts with UBS were to be applied to repayment of the UBS Credit Line. As of September 26, 2010, we had repaid all of the UBS Credit Line available to us.

On March 19, 2010, we entered into a settlement agreement with Citigroup Global Markets Inc. (“CGMI”) providing for the sale of a portion of our ARS. We received approximately $19,313,000 in cash (plus accrued interest) in exchange for $22,600,000 in principal amount of our ARS. As a result, we recorded an additional realized loss on the sale of these ARS of $528,000 during the quarter ended March 28, 2010. As of December 27, 2009, we had recorded an other than temporary realized loss of $2,793,000 on these ARS. For a three-year period, the settlement agreement with CGMI provides us with the option to repurchase some or all of these ARS at the price for which we sold them, and the potential for additional recoveries in the event of issuer redemptions. As part of the settlement agreement, we agreed to dismiss with prejudice an arbitration proceeding between us and CGMI and an affiliate of CGMI relating to these ARS.

As of September 26, 2010 and September 27, 2009, we have $4,174,000 and $3,031,000, respectively, of short-term investments that are restricted in use. For September 26, 2010, these amounts covered outstanding letters of credit and a security for our self-insured workers compensation programs. For September 27, 2009, these amounts covered an outstanding letter of credit, a security for our self-insured workers compensation programs and market positions on outstanding gold hedges.

Trade Receivables

We grant credit to our customers, but generally do not require collateral or any other security to support amounts due. Trade receivables of $47,629,000 at September 26, 2010, and $63,448,000 at September 27, 2009, are net of allowances of $372,000 and $499,000, respectively. As of September 26, 2010, allowances of $372,000 consisted of an $119,000 allowance for doubtful accounts and a $253,000 allowance for sales returns. As of September 27, 2009, allowances of $499,000 consisted of a $224,000 allowance for doubtful accounts and a $275,000 allowance for sales returns. Our trade receivables balance declined $15,819,000 from September 27, 2009 due to a significant decrease in net sales during 2010.

We generally warrant that the products sold by us will be free from defects in materials and workmanship for a period of one year or less following delivery to our customer. Upon determination that the products sold are defective, we typically accept the return of such products and refund the purchase price to our customer. We record a provision against revenue for estimated returns on sales of our products in the same period that the related revenues are recognized. We base the allowance on historical product returns, as well as existing product return authorizations. The following table reconciles the changes in our allowance for sales returns under warranties:

Fiscal Year	Beginning Balance	Increases in the Allowance Related to Warranties Issued	Reductions in the Allowance for Returns Under Warranties	Ending Balance
2010	$275	$ 868	$ (890)	$253
2009	$699	$1,158	$(1,582)	$275

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands except per share amounts)

Inventories

Inventories are valued at the lower of cost (first-in, first-out method) or market by analyzing market conditions, current sales prices, inventory costs and inventory balances. Inventories consisted of the following at September 26, 2010 and September 27, 2009:

	2010	2009
Raw materials	$24,559	$21,069
Work in process	10,601	9,990
Finished goods	18,408	15,819

	$53,568	$46,878

Property and Depreciation

Property, plant and equipment are stated at cost. Costs of renewals and betterments are capitalized and depreciated. Maintenance and repairs are charged to expense as incurred.

Buildings and leasehold improvements are depreciated on a straight-line basis and equipment is depreciated primarily using straight-line basis for financial reporting purposes. Property is depreciated using primarily accelerated methods for tax reporting purposes. Estimated useful lives for financial reporting purposes are as follows:

Buildings	25 to 35 years
Leasehold improvements	5 to 10 years
Equipment	1 to 15 years

We lease some manufacturing equipment that has been treated as a capital lease for accounting purposes. The present value of the minimum quarterly payments resulted in an initial $686,000 lease obligation and related leased asset.

Foreign Currency Translation

Our Thailand operation uses their local currency as its functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date. Income and expense accounts are translated at the average exchange rates during the year. Resulting translation adjustments are recorded as a separate component of accumulated OCI.

Transaction gains and losses that arise from the exchange rate changes on transactions denominated in a currency other than the local currency are included in “Other income, net” in the consolidated statements of operations. We recognized a foreign currency gain of $744,000 in 2010 primarily related to purchases denominated in US dollars made by our Thailand operation.

Engineering and Process Development

Our engineers and technicians are responsible for the implementation of new technologies, as well as process and product development and improvements. Expenditures related to these activities totaled $51,059,000 in 2010, $61,545,000 in 2009 and $75,043,000 in 2008. Of these amounts, $21,429,000 in 2010, $26,776,000 in 2009 and $39,711,000 in 2008 are classified as research and development expenses, with the remainder relating to quality, engineering and manufacturing support, classified as cost of sales.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands except per share amounts)

Severance and Other Expenses

A summary of our severance and other expenses as of September 26, 2010, is as follows:

	Severance and Benefits	Other Expenses	Total
Accrual balances, September 30, 2007	$—	$—	$—
Restructuring charges	1,061	—	1,061
Cash payments	(1,061)	—	(1,061)

Accrual balances, September 28, 2008	$—	$—	$—
Restructuring charges	28,731	855	29,586
Cash payments	(28,731)	(855)	(29,586)

Accrual balances, September 27, 2009	$—	$—	$–
Restructuring charges	3,674	—	3,674
Cash payments	(2,524)	—	(2,524)

Accrual balances, September 26, 2010	$1,150	$—	$1,150

During the third quarter of 2008, we took actions to reduce operating costs, including eliminating approximately 80 positions company-wide. The workforce reduction resulted in a charge for severance expenses of $1,061,000, which was fully paid during the third quarter of 2008.

In response to weakened demand for suspension assemblies and due to changing and uncertain market and economic conditions, we took actions to reduce our cost structure in 2009. During the first quarter of 2009, we announced a restructuring plan that included eliminating positions company-wide. During January 2009, we eliminated approximately 1,380 positions. The workforce reduction resulted in a charge for severance and other expenses of $19,527,000, which was included in our financial results for the thirteen weeks ended December 28, 2008. As of June 28, 2009, the full amount of that severance had been paid.

During the second quarter of 2009, in response to further weakened demand for suspension assemblies, we took actions to further restructure the company and reduce our overall cost structure in our Disk Drive Components Division. We closed our Sioux Falls, South Dakota, facility at the end of June 2009 and consolidated the related suspension assembly operations into our Eau Claire, Wisconsin, and Hutchinson, Minnesota, sites. The assembly operations consolidation resulted in a net elimination of approximately 220 positions. In addition, we consolidated photoetching operations into our Hutchinson, Minnesota, site and trace operations into our Eau Claire, Wisconsin, site to achieve improvements in efficiency and facility utilization and to reduce operating costs. We also reduced the workforce in our components operation in Eau Claire, Wisconsin, by approximately 100 positions. Our total workforce reductions, including these reductions in Sioux Falls, South Dakota, and Eau Claire, Wisconsin, and the approximately 1,380 positions we eliminated in the first quarter of 2009, total approximately 1,700 positions. The second quarter 2009 workforce reductions resulted in a charge for severance and other expenses of $4,787,000, which was paid by the end of 2009.

During the third quarter of 2009, we took additional actions to further restructure the company to adjust to market conditions and the expected phase out of suspension assembly shipments to our customer, Seagate Technology. The restructuring actions included eliminating approximately 300 additional positions, bringing our overall employment to about 2,500 positions at the end of the third quarter of 2009. The third quarter 2009 workforce reductions resulted in charges for severance and other expenses of $4,894,000 recorded in the third quarter and $378,000 recorded in the fourth quarter of 2009, which were paid by the end of 2009.

During 2009, Other expenses included $855,000 of costs related to the Sioux Falls, South Dakota facility closure and assembly consolidation actions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands except per share amounts)

During the fourth quarter of 2010, we announced actions to reduce costs and preserve cash, including eliminating approximately 80 positions company-wide. The workforce reduction resulted in a charge for severance expenses of $3,674,000, of which, $1,150,000 remains to be paid.

Asset Impairment

During the first quarter of 2009, we recorded non-cash impairment charges of $32,280,000 for the impairment of long-lived assets related to manufacturing equipment in our Disk Drive Components Division’s assembly and component operations. The impairment review was triggered by weakened demand for suspension assemblies, uncertain future market conditions and the restructuring plan as discussed above. In response to these conditions, we made structural changes to consolidate some of our component and assembly manufacturing among our sites.

During the second quarter of 2009, in response to further weakened demand for suspension assemblies, we took actions to further restructure the company and reduce our overall cost structure in our Disk Drive Components Division. We closed our Sioux Falls, South Dakota facility at the end of June 2009 and consolidated the related suspension assembly operations into our Eau Claire, Wisconsin and Hutchinson, Minnesota sites. In addition, we consolidated our Eau Claire, Wisconsin site’s photoetching operations into our Hutchinson, Minnesota site and our Hutchinson, Minnesota site’s trace operations into our Eau Claire, Wisconsin site to achieve improvements in efficiency and facility utilization and to reduce operating costs. As a result of these restructuring actions, we recorded additional non-cash impairment charges of $18,688,000 for the impairment of long-lived assets related to manufacturing equipment in our Disk Drive Components Division’s assembly and component operations.

During the third quarter of 2009, we took additional actions to further restructure the company to adjust to market conditions and the expected phase out of suspension assembly shipments to our customer, Seagate Technology. We recorded additional non-cash impairment charges of $20,841,000 for the impairment of long-lived assets primarily related to assembly manufacturing equipment in our Disk Drive Components Division.

The impairment charges in 2009 were recorded on the line item “Asset impairment charge” within operating expenses due to the assets being deemed excess and no longer utilized due to the restructuring actions discussed above.

During the third quarter of 2010, we recorded non-cash impairment charges of $2,294,000 for the impairment of long-lived assets related to the manufacturing and selling of InSpectra StO2 Systems in our BioMeasurement Division. The impairment review was triggered by slower than expected sales growth based on the current pace of adoption of the InSpectra StO2 System and spending constraints in health care markets world-wide, along with our planned operating changes within the BioMeasurement Division. As we evaluated the impact of these changes on our forecast of future operating results in our BioMeasurement Division, we determined that the recorded values of many of the assets in this division were no longer deemed recoverable. Since these assets are no longer expected to generate future positive cash flows in excess of the recorded values, the assets were impaired but will continue to be used on an ongoing basis. Accordingly, for 2010, we recorded impairment charges related to these assets as shown in the following line items on our consolidated statements of operations:

Cost of sales	$1,110,000
Research and development expenses	394,000
Selling, general and administrative expenses	790,000

Total	$2,294,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands except per share amounts)

When indicators of impairment exist and assets are held for use, we estimate future undiscounted cash flows attributable to the assets. In the event such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair values based on the expected discounted future cash flows attributable to the assets or based on appraisals. Factors affecting impairment of assets held for use include the ability of the specific assets to generate positive cash flows. Changes in any of these factors could necessitate impairment recognition in future periods for other assets held for use.

Litigation Charge

During 2008, we recorded a litigation charge of $2,003,000 related to the settlement of a class action lawsuit. The lawsuit challenged our pay practices pertaining to the time certain production employees spend gowning and ungowning at the beginning and end of their shifts and meal breaks. The charge was comprised of settlement payments to these employees and payment of their attorney’s fees and expenses. The full amount of the litigation has been paid.

Income Taxes

We account for income taxes in accordance with FASB guidance on accounting for income taxes. As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheets. We must then assess the likelihood that our deferred tax assets will be realized based on future taxable income, and to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or change this allowance in a period, we must include an expense or a benefit within the tax provision in our consolidated statement of operations.

Significant judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our deferred tax assets. Valuation allowances arise due to the uncertainty of realizing deferred tax assets. At September 26, 2010, and September 27, 2009, we had valuation allowances of $168,991,000 and $147,889,000, respectively. The FASB guidance requires that companies assess whether valuation allowances should be established against their deferred tax assets based on the consideration of all available evidence, using a “more likely than not” standard. In making such assessments, significant weight is to be given to evidence that can be objectively verified. A company’s current or previous losses are given more weight than its future outlook. Under the guidance, our three-year historical cumulative loss was a significant negative factor. This loss, combined with uncertain near-term market and economic conditions, reduced our ability to rely on our projections of future taxable income in determining whether a valuation allowance is appropriate. Accordingly, we concluded that a full valuation allowance was appropriate. We will continue to assess the likelihood that our deferred tax assets will be realizable, and our valuation allowance will be adjusted accordingly, which could materially impact our financial position and results of operations.

Earnings per Share

Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding during the year. Diluted earnings per share identifies the dilutive effect of potential common shares using net income available to common shareholders and is computed (i) using the treasury stock method for outstanding stock options and the if-converted method for the $150,000,000 aggregate principal amount of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands except per share amounts)

the 2.25% Convertible Subordinated Notes that were retired in March of 2010 (the “2.25% Notes”), and (ii) in accordance with FASB guidance relating to the effect of contingently convertible instruments on diluted earnings per share for the $225,000,000 aggregate principal amount of 3.25% Convertible Subordinated Notes due 2026 (the “3.25% Notes”). A reconciliation of these amounts is as follows:

	2010	2009	2008
Net loss	$(58,922)	$(168,707)	$(106,867)
Plus: Interest expense on convertible subordinated notes	—	—	—
Less: Additional profit-sharing expense and income tax provisions	—	—	—

Net loss available to common shareholders	$(58,922)	$(168,707)	$(106,867)

Weighted-average common shares outstanding	23,362	23,214	24,411
Dilutive potential common shares	—	—	—

Weighted-average diluted shares outstanding	23,362	23,214	24,411

Basic loss per share	$(2.52)	$(7.27)	$(4.38)
Diluted loss per share	$(2.52)	$(7.27)	$(4.38)

Options to purchase 3,903,000, 3,570,000 and 3,394,000 shares were not included in the 2010, 2009 and 2008 computations of diluted earnings per share, respectively, because they would have been anti-dilutive.

Diluted loss per share for 2010 excludes potential common shares of 187,000 using the treasury stock method and potential common shares of 667,000 using the if-converted method for the 2.25% Notes, as they were antidilutive. Diluted loss per share for 2009 excludes potential common shares of 80,000 using the treasury stock method and potential common shares of 3,044,000 using the if-converted method for the 2.25% Notes, as they were antidilutive. Diluted loss per share for 2008 excludes potential common shares of 3,346,000 using the treasury stock method and potential common shares of 5,027,000 using the if-converted method for the 2.25% Notes, as they were antidilutive.

Subsequent Events

We evaluated subsequent events after the balance sheet date through the date the consolidated financial statements were issued. We did not identify any additional material events or transactions occurring during this subsequent event reporting period that required further recognition or disclosure in these consolidated financial statements.

2. Financing Arrangements

Short- and Long-Term Debt

	2010	2009
3.25% Notes	$197,500	$197,500
Debt discount	(22,580)	(31,036)
2.25% Notes	—	45,554
Eau Claire building mortgage	945	2,497
UBS Credit Line	—	55,699
Capital lease obligation	606	—

Total debt	176,471	270,214
Less: Current maturities	(1,280)	(102,804)

Total long-term debt	$175,191	$167,410

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands except per share amounts)

In January 2006, we issued $225,000,000 aggregate principal amount of the 3.25% Notes, which mature in 2026. The 3.25% Notes were issued pursuant to an Indenture dated as of January 25, 2006 (the “Indenture”). Interest on the 3.25% Notes is payable on January 15 and July 15 of each year, which began on July 15, 2006. Issuance costs of $6,029,000 were capitalized and are being amortized over seven years in consideration of the holders’ ability to require us to repurchase all or a portion of the 3.25% Notes on January 15, 2013, as described below.

We have the right to redeem for cash all or a portion of the 3.25% Notes on or after January 21, 2011 at specified redemption prices, as provided in the Indenture, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date. Holders of the 3.25% Notes may require us to purchase all or a portion of their 3.25% Notes for cash on January 15, 2013, January 15, 2016 and January 15, 2021, or in the event of a fundamental change, at a purchase price equal to 100% of the principal amount of the 3.25% Notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the purchase date.

Under certain circumstances, holders of the 3.25% Notes may convert their 3.25% Notes based on a conversion rate of 27.4499 shares of our common stock per $1,000 principal amount of 3.25% Notes (which is equal to an initial conversion price of approximately $36.43 per share), subject to adjustment. Upon conversion, in lieu of shares of our common stock, for each $1,000 principal amount of 3.25% Notes a holder will receive an amount in cash equal to the lesser of (i) $1,000, or (ii) the conversion value, determined in the manner set forth in the Indenture, of the number of shares of our common stock equal to the conversion rate. If the conversion value exceeds $1,000, we also will deliver, at our election, cash or common stock or a combination of cash and common stock with respect to the remaining common stock deliverable upon conversion. If a holder elects to convert such holder’s 3.25% Notes in connection with a fundamental change that occurs prior to January 21, 2011, we will pay, to the extent described in the Indenture, a make-whole premium by increasing the conversion rate applicable to such 3.25% Notes.

During September 2009, we spent $19,987,000 to repurchase $27,500,000 par value of our 3.25% Notes on the open market using our available cash and cash equivalents, at an average discount to face value of approximately 27 percent. At the time of repurchase the notes had a book value of $23,139,000, which includes the par value of the notes, offset by the remaining debt discount of $4,361,000. We have $197,500,000 par value of the 3.25% Notes outstanding. Upon completion of the repurchases, the repurchased 3.25% Notes were cancelled. The resulting gain of $2,792,000 was included in our consolidated financial statements.

In February 2003, we issued and sold $150,000,000 aggregate principal amount of the 2.25% Notes. The remaining outstanding 2.25% Notes matured and were retired on March 15, 2010. During 2009, we spent $89,525,000 to repurchase $104,446,000 par value of our 2.25% Notes on the open market using our available cash and cash equivalents, at varying discounts to face value. After the repurchases, we had $45,554,000 par value of the 2.25% Notes outstanding. Upon completion of the repurchases, the repurchased 2.25% Notes were cancelled. The resulting gain of $14,461,000 is included in our consolidated financial statements.

During 2010, we spent $11,488,000 to repurchase $11,500,000 par value of our 2.25% Notes on the open market using our available cash and cash equivalents. Upon completion of the repurchases, the repurchased 2.25% Notes were cancelled. The resulting gain of $6,000 was included in our consolidated financial statements. On the maturity date of March 15, 2010, we used available cash and cash equivalents to pay par value of $34,054,000 to retire all of the remaining outstanding 2.25% Notes. None of the 2.25% Notes remain outstanding.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands except per share amounts)

During the first quarter of 2006, we purchased the assembly manufacturing building (which we previously leased) at our Eau Claire, Wisconsin, manufacturing site, together with related equipment, for $12,924,000, which included the assumption of a mortgage by us with a 7.15% interest rate that matures in April 2011. At September 26, 2010, the mortgage balance totaled $945,000.

We also lease some manufacturing equipment that has been treated as a capital lease for accounting purposes. The present value of the minimum quarterly payments resulted in an initial $686,000 lease obligation and related leased asset.

Contractual maturities of short- and long-term debt subsequent to September 26, 2010, are as follows:

2011	$1,280
2012	271
2013	197,500
2014	—
2015	—
Thereafter	—

$199,051

3. Income Taxes

The (benefit) provision for income taxes consists of the following:

	2010	2009	2008
Current:
Federal	$(2,046)	$(530)	$(1,777)
Foreign	447	307	—
State	14	14	(12)
Deferred	—	—	62,498

	$(1,585)	$(209)	$60,709

In the fourth quarter of 2008, we recorded a charge of $76,610,000 related to establishing a full valuation allowance against our deferred tax assets. The guidance requires that companies assess whether valuation allowances should be established against their deferred tax assets based on the consideration of all available evidence, using a “more likely than not” standard. In making such assessments, significant weight is given to evidence that can be objectively verified. A company’s current or previous losses are given more weight than its future outlook. Under that standard, our three-year historical cumulative loss was a significant negative factor. This loss, combined with uncertain near-term market and economic conditions, reduced our ability to rely on our projections of future taxable income in determining whether a valuation allowance is appropriate. Accordingly, we concluded that a full valuation allowance is appropriate. We will continue to assess the likelihood that our deferred tax assets will be realizable, and our valuation allowance will be adjusted accordingly, which could materially impact our financial position and results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands except per share amounts)

The deferred provision (benefit) is composed of the following:

	2010	2009	2008
Asset bases, lives and depreciation methods	$19,637	$(4,217)	$11,716
Reserves and accruals not currently deductible	(3,489)	5,166	(6,175)
Tax credits and net operating loss (“NOL”) carryforwards	(34,189)	(58,591)	(18,201)
Deferred tax liability on 3.25% Notes	(3,059)	(4,831)	(3,139)
Valuation allowance	21,100	62,473	78,297

	$—	$—	$62,498

A reconciliation of the statutory federal income tax rate to the effective tax rate is as follows:

	2010	2009	2008
Statutory federal income tax rate	(35.0)%	(35.0)%	(35.0)%
Effect of:
State income taxes, net of federal income tax benefits	—	—	(1.0)
Foreign income taxes, net of federal income tax benefits	0.8	0.4	0.1
Valuation allowance on deferred tax assets and/or use of tax credits	30.9	35.1	165.1
Other permanent differences	0.7	(0.4)	1.9
Other adjustments	—	—	0.1

	(2.6)%	0.1%	131.2%

The following table shows the significant components of our deferred tax assets:

	2010	2009
Current deferred tax assets:
Receivable allowance	$132	$178
Inventories	7,089	3,979
Accruals and other reserves	2,652	3,165
Valuation allowance	(9,873)	(7,322)

Total current deferred tax assets	—	—
Long-term deferred tax assets:
Property, plant and equipment	9,543	29,180
Deferred income	5,659	4,720
Tax credits	30,674	32,912
NOL carryforwards	121,269	84,841
3.25% Notes	(8,027)	(11,086)
Valuation allowance	(159,118)	(140,567)

Total long-term deferred tax assets	—	—

Total deferred tax assets	$—	$—

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At September 26, 2010, our deferred tax assets included $30,674,000 of unused tax credits, of which $3,468,000 can

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands except per share amounts)

be carried forward indefinitely and $27,206,000 expire at various dates beginning in 2018. In addition, at September 26, 2010, our deferred tax assets included $121,269,000 of NOL carryforwards that will begin to expire in 2021 if not otherwise used by us. As of September 26, 2010, we had an estimated NOL carryforward of approximately $334,362,000 for United States federal tax return purposes. A valuation allowance of $168,991,000 has been recognized to offset the related deferred tax assets due to the uncertainty of realizing the deferred tax assets before they expire. Gross unrecognized tax benefits as of September 26, 2010 and September 27, 2009 were $7,516,000 and $7,519,000, respectively. For 2010, $6,977,000 of our gross unrecognized tax benefits would decrease our effective tax rate if realized.

A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is as follows:

2010
Gross unrecognized tax benefits at September 27, 2009	$7,519,000
Gross increases in tax positions for prior year	—
Gross decreases in tax positions for prior year	(106,000)
Gross increases in tax positions for current year	103,000
Fiscal 2009 settlements	—
Lapse in statute of limitations	—

Gross unrecognized tax benefits at September 26, 2010	$7,516,000

Our policy is to record interest expense and penalties within the provision for income taxes on the consolidated statements of operations. No interest expense or penalties have been included in the gross amount of unrecognized tax benefits due to existing tax credits and NOL carryforwards.

The major jurisdictions in which we file income tax returns are United States federal and various states. In the United States federal jurisdiction we are no longer subject to examination for fiscal years prior to 2007. For state jurisdictions we are no longer subject to examination for fiscal years prior to 2006. Although certain years are no longer subject to examinations by the IRS and various state taxing authorities, NOL carryforwards generated in those years may still be adjusted upon examination by the IRS or state taxing authorities if they either have been or will be used in a future period.

The timing of the resolution of uncertain tax positions is dependent on numerous factors and therefore is highly uncertain; however, we believe it is unlikely that the gross unrecognized tax benefits would materially change in the next 12 months.

4. Fair Value of Financial Instruments

We follow fair value measurement accounting with respect to (i) nonfinancial assets and liabilities that are recognized or disclosed at fair value in our financial statements on a recurring basis, and (ii) all financial assets and liabilities.

The fair value measurement guidance defines fair value, establishes a framework for measuring fair value and expands disclosure requirements about fair value measurements. Under the guidance, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands except per share amounts)

the asset or liability, developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect our assumptions about the factors market participants would use in valuing the asset or liability, developed based upon the best information available in the circumstances. The fair value hierarchy prescribed by the guidance is broken down into three levels as follows:

Level 1—	Unadjusted quoted prices in an active market for the identical assets or liabilities at the measurement date.

Level 2—

Other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly, including:

•    Quoted prices for similar assets or liabilities in active markets;

•    Quoted prices for identical or similar assets in nonactive markets;

•    Inputs other than quoted prices that are observable for the asset or liability; and

•    Inputs that are derived principally from or corroborated by other observable market data.

Level 3—	Unobservable inputs that reflect the use of significant management judgment. These values are generally determined using pricing models for which assumptions utilize management’s estimates of market participant assumptions.

The following table provides information by level for assets and liabilities that are measured at fair value on a recurring basis.

	Fair Value Measurements at September 26, 2010
	Level 1	Level 2	Level 3
Assets
Available-for-sale
Corporate notes	$17,869	$—	$—
US government debt securities	15,894	—	—
Certificates of deposit	11,539	—	—
Commercial paper	3,597	—	—

Total Assets	$48,899	$—	$—

The following table reconciles the September 27, 2009 and September 26, 2010 balances for items measured at fair value on a recurring basis in the table above that used Level 3 inputs.

	ARS	Rights Offering	Total
Balances at September 27, 2009	$86,207	$4,037	$90,244
Net realized gain included in other income	3,718	(4,037)	(319)
Unrealized gain included in OCI	(2,169)	—	(2,169)
Sales and redemptions	(87,756)	—	(87,756)

Balances at September 26, 2010	$—	$—	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands except per share amounts)

	Fair Value Measurements at September 27, 2009
	Level 1	Level 2	Level 3
Assets
Trading securities
Marketable securities—ARS	$—	$—	$61,891
Available-for-sale
Corporate notes	17,786	—	—
US government debt securities	6,177	—	—
Certificates of deposit	3,729	—	—
Commercial paper	2,696	—	—
Marketable securities—ARS	—	—	24,316
Rights Offering (described in Note 1 above)	—	—	4,037
Derivatives	—	196	—

Total Assets	$30,388	$196	$90,244

The following table reconciles the September 28, 2008 and September 27, 2009 balances for items measured at fair value on a recurring basis in the table above that used Level 3 inputs.

	ARS	Rights Offering	Total
Balances at September 28, 2008	$92,166	$—	$92,166
Net realized gain included in other income	353	4,037	4,390
Unrealized gain included in OCI	2,169	—	2,169
Sales and redemptions	(8,481)	—	(8,481)

Balances at September 27, 2009	$86,207	$4,037	$90,244

For receivables, accounts payable and accrued expenses, we believe that the carrying amounts approximate fair value because of their short-term nature.

Cash and Cash Equivalents

The fair value is based on quoted market prices.

Short- and Long-Term Debt

The fair values of our 3.25% Notes and 2.25% Notes are estimated based on the closing market price of the respective Notes as of the end of the fiscal year. The estimated fair values of our short- and long-term debt are as follows:

	2010		2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
2.25% Notes	$—	$—	$45,554	$44,757
3.25% Notes	197,500	144,669	197,500	152,075
UBS Credit Line	—	—	55,699	55,699
Eau Claire building mortgage	945	945	2,497	2,497

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands except per share amounts)

5. Employee Benefits

In March 2009, our board of directors approved the suspension of our employee stock purchase plan, effective April 1, 2009. Prior to this date, our employee stock purchase plan provided for the sale of our common stock at discounted purchase prices. The cost per share under this plan was 85% of the lesser of the fair market value of our common stock on the first or last day of the purchase period, as defined.

Stock Options

As of September 26, 2010, we had an option plan under which up to 6,750,000 common shares are reserved for issuance. Under the plan, options may be granted to any employee, including our officers, and to our non-employee directors, and have been granted with an exercise price equal to the closing sale price of a share of our common stock on the NASDAQ Global Select Market on the date the options were granted. Options also may be granted to certain non-employees at a price not less than the closing sale price of a share of our common stock on the NASDAQ Global Select Market on the date the options were granted. Options generally expire ten years from the date of grant or at an earlier date as determined by the committee of our board of directors that administers the plan. Options granted under the plan before November 2005 generally became exercisable in full one year from the date of grant, and options granted since November 2005 generally become exercisable two to three years from the date of grant.

We recorded stock-based compensation expense, included in selling, general and administrative expenses, of $3,462,000, $4,244,000 and $5,976,000 for 2010, 2009 and 2008, respectively. As of September 26, 2010, $3,772,000 of unrecognized compensation costs related to non-vested awards is expected to be recognized over a weighted-average period of approximately 13 months.

We use the Black-Scholes option pricing model to determine the weighted-average fair value of options. The weighted-average fair value of options granted during 2010, 2009 and 2008 was $5.41, $1.89 and $12.72, respectively. The fair value of options at the date of grant and the weighted-average assumptions utilized to determine such values are indicated in the following table:

	2010	2009	2008
Risk-free interest rate	2.6%	1.9%	3.6%
Expected volatility	80%	60%	45%
Expected life (in years)	7.3	7.7	7.8
Dividend yield	—	—	—

The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of our stock options. We considered historical data in projecting expected stock price volatility. We estimated the expected life of stock options and stock option forfeitures based on historical experience.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands except per share amounts)

Option transactions during 2010 are summarized in the following table:

	Number of Shares	Weighted- Average Exercise Price ($)	Weighted- Average Remaining Contractual Life (yrs.)
Outstanding at September 27, 2009	3,570,323	21.08	5.5
Granted	1,042,211	7.36
Exercised	—	—
Expired/Canceled	(701,625)	15.73

Outstanding at September 26, 2010	3,910,909	18.39	5.8

Options exercisable at September 26, 2010	2,272,003	25.76	3.8

The aggregate intrinsic value at year-end of our stock options (the amount by which the market price of the stock on the date of exercise exceeded the exercise price of the option) outstanding for 2010, 2009 and 2008 was $197,000, $2,601,000 and $0, respectively. The aggregate intrinsic value at year-end of our stock options exercisable for 2010, 2009 and 2008 was $0, $0 and $0, respectively.

The following table summarizes the status of options that remain subject to vesting:

	Number of Shares	Weighted- Average Grant Date Fair Value ($)
Nonvested at September 27, 2009	1,323,730	7.45
Granted	1,042,211	5.46
Vested	(550,572)	12.80
Canceled	(176,464)	6.08

Nonvested at September 26, 2010	1,638,905	5.13

The following table summarizes information about stock options outstanding at September 26, 2010:

	Options Outstanding			Options Exercisable
Range of Exercise Prices ($)	Number Outstanding	Weighted- Average Remaining Contractual Life (yrs)	Weighted- Average Exercise Price ($)	Number Exercisable	Weighted- Average Exercise Price ($)
3.03 – 5.00	564,150	8.2	3.03	—	—
5.01 –10.00	865,747	9.2	7.34	—	—
10.01 – 20.00	256,460	1.0	18.62	241,460	18.79
20.01 – 25.00	979,692	3.6	23.19	979,692	23.19
25.01 – 30.00	723,285	6.3	26.80	529,276	27.02
30.01 – 45.06	521,575	3.7	32.53	521,575	32.53

Total	3,910,909	5.8	18.39	2,272,003	25.76

Employee Benefit Plans

Effective June 2009, we suspended our employer contributions to our defined contribution plan. Prior to the suspension, our contributions to the plan were $4,998,000 in 2009 and $8,986,000 in 2008.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands except per share amounts)

We sponsor a self-insured comprehensive medical and dental plan for qualified employees that is funded by contributions from plan participants and from us. Contributions are made through a Voluntary Employee’s Benefit Association Trust. We recognized expense related to these plans of $13,128,000 in 2010, $18,158,000 in 2009 and $23,902,000 in 2008.

6. Commitments and Contingencies

Operating and Capital Leases

We are committed under various operating lease agreements. Total rent expense under these operating leases was $4,314,000 in 2010, $9,858,000 in 2009 and $14,134,000 in 2008.

We lease some manufacturing equipment that has been treated as a capital lease for accounting purposes. The present value of the minimum quarterly payments resulted in an initial $686,000 lease obligation and related leased asset.

Future minimum payments for all operating leases and capital leases with initial or remaining terms of one year or more subsequent to September 26, 2010 are as follows:

	Operating Leases	Capital Leases
2011	$4,270	$385
2012	3,162	263
2013	2,342	—
2014	932	—
2015	456	—
Thereafter	—	—

Total minimum lease payments	$11,162	$648

Amount representing interest		$(42)
Present value of minimum lease payments		$606

Legal Proceedings

We and certain users of our products have from time to time received, and may in the future receive, communications from third parties asserting patents against us or our customers which may relate to certain of our manufacturing equipment or products or to products that include our products as a component. In addition, certain of our customers have been sued on patents having claims closely related to products sold by us. If any third party makes a valid infringement claim and a license were not available on terms acceptable to us, our operating results could be adversely affected. We expect that, as the number of patents issued continues to increase, and as we grow, the volume of intellectual property claims could increase. We may need to engage in litigation to enforce patents issued or licensed to us, protect trade secrets or know-how owned by us or determine the enforceability, scope and validity of the intellectual property rights of others. We could incur substantial costs in such litigation or other similar legal actions, which could have a material adverse effect on our results of operations.

We are a party to certain claims arising in the ordinary course of business. In the opinion of our management, the outcome of such claims will not materially affect our current or future financial position or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands except per share amounts)

7. Supplementary Cash Flow Information

	2010	2009	2008
Changes in operating assets and liabilities:
Receivables, net	$16,415	$37,882	$12,751
Inventories	(6,690)	28,902	(15,276)
Other assets	1,758	3,615	(761)
Accounts payable and accrued expenses	(6,743)	(18,927)	529
Other long-term liabilities	(434)	(1,303)	175

	$4,306	$50,169	$(2,582)

Cash paid (refund) for:
Interest (net of amount capitalized)	$14,805	$9,994	$10,194
Income taxes	443	240	(458)
Non-cash investing activities:
Capital expenditures in accounts payable	1,683	656	3,149

Capitalized interest was $1,071,000 in 2010, $589,000 in 2009 and $966,000 in 2008. Interest is capitalized using an overall borrowing rate for assets that are being constructed or otherwise produced for our own use. Interest capitalized during 2010 was primarily for additional TSA+ flexure production capacity, establishing a Thailand assembly operation and tooling and manufacturing equipment for new process technology and capability improvements.

During the first quarter of 2006, we purchased the assembly manufacturing building (which we previously leased) at our Eau Claire, Wisconsin, manufacturing site, together with related equipment, for $12,924,000, which included the assumption of a mortgage by us.

Purchase price of building and related equipment	$12,924
Cash paid for building and related equipment	(5,069)

Mortgage assumed	$7,855

At September 26, 2010, the mortgage balance totaled $945,000.

8. Other Comprehensive Income

Other comprehensive income

The components of accumulated OCI, net of income taxes, are as follows:

	September 26, 2010	September 27, 2009
Available-for-sale securities	$209	$2,237
Derivatives	—	266
Foreign currency translation	667	—

Total accumulated other comprehensive income	$876	$2,503

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands except per share amounts)

Derivatives

The purpose of our commodity hedging activities is to protect the values of our cash flows that are exposed to commodity price movement and reduce commodity price-related volatility in our consolidated statements of operations. We have established policies governing our use of derivative instruments. It is our policy to enter into derivative transactions only to the extent true exposures exist. We do not use derivative instruments for trading or speculative purposes, nor are we party to any leveraged derivative instruments or any instruments for which the fair market values are not available from independent third parties. We manage counter-party risk by entering into derivative contracts only with major financial institutions with investment grade credit ratings. The terms of certain derivative instruments contain a credit clause under which each party has a right to settle at market if the other party is downgraded below investment grade.

We evaluate hedge effectiveness at inception and on an ongoing basis, taking into account whether the derivatives used in the hedging transaction have been highly effective in offsetting changes in the cash flows of hedged items and whether those derivatives may be expected to remain highly effective in future periods. Effectiveness for cash flow hedges is assessed based on forward rates.

We discontinue hedge accounting when (i) it is determined that the derivative is no longer highly effective in offsetting changes in the cash flows of a hedged item (including hedged items such as firm commitments or forecasted transactions); (ii) the derivative expires, is sold or terminated; (iii) it is no longer probable that the forecasted transaction will occur; or (iv) our management determines that designating the derivative as a hedging instrument is no longer appropriate. The gain or loss on a derivative is generally reclassified to net income immediately upon discontinuation. When hedge accounting is discontinued but the derivative remains outstanding, we carry the derivative at its fair value on the balance sheet and recognize future changes in its fair value as cost of sales.

The fair values of these hedge contracts are recorded on our consolidated balance sheets in “Other current assets” or “Accrued expenses,” as appropriate. The effective portion is reflected in accumulated OCI. The amount is net of tax, with a full valuation allowance recorded against it. The gains and losses on these contracts are recorded in cost of sales as the commodity is consumed. Ineffectiveness is calculated as the amount by which the change in fair value of the derivatives exceeds the change in fair value of the anticipated commodity purchases and is recorded in cost of sales.

During 2008 and 2009, we entered into contracts to hedge gold commodity price risks through February 2010. The contracts essentially established a fixed price for the underlying commodity and were designated and qualified as effective cash flow hedges of purchases of gold. Actual amounts ultimately reclassified to net income are dependent on the average monthly London PM gold fix rates in effect when our outstanding contracts mature.

As of September 26, 2010, we did not have any outstanding derivative contracts on our consolidated balance sheet.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands except per share amounts)

The following table summarizes the gross activity in OCI related to these contracts:

	2010	2009
Beginning of period unrealized gain (loss) in accumulated OCI	$266	$(1,037)
(Increase) decrease in fair value of derivative instruments	(195)	463
(Loss) gains reclassified from OCI into cost of sales	(373)	1,796
Gains on dedesignated derivative instruments reclassified from OCI into cost of sales	—	571
Settlements	302	(1,527)

End of period unrealized gain in accumulated OCI	$—	$266

Foreign Currency Translation

Our Thailand operation uses their local currency as their functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date. Income and expense accounts are translated at the average exchange rates during the year. Resulting translation adjustments are recorded as a separate component of accumulated OCI.

9. Shareholders’ Equity

Stock Repurchase Program

On February 4, 2008, we announced that our board of directors had approved a share repurchase program authorizing us to spend up to $130,000,000 to repurchase shares of our common stock from time to time in the open market or through privately negotiated transactions. As of September 28, 2008, we had spent $57,632,000 to repurchase 3,600,000 shares at an average price of $16.21. The maximum dollar value of shares that may yet be purchased under the share repurchase plan is $72,368,000. All of our repurchases during 2008 were made in the open market. There were no repurchases during 2009 or 2010.

10. Share Rights Plan

In July 2010, our board of directors declared a dividend of one common share purchase right for each outstanding share of common stock held by shareholders of record as of the close of business on August 10, 2010. Under certain conditions, each right may be exercised to purchase one-tenth of a share of common stock at an exercise price of $3.00, subject to adjustment. The rights generally will become exercisable after any person or group acquires beneficial ownership of 15% or more of our common stock or announces a tender or exchange offer that would result in that person or group beneficially owning 15% or more of our common stock. If any person or group becomes a beneficial owner of 15% or more of our common stock, each right will entitle its holder (other than the 15% owner) to purchase, at an adjusted exercise price equal to ten times the previous purchase price, shares of our common stock having a market value of two times the right’s adjusted exercise price.

The rights, which do not have voting rights, expire in on August 10, 2020 and may be redeemed by us at a price of $0.001 per right, subject to adjustment, at any time prior to their expiration or a person’s or group’s acquisition of beneficial ownership of at least 15% of our common stock. In certain circumstances, at the option of our Board of Directors, we may exchange the rights for shares of our common stock, delay or temporarily suspend the exercisability of the rights or reduce the stock-ownership threshold of 15% to not less than 10%.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands except per share amounts)

In the event that we are acquired in certain merger or other business-combination transactions, or sell 50% or more of our assets or earnings power, each holder of a right shall have the right to receive, at the right’s adjusted exercise price, common shares of the acquiring company having a market value of twice the right’s adjusted exercise price.

11. Segment Reporting

We follow the provisions of FASB guidance, which establish annual and interim reporting standards for an enterprise’s business segments and related disclosures about each segment’s products, services, geographic areas and major customers. The method for determining what information to report is based on the way management organizes the operating segments within a company for making operating decisions and assessing financial performance. Our Chief Executive Officer is considered to be our chief operating decision maker.

We have determined that we have two reportable segments: the Disk Drive Components Division and the BioMeasurement Division. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

The following table represents net sales by product for each reportable segment:

	2010	2009	2008
Net sales:
Disk Drive Components Division
Suspension assemblies	$337,931	$397,942	$621,948
Other products	6,844	8,325	8,628

Total Disk Drive Components Division	344,775	406,267	630,576

BioMeasurement Division	2,414	1,755	1,043

	$347,189	$408,022	$631,619

The following table represents operating loss for each reportable segment:

	2010	2009	2008
Loss from operations:
Disk Drive Components Division	$(24,027)	$(152,032)	$(7,936)
BioMeasurement Division	(23,959)	(23,485)	(22,662)

	$(47,986)	$(175,517)	$(30,598)

The following table represents long-lived assets for each reportable segment:

	2010	2009	2008
Long-lived assets:
Disk Drive Components Division	$257,739	$276,283	$411,139
BioMeasurement Division	494	3,053	3,949

	$258,233	$279,336	$415,088

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands except per share amounts)

The following table represents depreciation expenses for each reportable segment:

	2010	2009	2008
Depreciation and amortization expense:
Disk Drive Components Division	$50,619	$75,132	$110,404
BioMeasurement Division	1,230	1,434	1,452

	$51,849	$76,566	$111,856

Sales to foreign locations were as follows:

	2010	2009	2008
Foreign-based enterprises	$157,611	$182,417	$263,346
Foreign subsidiaries of United States corporations	182,474	217,900	360,843

	$340,085	$400,317	$624,189

The majority of these foreign location sales were to the Pacific Rim region. In addition, we had significant sales to United States corporations that used our products in their offshore manufacturing sites.

Revenue assigned based on product shipment location and long-lived assets by geographic area are as follows:

	2010	2009	2008
Revenue:
Thailand	$174,627	$211,960	$360,842
Hong Kong	114,541	152,068	215,291
Japan	—	14,299	40,386
Philippines	32,725	5,954	—
China	9,365	7,789	6,248
Malaysia	7,847	5,940	—
United States	7,104	7,705	7,430
Other foreign countries	980	2,307	1,422

	$347,189	$408,022	$631,619

Long-lived assets:
United States	$242,704	$278,334	$413,343
Other foreign countries	15,529	1,002	1,745

	$258,233	$279,336	$415,088

Sales to customers in excess of 10% of net sales are as follow:

	2010	2009	2008
Western Digital Corporation	43%	36%	29%
SAE Magnetics, Ltd./TDK Corporation	37	39	34
Seagate Technology, LLC	10	18	29

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(Columnar dollar amounts in thousands except per share amounts)

12. Summary of Quarterly Information (unaudited)

The following table summarizes unaudited financial data for 2010 and 2009. The price range per share reflects the highest and lowest bids as quoted on the NASDAQ Global Select Market during each quarter.

	2010 by Quarter				2009 by Quarter
	First	Second	Third	Fourth	First	Second	Third	Fourth
Net sales	$108,256	$87,614	$77,293	$74,026	$119,671	$79,004	$106,105	$103,242
Gross profit (loss)	20,777	7,315	4,907	(34)	(133)	(11,774)	1,977	17,464
Income (loss) from operations	3,129	(11,320)	(15,332)[1]	(24,463)[2]	(77,239)[3]	(57,637)[3]	(42,783)[3]	2,142	[3]
(Loss) income before income taxes	(32)	(15,111)	(18,419)	(26,945)	(65,954)[4]	(60,116)	(44,548)[4]	1,702	[4]
Net income (loss)	2,220	(15,590)	(18,500)	(27,052)	(66,219)	(59,912)	(44,333)	1,757
Net income (loss) per share:
Basic	0.10	(0.67)	(0.79)	(1.16)	(2.88)	(2.59)	(1.90)	0.08
Diluted	0.09	(0.67)	(0.79)	(1.16)	(2.88)	(2.59)	(1.90)	0.08
Price range per share:
High	9.98	11.40	7.98	5.11	11.58	4.30	2.95	8.51
Low	5.82	5.96	4.22	2.74	1.80	1.28	1.53	1.81

[1]

During the third quarter of 2010, we recorded $2,294,000 for asset impairments. The impairments were triggered by slower than expected sales growth based on the current pace of adoption of the InSpectra StO2 System and spending constraints in health care markets world-wide, along with our planned operating changes within the BioMeasurement Division.

[2]	During the fourth quarter of 2010, we recorded $3,674,000 for severance and other costs.
[3]

During the first, second, third, and fourth quarters of 2009, we recorded $19,527,000, $4,787,000, $4,894,000 and $378,000, respectively, for severance and other expenses. In addition, during the first, second and third quarters of 2009, we recorded $32,280,000, $18,688,000 and $20,841,000, respectively, for asset impairments. The impairments were triggered by weakened demand for suspension assemblies and uncertain future market conditions.

[4]	During the first, third and fourth quarters of 2009, we recorded a gain of $12,175,000, $1,923,000 and $3,155,000, respectively, for the extinguishment of long-term debt.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Hutchinson Technology Incorporated:

We have audited the accompanying consolidated balance sheets of Hutchinson Technology Incorporated and subsidiaries (the “Company”) as of September 26, 2010 and September 27, 2009, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended September 26, 2010. Our audits also included the financial statement schedule listed in the Index at Item 15(a)2. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at September 26, 2010 and September 27, 2009, and the results of their operations and their cash flows for each of the three years in the period ended September 26, 2010, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for convertible debt instruments that may be settled in cash upon conversion for all periods presented.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of September 26, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated December 10, 2010, expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

December 10, 2010

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Hutchinson Technology Incorporated and Subsidiaries

	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Other Changes Add (Deduct)	Balance at End of Period
	(In thousands)
2008:
Allowance for doubtful accounts receivable	$19	$13	$—	$32
Reserve for sales returns and allowances	397	4,046	(3,744)[1]	699

	$416	$4,059	$(3,744)	$731

2009:
Allowance for doubtful accounts receivable	$32	$192	$—	$224
Reserve for sales returns and allowances	699	1,158	(1,582)[1]	275

	$731	$1,350	$(1,582)	$499

2010:
Allowance for doubtful accounts receivable	$224	$74	$(179)[2]	$119
Reserve for sales returns and allowances	275	868	(890)[1]	253

	$499	$942	$(1,069)	$372

[1]	Returns honored and credit memos issued.
[2]	Uncollectible accounts receivable written off.

HUTCHINSON TECHNOLOGY INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS – UNAUDITED

(In thousands, except shares and per share data)

	March 27, 2011	September 26, 2010
ASSETS
Current assets:
Cash and cash equivalents	$45,828	$55,639
Short-term investments including $4,980 and $4,174 restricted (Note 3)	15,825	48,899
Trade receivables, net	35,781	47,629
Other receivables	7,832	7,849
Inventories	57,421	53,568
Other current assets	1,263	2,353

Total current assets	163,950	215,937

Property, plant and equipment, net	240,325	258,233
Other assets	5,892	5,542

Total assets	$410,167	$479,712

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Current liabilities:
Current maturities of long-term debt	$463	$1,280
Accounts payable	9,313	15,788
Accrued expenses	6,869	8,593
Accrued compensation (Note 8)	19,949	12,911

Total current liabilities	36,594	38,572

Convertible subordinated notes	146,470	174,920
Long-term debt, less current maturities	107	271
Other long-term liabilities	1,850	1,271
Shareholders’ equity:
Common stock, $.01 par value, 100,000,000 shares authorized, 23,379,000 and 23,371,000 issued and outstanding	234	234
Additional paid-in capital	420,079	422,089
Accumulated other comprehensive income	786	876
Accumulated loss	(195,953)	(158,521)

Total shareholders’ equity	225,146	264,678

Total liabilities and shareholders’ equity	$410,167	$479,712

See accompanying notes to condensed consolidated financial statements — unaudited.

HUTCHINSON TECHNOLOGY INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – UNAUDITED

(In thousands, except per share data)

	Twenty-Six Weeks Ended
	March 27, 2011	March 28, 2010
Net sales	$131,525	$195,870
Cost of sales (Note 9)	130,499	167,778

Gross (loss) profit	1,026	28,092

Research and development expenses	7,963	10,583
Selling, general and administrative expenses	24,141	25,700
Severance and other expenses (Note 8)	6,725	—

Loss from operations	(37,803)	(8,191)

Other income, net	1,393	820
Interest income	97	937
Gain on extinguishment of debt	5,467	6
Interest expense	(7,449)	(8,359)
Gain (loss) on short- and long-term investments	860	(356)

Loss before income taxes	$(37,435)	$(15,143)
Provision (benefit) for income taxes	$(3)	$(1,773)

Net loss	$(37,432)	$(13,370)

Basic loss per share	$(1.60)	$(0.57)

Diluted loss per share	$(1.60)	$(0.57)

Weighted-average common shares outstanding	23,373	23,359

Weighted-average common and diluted shares outstanding	23,373	23,359

See accompanying notes to condensed consolidated financial statements — unaudited.

HUTCHINSON TECHNOLOGY INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS – UNAUDITED

(In thousands)

	Twenty-Six Weeks Ended
	March 27, 2011	March 28, 2010
OPERATING ACTIVITIES:
Net loss	$(37,432)	$(13,370)
Adjustments to reconcile net loss to cash (used for) provided by operating activities:
Depreciation and amortization (Note 9)	24,596	28,113
Stock-based compensation	1,361	2,031
(Gain) loss on short- and long-term investments	(860)	356
Loss on disposal of assets	384	148
Severance and other expenses (Note 8)	6,647	—
Non-cash interest expense	4,223	4,171
Gain on extinguishment of debt	(5,467)	(6)
Changes in operating assets and liabilities	2,548	9,913

Cash (used for) provided by operating activities	(4,000)	31,356

INVESTING ACTIVITIES:
Capital expenditures	(7,393)	(11,785)
Purchases of short-term investments	(10,800)	(23,618)
Sales/maturities of short-term investments	44,548	41,633

Cash provided by investing activities	26,355	6,230

FINANCING ACTIVITIES:
Repayment of short- and long-term debt	(30,981)	(47,477)
Debt issuance costs	(1,185)	—

Cash used for financing activities	(32,166)	(47,477)

Net decrease in cash and cash equivalents	(9,811)	(9,891)
Cash and cash equivalents at beginning of period	55,639	106,391

Cash and cash equivalents at end of period	$45,828	$96,500

Supplemental cash flow disclosure:
Cash interest paid (net of amount capitalized)	$2,878	$3,806
Income taxes paid	$263	$309

See accompanying notes to condensed consolidated financial statements — unaudited.

HUTCHINSON TECHNOLOGY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

(Columnar dollar amounts in thousands, except per share amounts)

When we refer to “we,” “our,” “us,” the “company” or “HTI,” we mean Hutchinson Technology Incorporated and its subsidiaries. Unless otherwise indicated, references to “2011” mean our fiscal year ending September 25, 2011, references to “2010” mean our fiscal year ended September 26, 2010, and references to “2009” mean our fiscal year ended September 27, 2009.

(1) BASIS OF PRESENTATION

The unaudited condensed consolidated financial statements have been prepared by us pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The information furnished in the unaudited condensed consolidated financial statements includes normal recurring adjustments and reflects all adjustments which are, in the opinion of our management, necessary for a fair presentation of such financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. Although we believe that the disclosures are adequate to make the information presented not misleading, we suggest that these unaudited condensed consolidated financial statements be read in conjunction with the audited financial statements and the notes thereto included in elsewhere in this proxy statement. The quarterly results are not necessarily indicative of the actual results that may occur for the entire fiscal year.

(2) FAIR VALUE MEASUREMENTS

The following table provides information by level for assets and liabilities that are measured at fair value on a recurring basis.

	Fair Value Measurements at March 27, 2011
	Level 1	Level 2	Level 3
Assets
Available-for-sale securities
U.S. government debt securities	$10,713	$—	$—
Corporate notes	2,805	—	—
Certificates of deposit	1,307	—	—
Commercial paper	1,000	—	—

Total assets	$15,825	$—	$—

	Fair Value Measurements at September 26, 2010
	Level 1	Level 2	Level 3
Assets
Available-for-sale securities
Corporate notes	$17,869	$—	$—
U.S. government debt securities	15,894	—	—
Certificates of deposit	11,539	—	—
Commercial paper	3,597	—	—

Total assets	$48,899	$—	$—

The fair value measurement guidance defines fair value, establishes a framework for measuring fair value and expands disclosure requirements about fair value measurements. Under the guidance, fair value is defined as

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability, developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect our assumptions about the factors market participants would use in valuing the asset or liability, developed based upon the best information available in the circumstances. The fair value hierarchy prescribed by the guidance is broken down into three levels as follows:

Level 1 —	Unadjusted quoted prices in an active market for the identical assets or liabilities at the measurement date.

Level 2 —	Other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly, including:

• Quoted prices for similar assets or liabilities in active markets;

• Quoted prices for identical or similar assets in nonactive markets;

• Inputs other than quoted prices that are observable for the asset or liability; and

• Inputs that are derived principally from or corroborated by other observable market data.

Level 3 —	Unobservable inputs that reflect the use of significant management judgment. These values are generally determined using pricing models for which assumptions utilize management’s estimates of market participant assumptions.

(3) INVESTMENTS

Our short-term investments are comprised of United States government debt securities, corporate notes, certificates of deposit and commercial paper. We account for securities available for sale in accordance with Financial Accounting Standards Board (“FASB”) guidance regarding accounting for certain investments in debt and equity securities, which requires that available-for-sale and trading securities be carried at fair value. Unrealized gains and losses deemed to be temporary on available-for-sale securities are reported as other comprehensive income (“OCI”) within shareholders’ investment. Realized gains and losses and decline in value deemed to be other than temporary on available-for-sale securities are included in “Gain (loss) on short- and long-term investments” on our condensed consolidated statements of operations. Fair value of the securities is based upon quoted market prices in active markets or estimated fair value when quoted market prices are not available. The cost basis for realized gains and losses on available-for-sale securities is determined on a specific identification basis. We classify our securities available-for-sale as short- or long-term based upon management’s intent and ability to hold these investments.

A summary of our investments as of March 27, 2011, is as follows:

	Cost Basis	Gross Realized		Gross Unrealized		Recorded Basis
		Gains	Losses	Gains	Losses
Available-for-sale securities
Short-term investments
Marketable securities	$15,802	$—	$—	$23	$—	$15,825

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

A summary of our investments as of September 26, 2010, is as follows:

	Cost Basis	Gross Realized		Gross Unrealized		Recorded Basis
		Gains	Losses	Gains	Losses
Available-for-sale securities
Short-term investments
Marketable securities	$48,690	$—	$—	$209	$—	$48,899

As of March 27, 2011, our short-term investments mature within one year.

As of March 27, 2011, and September 26, 2010, we had $4,980,000 and $4,174,000, respectively, of short-term investments that are restricted in use. These amounts covered outstanding letters of credit and a security for our self-insured workers compensation programs.

(4) TRADE RECEIVABLES

We grant credit to our customers, but generally do not require collateral or any other security to support amounts due. Trade receivables of $35,781,000 at March 27, 2011, and $47,629,000 at September 26, 2010, are net of allowances of $169,000 and $372,000, respectively. As of March 27, 2011, allowances of $169,000 consisted of a $73,000 allowance for doubtful accounts and a $96,000 allowance for sales returns. As of September 26, 2010, allowances of $372,000 consisted of an $119,000 allowance for doubtful accounts and a $253,000 allowance for sales returns.

We generally warrant that the products sold by us will be free from defects in materials and workmanship for a period of one year or less following delivery to our customer. Upon determination that the products sold are defective, we typically accept the return of such products and refund the purchase price to our customer. We record a provision against revenue for estimated returns on sales of our products in the same period that the related revenues are recognized. We base the allowance on historical product returns, as well as existing product return authorizations. The following table reconciles the changes in our allowance for sales returns under warranties:

September 26, 2010	Decreases in the Allowance Related to Warranties Issued	Reductions in the Allowance for Returns Under Warranties	March 27, 2011
$253	$(34)	$(123)	$96

(5) INVENTORIES

Inventories are valued at the lower of cost (first-in, first-out method) or market by analyzing market conditions, current sales prices, inventory costs and inventory balances. Inventories consisted of the following at March 27, 2011, and September 26, 2010:

	March 27, 2011	September 26, 2010
Raw materials	$26,341	$24,559
Work in process	15,282	10,601
Finished goods	15,798	18,408

	$57,421	$53,568

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(6) SHORT- AND LONG-TERM DEBT

Short- and long-term debt consisted of the following at March 27, 2011, and September 26, 2010:

	March 27, 2011	September 26, 2010
3.25% Notes	$122,206	$197,500
3.25% debt discount	(11,156)	(22,580)
8.50% Notes	40,000	—
8.50% debt discount	(4,580)	—
Eau Claire building mortgage	128	945
Capital lease obligations	442	606

Total debt	147,040	176,471
Less: Current maturities	(463)	(1,280)

	$146,577	$175,191

In January 2006, we issued $225,000,000 aggregate principal amount of 3.25% Convertible Subordinated Notes due 2026 (the “3.25% Notes”), which mature in 2026. The 3.25% Notes were issued pursuant to an Indenture dated as of January 25, 2006 (the “Indenture”). Interest on the 3.25% Notes is payable on January 15 and July 15 of each year, which began on July 15, 2006. Issuance costs of $6,029,000 were capitalized and are being amortized over seven years in consideration of the holders’ ability to require us to repurchase all or a portion of the 3.25% Notes on January 15, 2013, as described below.

We have the right to redeem for cash all or a portion of the 3.25% Notes on or after January 21, 2011 at specified redemption prices, as provided in the Indenture, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date. Holders of the 3.25% Notes may require us to purchase all or a portion of their 3.25% Notes for cash on January 15, 2013, January 15, 2016 and January 15, 2021, or in the event of a fundamental change, at a purchase price equal to 100% of the principal amount of the 3.25% Notes to be repurchased plus any accrued but unpaid interest, to but excluding the purchase date.

Under certain circumstances, holders of the 3.25% Notes may convert their 3.25% Notes based on a conversion rate of 27.4499 shares of our common stock per $1,000 principal amount of 3.25% Notes (which is equal to an initial conversion price of approximately $36.43 per share), subject to adjustment. Upon conversion, in lieu of shares of our common stock, for each $1,000 principal amount of 3.25% Notes a holder will receive an amount in cash equal to the lesser of (i) $1,000, or (ii) the conversion value, determined in the manner set forth in the Indenture, of the number of shares of our common stock equal to the conversion rate. If the conversion value exceeds $1,000, we also will deliver, at our election, cash or common stock or a combination of cash and common stock with respect to the remaining common stock deliverable upon conversion.

In February 2011, we completed an offer to exchange for new securities or purchase for cash a portion of our outstanding 3.25% Notes (the “Tender/Exchange Offer”). In connection with the Tender/Exchange Offer, we issued $40,000,000 aggregate principal amount of 8.50% Convertible Senior Notes due 2026 (the “8.50% Notes”) pursuant to an indenture dated as of February 11, 2011. The 8.50% Notes are senior in right of payment to any of our existing and future subordinated indebtedness, including the 3.25% Notes that remain outstanding. Interest is payable on the 8.50% Notes on January 15 and July 15 of each year, beginning July 15, 2011. The 8.50% Notes mature on January 15, 2026. Each $1,000 principal amount of the 8.50% Notes is convertible into 116.2790 shares of our common stock (which is equal to an initial conversion price of approximately $8.60 per share), subject to adjustment. The 8.50% Notes were recorded at a carrying value which represents the fair value of debt of $35,300,000 with the difference being recorded as a debt discount of $4,700,000. The debt discount will be amortized using the effective interest rate method. Issuance costs of $1,449,000 were capitalized. The

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

debt discount and issuance costs are being amortized over four years in consideration of the holders’ ability to require us to repurchase all or a portion of the 8.50% Notes on January 15, 2015, as described below.

We have the right to redeem the 8.50% Notes (i) on or after January 15, 2013 to, but excluding, January 15, 2015, if the closing price of our common stock equals or exceeds 150% of the conversion price, and (ii) at any time on or after January 15, 2015, in either case in whole or in part, for cash equal to 100% of the principal amount of the 8.50% Notes to be redeemed plus any accrued but unpaid interest to but excluding the redemption date. Holders of the 8.50% Notes may require us to repurchase all or a portion of their 8.50% Notes at par on each of January 15, 2015, January 15, 2016 and January 15, 2021 for cash equal to 100% of the principal amount of the 8.50% Notes to be repurchased plus any accrued but unpaid interest to but excluding the repurchase date. If a fundamental change occurs, each holder of 8.50% Notes will have the right to require us to repurchase all or any portion of that holder’s 8.50% Notes for cash equal to 100% of the principal amount of the 8.50% Notes to be repurchased plus any accrued but unpaid interest to but excluding the repurchase date.

As a result of the Tender/Exchange Offer, we retired an aggregate principal amount of $75,294,000 of the 3.25% Notes in February 2011. We made cash payments of $30,000,000 for the purchase of $35,294,000 aggregate principal amount of the 3.25% Notes and we issued $40,000,000 aggregate principal amount of the 8.50% Notes in exchange for $40,000,000 aggregate principal amount of the 3.25% Notes. A total of $122,206,000 principal amount of the 3.25% Notes remains outstanding after completion of the Tender/Exchange Offer. We determined that the Tender/Exchange Offer was a substantial debt modification and applied debt extinguishment accounting. The difference between the fair value and the carrying value of the liability component of our debt at the date of extinguishment was recorded as a $5,467,000 gain on extinguishment of debt for the thirteen weeks ended March 27, 2011. The difference between the fair value of the debt extinguished and the liability component was applied as reacquisition of the equity component, which resulted in a $3,371,000 reduction to additional paid-in capital.

In May 2008, the FASB issued authoritative guidance for accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). This guidance specifies that convertible debt instruments that may be settled in cash upon conversion shall be separately accounted for by allocating a portion of the fair value of the instrument as a liability and the remainder as equity. The excess of the principal amount of the liability component over its carrying amount shall be amortized to interest cost over the effective term. The provisions of this guidance apply to our 3.25% Notes. We adopted the provisions of this guidance beginning in our first quarter of 2010. This guidance requires us to recognize additional (non-cash) interest expense based on the market rate for similar debt instruments that do not contain a comparable conversion feature.

The adoption of this guidance required us to allocate the original $225,000,000 proceeds received from the issuance of our 3.25% Notes between the applicable debt and equity components. Accordingly, we allocated $160,584,000 of the proceeds to the debt component of our 3.25% Notes and $40,859,000, net of deferred taxes of $23,557,000, to the equity conversion feature. Subsequent to the original issuance date of the 3.25% Notes, a full valuation allowance was recorded against our deferred tax assets (see Note 10 for discussion of income taxes). The debt component allocation was based on the estimated fair value of similar debt instruments without a conversion feature as determined by using a discount rate of 8.75%, which represents our estimated borrowing rate for such debt as of the date of our 3.25% Notes issuance. The difference between the cash proceeds associated with our 3.25% Notes and the debt component was recorded as a debt discount with a corresponding offset to additional paid-in-capital, net of applicable deferred taxes, representing the equity conversion feature. The debt discount that we recorded is being amortized over seven years, the expected term of our 3.25% Notes (January 19, 2006 through January 15, 2013), using the effective interest method resulting in additional non-cash interest expense. As of March 27, 2011, the remaining period over which the debt discount will be amortized is approximately two years.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

The carrying amounts of our 3.25% Notes included in our condensed consolidated balance sheets were as follows:

	March 27, 2011	September 26, 2010
Principal balance	$122,206	$197,500
Debt discount	(11,156)	(22,580)

Convertible subordinated notes, net	$111,050	$174,920

We have recorded the following interest expense related to our 3.25% Notes in the periods presented:

	Twenty-Six Weeks Ended
	March 27, 2011	March 28, 2010
Coupon rate of interest (cash interest)	$2,915	$3,227
Debt discount amortization (non-cash interest)	4,103	4,172

Total interest expense for the 3.25% Notes	$7,018	$7,399

During the first quarter of 2006, we purchased the assembly manufacturing building (which we previously leased) at our Eau Claire, Wisconsin, manufacturing site, together with related equipment, for $12,924,000, which included the assumption of a mortgage by us with a 7.15% interest rate that matures in April 2011. At March 27, 2011, the mortgage balance totaled $128,000.

We lease some manufacturing equipment that has been treated as a capital lease for accounting purposes. The present value of the minimum quarterly payments under these leases resulted in an initial $686,000 of related leased assets. The outstanding lease obligations as of March 27, 2011 were $442,000.

As of March 27, 2011, we had fixed rate debt of $162,334,000. At March 27, 2011, our fixed rate debt had a fair market value of approximately $126,990,000.

(7) OTHER COMPREHENSIVE INCOME

The components of accumulated OCI, net of income taxes (see Note 10 for discussion of income taxes), are as follows:

	March 27, 2011	September 26, 2010
Available-for-sale securities	$23	$209
Foreign currency translation	763	667

Total accumulated OCI	$786	$876

Foreign Currency Translation

Our Thailand operation uses their local currency as its functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date. Income and expense accounts are translated at the average exchange rates during the year. Resulting translation adjustments are recorded as a separate component of accumulated OCI.

Transaction gains and losses that arise from the exchange rate changes on transactions denominated in a currency other than the local currency are included in “Other income, net” in the consolidated statements of operations. We recognized a foreign currency loss of $68,000 for the twenty-six weeks ended March 27, 2011 primarily related to purchases denominated in U.S. dollars made by our Thailand operation.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(8) SEVERANCE AND OTHER EXPENSES

A summary of our severance and other expenses as of March 27, 2011, is as follows:

	Severance and Benefits	Other Expenses	Total
Accrual balances, September 26, 2010	$1,150	$—	$1,150
Cash payments	(860)	—	(860)

Accrual balances, December 26, 2010	$290	$—	$290
Restructuring charges	6,725	—	6,725
Cash payments	(368)	—	(368)

Accrual balances, March 27, 2011	$6,647	$—	$6,647

During the fourth quarter of 2010, we announced actions to reduce costs and preserve cash, including eliminating approximately 80 positions company-wide. The workforce reduction resulted in a charge for severance expenses of $3,674,000. As of March 27, 2011, $28,000 of the $3,674,000 remained to be paid.

During the second quarter of 2011, we announced a manufacturing consolidation and restructuring plan that will consolidate our Hutchinson, Minnesota components operations into our operations in Eau Claire, Wisconsin. We are also taking additional actions to resize the company, reduce costs and improve cash flow. These severance, consolidation and restructuring actions are expected to take place over the next nine months. The consolidation and restructuring actions include eliminating approximately 800 positions from our current U.S. workforce, which totaled 2,076 at the end of the second quarter of 2011. The workforce reductions resulted in charges for severance and other expenses of $6,725,000 which were included in our financial results for the twenty-six weeks ended March 27, 2011. Of the total severance charges, $576,000 was related to our BioMeasurement Division. As of March 27, 2011, $6,619,000 of the $6,725,000 remained to be paid.

As part of the consolidation and restructuring plan, we expect to incur approximately $2,800,000 of future expenses related to consolidation of the Hutchinson components operations into our operations in Eau Claire, Wisconsin. As of March 27, 2011, $2,800,000 of the expenses remained to be paid and was not accrued on our balance sheet as of March 27, 2011.

(9) ASSET IMPAIRMENT

When indicators of impairment exist and assets are held for use, we estimate future undiscounted cash flows attributable to the assets. In the event such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair values based on the expected discounted future cash flows attributable to the assets or based on appraisals. Factors affecting impairment of assets held for use include the ability of the specific assets to generate positive cash flows. Changes in any of these factors could necessitate impairment recognition in future periods for other assets held for use.

During the second quarter of 2011, we announced a manufacturing consolidation and restructuring plan that will consolidate our Hutchinson, Minnesota components operations into our operations in Eau Claire, Wisconsin. We believe the consolidation and restructuring plan, together with our continued operating losses, were a triggering event that required an impairment analysis. Our impairment analysis for the second quarter of 2011 indicated that no charge for impairment was required. Based on our forecast model, there was a cushion in excess of 10% between our expected undiscounted cash flows and the carrying value of our assets. Changes in these estimates could have a material effect on the assessment of long-lived assets.

While our impairment analysis of the long-lived assets did not result in impairment charges, the lives of the Hutchinson, Minnesota components operations long-lived assets were shortened to reflect the consolidation and

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

restructuring plan. This resulted in accelerated depreciation of $724,000 included within cost of sales for the twenty-six weeks ended March 27, 2011. We expect to record accelerated depreciation of $2,210,000 and $216,000 in our third and fourth quarters of 2011, respectively.

(10) INCOME TAXES

We account for income taxes in accordance with FASB guidance on accounting for income taxes. As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheets. We must then assess the likelihood that our deferred tax assets will be realized based on future taxable income, and to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or change this allowance in a period, we must include an expense or a benefit within the tax provision in our consolidated statement of operations.

Significant judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our deferred tax assets. Valuation allowances arise due to the uncertainty of realizing deferred tax assets. At September 26, 2010, we had a valuation allowance of $168,991,000. The FASB guidance requires that companies assess whether valuation allowances should be established against their deferred tax assets based on the consideration of all available evidence, using a “more likely than not” standard. In making such assessments, significant weight is to be given to evidence that can be objectively verified. A company’s current or previous losses are given more weight than its future outlook. Under the guidance, our three-year historical cumulative loss was a significant negative factor. This loss, combined with uncertain near-term market and economic conditions, reduced our ability to rely on our projections of future taxable income in determining whether a valuation allowance is appropriate. Accordingly, we concluded that a full valuation allowance was appropriate. We will continue to assess the likelihood that our deferred tax assets will be realizable, and our valuation allowance will be adjusted accordingly, which could materially impact our financial position and results of operations.

The income tax benefit for the twenty-six weeks ended March 27, 2011 was $3,000 compared to $1,773,000 for the twenty-six weeks ended March 28, 2010. The income tax benefit for the twenty-six weeks ended March 28, 2010, was primarily due to a change in U.S. tax law that enabled us to carry back some of our operating losses to prior years and apply for a refund of taxes paid in those years. This benefit was partially offset by foreign income tax expense.

(11) STOCK-BASED COMPENSATION

Under our 1996 Incentive Plan, stock options were granted to employees, including our officers, and directors at an exercise price not less than the fair market value of our common stock at the date the options are granted. The options granted generally expire ten years from the date of grant or at an earlier date as determined by the committee of our board of directors that administered the plan. Options granted under the plan prior to November 2005 generally were exercisable one year from the date of grant. Options granted under the plan since November 2005 are exercisable two to three years from the date of grant.

On January 20, 2011, our shareholders approved (i) our 2011 Equity Incentive Plan, which authorizes the issuance of 1,200,000 shares of our common stock (plus any shares that remained available on that date for future grants under our 1996 Incentive Plan) for equity-based awards (no further awards will be made under our 1996 Incentive Plan), and (ii) the amendment and restatement of our employee stock purchase plan, to increase the

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

maximum number of shares of our common stock authorized for issuance under that plan by 1,000,000 shares, to a total of 2,500,000, and provide means by which eligible employees of our foreign subsidiaries may participate in that plan.

We recorded stock-based compensation expense, included in selling, general and administrative expenses, of $1,361,000 and $2,031,000 for the twenty-six weeks ended March 27, 2011 and March 28, 2010, respectively. As of March 27, 2011, $3,901,000 of unrecognized compensation expense related to non-vested awards is expected to be recognized over a weighted-average period of approximately 21 months.

We use the Black-Scholes option pricing model to determine the weighted-average fair value of options. The weighted-average fair value of options granted during the twenty-six weeks ended March 27, 2011, and March 28, 2010, were $2.23 and $5.49, respectively. The fair value of options at the date of grant and the weighted-average assumptions utilized to determine such values are indicated in the following table:

	Twenty-Six Weeks Ended
	March 27, 2011	March 28, 2010
Risk-free interest rate	2.3%	2.7%
Expected volatility	80.0%	80.0%
Expected life (in years)	7.2	7.4
Dividend yield	—	—

The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of our stock options. We considered historical data in projecting expected stock price volatility. We estimated the expected life of stock options and stock option forfeitures based on historical experience.

Option transactions during the twenty-six weeks ended March 27, 2011, are summarized as follows:

	Number of Shares	Weighted-Average Exercise Price ($)	Weighted-Average Remaining Contractual Life (yrs.)	Aggregate Intrinsic Value ($)
Outstanding at September 26, 2010	3,910,909	18.39	5.8	197,000
Granted	833,831	3.04
Exercised	—	—
Expired/Canceled	(571,367)	19.56

Outstanding at March 27, 2011	4,173,373	15.16	6.4	—

Options exercisable at March 27, 2011	2,278,776	23.70	4.5	—

The following table summarizes the status of options that remain subject to vesting:

	Number of Shares	Weighted- Average Grant Date Fair Value ($)
Non-vested at September 26, 2010	1,638,907	5.13
Granted	833,831	2.24
Vested	(434,329)	6.16
Canceled	(141,812)	6.07

Non-vested at March 27, 2011	1,894,597	3.55

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

The following table summarizes information concerning currently outstanding and exercisable stock options:

	Options Outstanding			Options Exercisable
Range of Exercise Prices ($)	Number Outstanding	Weighted- Average Remaining Contractual Life (yrs.)	Weighted- Average Exercise Price ($)	Number Exercisable	Weighted- Average Exercise Price ($)
3.03 – 5.00	1,349,138	8.7	3.04	264,138	3.03
5.01 – 10.00	807,097	8.7	7.34	—	—
10.01 – 20.00	25,000	6.9	15.83	22,500	15.98
20.01 – 25.00	875,942	3.1	23.18	875,942	23.18
25.01 – 30.00	655,566	5.8	26.79	655,566	26.79
30.01 – 45.06	460,630	3.2	32.52	460,630	32.52

Total	4,173,373	6.4	15.16	2,278,776	23.70

(12) EARNINGS (LOSS) PER SHARE

Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding during the year. Diluted earnings per share identifies the dilutive effect of potential common shares using net income available to common shareholders and is computed (i) using the treasury stock method for outstanding stock options and the if-converted method for the 8.50% Notes, and (ii) in accordance with FASB guidance relating to the effect of contingently convertible instruments on diluted earnings per share for the 3.25% Notes. A reconciliation of these amounts is as follows:

	Twenty-Six Weeks Ended
	March 27, 2011	March 28, 2010
Net (loss) income	$(37,432)	$(13,370)

Weighted-average common shares outstanding	23,373	23,359
Dilutive potential common shares	—	—

Weighted-average common and diluted shares outstanding	23,373	23,359

Basic (loss) earnings per share	$(1.60)	$(0.57)

Diluted (loss) earnings per share	$(1.60)	$(0.57)

Options to purchase 2,874,000 shares were not included for the twenty-six weeks ended March 27, 2011, and options to purchase 2,686,000 shares were not included for the twenty-six weeks ended March 28, 2010, because they were anti-dilutive.

Diluted loss per share for the twenty-six weeks ended March 27, 2011, excludes potential common shares of 73,000 using the treasury stock method and 4,651,000 using the if-converted method for the 8.50% Notes, as they were anti-dilutive. Diluted loss per share for the twenty-six weeks ended March 28, 2010, excludes potential common shares of 276,000 using the treasury stock method and potential common shares of 1,335,000 using the if-converted method for our $150,000,000 aggregate principal amount of 2.25% Convertible Subordinated Notes that were retired in 2010, as they were anti-dilutive.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

Hutchinson Technology Incorporated and Subsidiaries—(Continued)

(13) SEGMENT REPORTING

We follow the provisions of FASB guidance, which establish annual and interim reporting standards for an enterprise’s business segments and related disclosures about each segment’s products, services, geographic areas and major customers. The method for determining what information to report is based on the way management organizes the operating segments within a company for making operating decisions and assessing financial performance. Our Chief Executive Officer is considered to be our chief operating decision maker.

We have determined that we have two reportable segments: the Disk Drive Components Division and the BioMeasurement Division. The accounting policies of the segments are the same as those described in the summary of significant accounting policies disclosed in our audited financial statements for the fiscal year ended September 26, 2010 included elsewhere in this proxy statement.

The following table represents net sales by product for each reportable segment and operating (loss) income for each reportable segment.

	Twenty-Six Weeks Ended
	March 27, 2011	March 28, 2010
Net sales:
Disk Drive Components Division:
Suspension assemblies	$127,522	$190,944
Other products	2,743	3,730

Total Disk Drive Components Division	130,265	194,674
BioMeasurement Division	1,260	1,196

	$131,525	$195,870

(Loss) income from operations:
Disk Drive Components Division	$(32,177)	$1,976
BioMeasurement Division	(5,626)	(10,167)

	$(37,803)	$(8,191)

(14) SUBSEQUENT EVENTS

We evaluated subsequent events after the balance sheet date through the date the consolidated financial statements were issued. We did not identify any additional material events or transactions occurring during this subsequent event reporting period that required further recognition or disclosure in these consolidated financial statements.

HUTCHINSON TECHNOLOGY INCORPORATED

SPECIAL MEETING OF SHAREHOLDERS

June 17, 2011

9:00 a.m. (Central Time)

40 West Highland Park Drive NE

Hutchinson, Minnesota 55350

Important Notice Regarding the Availability of Proxy Materials for the Special Shareholders Meeting to be Held on June 17, 2011.

The Proxy Statement and form of Proxy Card are available at:

www.htch.com/proxymaterials

The following proxy materials and information are available for you to review online at:

www.htch.com/proxymaterials

•	the Company’s Letter to Shareholders, Notice of Special Meeting and Proxy Statement;
•	the form of Proxy Card; and
•	directions to the Special Meeting and how to vote in person.

Hutchinson Technology Incorporated 40 West Highland Park Drive NE Hutchinson, Minnesota 55350	proxy

This proxy is solicited by the Board of Directors for use at the Special Meeting on June 17, 2011.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Jeffrey W. Green, Wayne M. Fortun and Russell Huffer, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and on any other matters incident to the conduct of the Special Meeting which may come before the Special Meeting and all adjournments.

There are three ways to vote your proxy.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET — http://www.eproxy.com/htch/ — QUICK EASY IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (noon) (CT) on June 16, 2011.
•

Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Follow the simple instructions provided to obtain your records and create an electronic ballot.

VOTE BY TELEPHONE — TOLL FREE — 1-800-560-1965 — QUICK EASY IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (noon) (CT) on June 16, 2011.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Follow the simple instructions provided.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Hutchinson Technology Incorporated, c/o Shareowner Services,SM P.O. Box 64873, St. Paul, MN 55164-0873.

(Continued on other side)

Hutchinson Technology Incorporated	COMPANY #
Shareowner ServicesSM
P.O. Box 64945, St. Paul, MN 55164-0945
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF PROXY CARD.

You may change your vote or revoke your proxy at any time before the Special Meeting by filing with an officer of the Company either a notice of revocation or a duly executed proxy bearing a later date. If you have voted via the Internet or by telephone, you may change your vote by signing on to the website and following the prompts or calling the toll-free number again and following the instructions. If you attend the Special Meeting in person, you may revoke your proxy and vote in person at that time if you so desire.

If you vote by Internet or telephone, please do not mail your proxy card

ò  Please fold here – Do not separate  ò

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Approve the issuance of 8.50% Convertible Senior Notes due 2026 (the “New Notes”) (and the issuance of our common stock upon conversion thereof) in a debt exchange (the “Debt Exchange”) for any and all, but not less than $40 million in aggregate principal amount, of our $122.206 million in aggregate principal amount of outstanding 3.25% Convertible Subordinated Notes due 2026 (the “Old Notes”).	☐ For	☐ Against	☐ Abstain

2.	Approve the removal of certain restrictions on the maximum conversion rate of our outstanding 8.50% Convertible Senior Notes due 2026 that were issued in February 2011 (the “February Notes”) in exchange for the Old Notes and the issuance of additional shares of our common stock upon conversion of the February Notes that may result from the removal of such restrictions, so that the terms of the February Notes will be identical to the terms of the New Notes.	☐ For	☐ Against	☐ Abstain

3.	Approve the issuance of additional 8.50% Convertible Senior Notes due 2026 (and the issuance of our common stock upon conversion thereof) for cash in one or more future private placements or registered offerings (collectively, the “Supplemental Financing”) with an aggregate principal amount of not more than $40 million and that, when combined with the New Notes issued in the Debt Exchange, will not exceed $122.206 million in aggregate principal amount.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

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